As filed with the Securities and Exchange Commission on December 14, 2004

Registration No. [333 -                ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW ROME BANCORP, INC.

(exact name of registrant as specified in its charter)

Delaware	6035	16-1573070
(state or other jurisdiction of incorporation or organization)	(Primary Standard Classification Code Number)	(IRS Employer Identification No.)

100 W. Dominick Street

Rome, New York 13440-5810

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Charles M. Sprock

President and Chief Executive Officer

The Rome Savings Bank

100 W. Dominick Street

Rome, New York 13440-5810

(315) 336-7300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

V. Gerard Comizio, Esq.

Thacher Proffitt & Wood LLP

1700 Pennsylvania Ave, N.W., Suite 800

Washington, D.C. 20006

(202) 347-8400

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	11,925,874	$10.00	$119,258,740	$14,036.75

(1)	Includes the maximum number of shares that may be issued or exchanged in connection with this offering.

The Registrant hereby amends this Registration on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. New Rome Bancorp may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 14, 2004

PROSPECTUS

[LOGO Rome Bancorp]

Proposed Holding Company for The Rome Savings Bank

Up to 6,382,500 Shares of Common Stock

New Rome Bancorp, Inc. is a Delaware corporation that is offering shares of its common stock for sale in connection with the conversion of Rome, MHC from the mutual to the stock form of organization. The shares of common stock we are offering represent the ownership interest in Rome Bancorp, Inc., a Delaware corporation, now owned by Rome, MHC. The existing shares of Rome Bancorp common stock held by the public will be exchanged for shares of common stock of New Rome Bancorp. The number of shares of Rome Bancorp to be exchanged for shares of New Rome Bancorp will be based on an exchange ratio and will depend on the number of new shares we sell in our offering. All shares of common stock are being offered for sale at a price of $10.00 per share. No commission will be charged. For a period of 20 trading days after the offering, we are applying to have shares of our common stock quoted on The Nasdaq Stock Market under the symbol “ROMED”. Thereafter, we are applying to have our trading symbol revert to “ROME”. New Rome Bancorp will be renamed “Rome Bancorp, Inc.” once the conversion and stock offering have been completed.

If you are or were a depositor of The Rome Savings Bank:

•	You may have priority rights to purchase shares of common stock.

If you are currently a stockholder of Rome Bancorp, Inc.:

•	Each of your shares of common stock will be exchanged for between 1.8133 and 2.4533 shares of common stock of New Rome Bancorp.

•	Your percentage ownership interest will remain equivalent to your current percentage ownership interest in Rome Bancorp.

•	You may have the opportunity to purchase additional shares in the offering after subscription offering orders are filled.

If you do not fit either of the categories above, but you are interested in purchasing shares of our common stock:

•	You may have the opportunity to purchase shares after subscription offering orders are filled.

We are offering up to 6,382,500 shares of common stock for sale on a best efforts basis, subject to certain conditions. We may sell up to 7,339,875 shares of common stock because of regulatory considerations, demand for the shares or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 4,717,500 shares in order to complete the offering. The minimum purchase is 25 shares. The offering is expected to terminate at 10:00 a.m., New York time, on                     , 2005. We may extend this termination date without notice to you until                     , 2005, unless the Office of Thrift Supervision approves a later date. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond                     , 2005. If the offering is extended beyond                     , 2005, or the number of shares of common stock to be sold increases above 7,339,875 or below 4,717,500, subscribers will be resolicited. Funds received prior to completion of the offering will be held in an escrow account at The Rome Savings Bank and will earn interest at our passbook savings rate.

Ryan Beck & Co., Inc. will assist us in selling our common stock on a best efforts basis. Ryan Beck & Co., Inc. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Maximum
Number of shares:	4,717,500	6,382,500
Gross offering proceeds:	$47,175,000	$63,825,000
Estimated offering expenses:	$1,728,580	$1,888,420
Estimated net proceeds:	$45,446,420	$61,936,580
Estimated net proceeds per share:	$9.63	$9.70

This investment involves a degree of risk, including the possible loss of principal.

Please read the Risk Factors beginning on page 17.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

RYAN BECK & CO., INC.

For assistance, contact the Stock Information Center at                     .

The date of this prospectus is                     , 2005

[MAP OF THE ROME SAVINGS BANK BRANCH OFFICES]

iii

SUMMARY

The following summary highlights selected information from this document and may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the sections entitled “Risk Factors” and “The Conversion and Stock Offering” and the consolidated financial statements and the notes to the consolidated financial statements before making a decision to invest in our common stock.

In this prospectus, unless we specify otherwise, “New Rome Bancorp,” “our company,” “we,” “us,” and “our” refer to New Rome Bancorp, Inc., a Delaware corporation. “Rome Savings” refer to The Rome Savings Bank, a federal stock savings bank and the wholly-owned subsidiary of Rome Bancorp, Inc., a Delaware corporation. “Rome Bancorp” refers to Rome Bancorp, Inc., a Delaware corporation.

The Companies

Rome, MHC. Rome, MHC is the federally-chartered mutual holding company of Rome Bancorp. Rome, MHC was originally chartered in October 1999 as a New York mutual holding company in connection with Rome Savings’ reorganization into a mutual holding company structure. On April 27, 2004, concurrently with Rome Savings’ conversion to a federal savings bank, Rome, MHC also converted to a federal charter. Rome, MHC currently owns 61.5% of the outstanding shares of Rome Bancorp. The principal business of Rome, MHC is owning more than a majority of the outstanding shares of common stock of Rome Bancorp. Rome, MHC will no longer exist upon completion of the conversion and stock offering.

Rome, MHC’s executive office is located at 100 W. Dominick St., Rome, New York, 13440-5810. Its telephone number at this address is (315) 336-7300.

Rome Bancorp. Rome Bancorp is a Delaware corporation and the mid-tier holding company that owns all of the issued and outstanding shares of common stock of Rome Savings. It was formed on June 9, 1999 in connection with the reorganization of Rome Savings into a mutual holding company structure. In October 1999, Rome Bancorp conducted an initial offering of its common stock. As of September 30, 2004, Rome, MHC owned 61.5% of the outstanding shares of Rome Bancorp’s common stock and the remaining shares of common stock of Rome Bancorp were owned by public stockholders, including The Rome Savings Bank Foundation.

At September 30, 2004, Rome Bancorp had total consolidated assets of $262.2 million, deposits of $207.6 million and stockholders’ equity of $35.6 million. At the close of business on September 30, 2004, Rome Bancorp had 4,227,086 shares of common stock issued and outstanding. Following the conversion, the present Rome Bancorp will cease to exist and will be succeeded by New Rome Bancorp as the sole stockholder of Rome Savings. This stock offering is being made by New Rome Bancorp.

Rome Bancorp’s executive office is located at 100 W. Dominick St., Rome, New York, 13440-5810. Its telephone number at this address is (315) 336-7300.

The Rome Savings Bank. The Rome Savings Bank is a federal stock savings bank and the wholly-owned subsidiary of Rome Bancorp. Rome Savings was originally chartered in 1851 as a New York mutual savings bank. On October 6, 1999, Rome Savings reorganized into a mutual holding company structure. Then, on April 27, 2004, Rome Savings converted to a federal savings bank charter.

Rome Savings conducts its operations mainly through executive offices in Rome, New York and three branch offices located in Oneida County, New York, two of which are located in Rome and one in New Hartford, New York. Rome Savings’ principal business is accepting deposits from the general public and using those deposits to make residential and commercial real estate loans, as well as commercial and consumer loans to individuals and small businesses primarily in Oneida County and elsewhere in New York state. Rome Savings also invests in long and short-term marketable securities and other liquid investments. As of June 30, 2004, Rome Savings maintained a 6.69% share of all Oneida County, New York deposits, ranking it 5th in the size of deposits on Oneida County. Rome Savings also maintained a 44.20% market share of all reported funds in deposits in the City of Rome as of June 30, 2004, making it the largest depository institution in Rome.

Rome Savings’ executive office is located at 100 W. Dominick St., Rome, New York, 13440-5810. Its telephone number at this address is (315) 336-7300.

New Rome Bancorp. We are a newly formed Delaware corporation and currently a wholly-owned subsidiary of Rome Savings. We were formed for the purpose of effectuating the conversion and stock offering described in this prospectus and to satisfy a condition imposed by the Office of Thrift Supervision (“OTS”) as part of the approval granted to Rome Savings and Rome, MHC for them to convert to federal charters. In connection therewith, we are registering our common stock with the United States Securities and Exchange Commission, and will be issuing shares of our common stock, as described in this prospectus, to the existing stockholders of Rome Bancorp as they exchange their shares of Rome Bancorp common stock for shares of our common stock and to new stockholders. These issuances will be part of the conversion and stock offering which will result in the termination of existence of Rome, MHC and Rome Bancorp and our becoming the savings and loan holding company for Rome Savings.

Our executive office is located at 100 W. Dominick St., Rome, New York, 13440-5810. Our telephone number at this address is (315) 336-7300.

Our Operating Strategy

Our operating strategy is to operate and grow a profitable community-oriented financial institution. We seek to accomplish this goal by:

•	operating as an independent community-oriented financial institution;

•	continuing our commitment to the community we serve by maintaining a high level of customer service;

•	growing our diversified loan portfolio within our established conservative underwriting criteria, with a continued commitment to residential lending;

•	increasing core deposits, which includes savings, money market and checking accounts;

•	managing credit risk to maintain our favorable asset quality reflected primarily by a low level of non-performing assets;

•	expanding our branch network;

•	pursuing opportunities for growth in existing and new markets;

•	developing new products and services to offer our customers;

•	maximizing our efficiency and profitability; and

•	adopting a sales culture among our employees.

Our Conversion And Stock Offering

Rome Savings is reorganizing and changing its form of organization from a mutual holding company structure, the mid-tier holding company of which is 38.45% owned by public stockholders, to a stock holding company which will be 100% owned by public stockholders. This reorganization is commonly referred to as a “second-step” conversion. As part of the conversion to a stock holding company, Rome Savings has formed a Delaware corporation as a wholly-owned subsidiary, New Rome Bancorp. This Delaware corporation will become the stock holding company for Rome Savings and will own 100% of the common stock of Rome Savings. The 61.55% ownership interest of Rome, MHC in Rome Bancorp will be offered for sale by New Rome Bancorp in the stock offering. At the conclusion of the conversion and stock offering, current stockholders of Rome Bancorp will exchange their shares of common stock for shares of common stock of New Rome Bancorp based on an exchange ratio and Rome, MHC will cease to exist. Consequently, depositor members will no longer have voting rights. Voting rights in New Rome Bancorp will be vested solely in the public stockholders following the conversion. The management and business operations of Rome Savings will continue after the conversion and stock offering.

This chart shows our structure before the conversion and stock offering:

This chart shows our new structure after the conversion and stock offering:

Reasons For The Conversion And Stock Offering

The conversion and stock offering are intended to provide an additional source of capital not currently available to us. Funds raised in the stock offering will allow us to:

•	increase the liquidity of our common stock;

•	continue programs of dividends or repurchases;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	for general corporate purposes.

Funds raised in the stock offering will allow Rome Savings to better serve the needs of our community by:

•	increasing lending to support continued growth in its loan portfolio;

•	expanding the products and services it currently offers;

•	opening or acquiring additional branch offices;

•	funding additional management and employee stock benefit plans; and

•	for other general corporate purposes, including the possible creation of a commercial bank subsidiary to accept municipal deposits.

The Board of Directors and senior management of Rome, MHC, Rome Bancorp and Rome Savings also believe that the conversion and stock offering will be beneficial to the population within our primary market area. The Board of Directors and senior management believe that, through expanded local stock ownership, current customers and non-customers who purchase common stock will seek to enhance the financial success of Rome Savings through consolidation of their banking business and increased referrals to Rome Savings.

After considering the advantages and risks of the conversion and stock offering, as well as applicable fiduciary duties, the Boards of Directors of Rome, MHC, Rome Bancorp and Rome Savings unanimously approved the conversion and stock offering as being in the best interests of each such institution, the communities they serve and the depositors of Rome Savings.

Terms Of The Stock Offering

We are offering between 4,717,500 and 6,382,500 shares of our common stock to the public. The maximum number of shares that we sell in the stock offering may increase by 15% to 7,339,875 shares as a result of market demand, regulatory considerations or changes in financial markets. Unless the number of shares to be issued is increased to more than 7,339,875 or decreased below 4,717,500, you will not have the opportunity to change or cancel your stock order.

The offering price is $10.00 per share. All new investors will pay the same purchase price per share. No commission will be charged to our subscribers. Ryan Beck, our marketing advisor in connection with the stock offering, will use its best efforts to assist us in selling our stock. Ryan Beck is not obligated to purchase any shares of common stock in the offering.

How We Determined The Offering Range And The $10.00 Price Per Share

The offering range is based on an independent appraisal of the market value of the common stock to be offered. RP Financial, LC, an appraisal firm experienced in appraisals of banks and financial institutions, has estimated as of September 30, 2004 the full market value of the common stock to be between $76.7 million and $103.7 million. This appraisal results in a stock offering of between 4,717,500 and 6,382,500 shares of common stock at an offering price of $10.00 per share. RP Financial’s estimate of our full market value was based in part upon our financial condition and results of operations and the effect of the additional capital raised in this stock offering. RP Financial’s independent appraisal will be updated before we complete our stock offering.

The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganizations of banking institutions and mutual holding companies. The appraisal was based in part on Rome Bancorp’s financial condition and results of operations, the effect of the additional capital raised by the sale of common stock in the offering, and an analysis of a peer group of publicly traded savings bank and thrift holding companies that RP Financial considered comparable to Rome Bancorp. See “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Rome Bancorp based on the 12 months ended September 30, 2004. Compared to the average pricing of the peer group, Rome Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 84.2% on a price-to-earnings basis and a discount of 26.7% on a price-to-tangible book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion.

	Pro Forma price-to-earnings multiple		Pro Forma price-to- tangible book value ratio	Pro forma price-to book value
Rome Bancorp:
Maximum of offering range	41.99	x	109.77%	109.77%
Minimum of offering range	32.23		96.62	96.62
Valuation of peer group companies as of December, 3 2004:
Average	22.80	x	149.68%	142.79%
Median	25.82		151.82	145.64

The independent appraisal does not indicate market value. You should not assume or expect that the valuation of Rome Bancorp as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

Persons Who May Order Stock In The Stock Offering

We are offering shares of our common stock in what we call a “subscription offering” in the order of priority listed below:

(1)	Depositors with accounts at Rome Savings with aggregate balances of at least $50 on September 30, 2003;

(2)	Our employee stock ownership plan;

(3)	Depositors with accounts at Rome Savings with aggregate balances of at least $50 on December 31, 2004; and

(4)	Other depositors of Rome Savings on the voting record date, , 2005.

The shares of common stock not purchased in the subscription offering may be offered to the general public in what we call a “direct community offering,” with preference granted to stockholders of Rome Bancorp as of     , 2005 and then to natural persons residing within Oneida County, New York. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering to the public through a syndicate of broker-dealers managed by Ryan Beck (referred to as a “syndicated community offering”). We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion.

Limits On Your Purchase Of The Common Stock

The minimum number of shares of common stock that you may purchase is 25.

If you are not currently a Rome Bancorp stockholder:

No individual, or person exercising subscription rights through a single qualifying account held jointly, may purchase more than 50,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed 100,000 shares:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you have a financial interest or hold a position; or

•	other persons who may be acting in concert with you.

If you are currently a Rome Bancorp stockholder:

In addition to the above purchase limitation, there is an ownership limitation for stockholders, other than our employee benefit plans. Shares of common stock that you purchase in the offering individually and together with persons acting in concert with you as described above, plus any new shares of New Rome Bancorp common stock you and they receive in exchange for your existing shares of common stock of Rome Bancorp, may not exceed 5% of the total shares to be issued in the stock offering and exchange. Subject to the approval of the OTS, we may increase or decrease the purchase and ownership limitations at any time. For a detailed description of purchase limitations see page 127.

The Exchange Of Rome Bancorp Common Stock

If you are currently a stockholder of Rome Bancorp, the existing publicly traded mid-tier holding company, your shares as of the date of the consummation of the conversion and stock offering will be cancelled and exchanged for new shares of our common stock. The number of shares you receive will be based on an exchange ratio determined as of the closing of the conversion and will depend upon the number of shares we sell in our offering and the final appraised value of Rome Bancorp and Rome, MHC. The number of shares you receive is not dependent on the market price of Rome Bancorp common stock currently outstanding.

The following table shows how many shares a hypothetical owner of Rome Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be sold in this offering		Shares to be exchanged for shares of our common stock		Total shares of common stock to be outstanding after the conversion	Exchange ratio	Shares of our common stock that would be exchanged for 100 shares
	Amount	Percent	Amount	Percent
Minimum	4,717,500	61.55%	2,947,523	38.45%	7,665,023	1.8133	181.33
Midpoint	5,550,000	61.55	3,467,674	38.45	9,017,674	2.1333	213.33
Maximum	6,382,500	61.55	3,987,825	38.45	10,370,325	2.4533	245.33
15% above the maximum	7,339,875	61.55	4,585,999	38.45	11,925,874	2.8213	282.13

If you own shares of Rome Bancorp that are held in “street name,” they will be exchanged without any action on your part. If you are the record owner of shares of Rome Bancorp and hold certificates, you will receive, after the conversion and offering are completed, a transmittal form with instructions to surrender your stock certificates. New certificates of our common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

No fractional shares of our common stock will be issued to any public stockholder of Rome Bancorp upon completion of the conversion. For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

We also will convert options previously awarded under our current stock option plan into options to purchase New Rome Bancorp common stock, with the number and exercise price to be adjusted based on the exchange ratio. At September 30, 2004, there were outstanding options to purchase 115,460 shares. The term and vesting period of the previously awarded options will remain unchanged. If any options are exercised before we complete the offering, this would increase the number of shares outstanding and could affect the exchange ratio. Also, if options are exercised and shares come from authorized but unissued shares, that would further dilute stockholders’ interests; if all existing options were exercised for authorized but unissued shares, stockholders would experience dilution of approximately 2.7% in their ownership interest in New Rome Bancorp. We will also convert shares of common stock held in our existing Employee Stock Ownership Plan (“ESOP”) into our shares of common stock based on the exchange ratio; additionally, our ESOP will purchase up to 4% of the shares in the offering.

Under the law of the State of Delaware and federal regulations, the public stockholders of Rome Bancorp do not have dissenters’ rights or appraisal rights.

How You May Purchase Common Stock

To purchase shares you must deliver a signed and completed original stock order form, accompanied by full payment or deposit account withdrawal authorization as described below, by 10:00 a.m., New York time, on                 , 2005. You may mail your order form in the reply

envelope we have provided. It must be received by our Stock Information Center (not postmarked) by this offering deadline. You may instead hand-deliver your order form to our Stock Information Center, or send it by overnight delivery, to our Stock Information Center at the address noted on the stock order form. You may not mail or deliver stock order forms to any of our branch offices. We are not required to accept photocopies or facsimiles of stock order forms.

In the subscription and community offerings, you may pay for your shares by:

•	Personal check, bank check or money order. Each of these must be made payable directly to “Rome Bancorp.” (Do not endorse third party checks) These will be cashed upon receipt. We will pay interest on these funds at Rome Savings’ passbook rate from the date payment is received until completion or termination of our stock offering. Wire transfers will not be accepted. Cash and third party checks and Rome Savings line of credit checks may not be remitted as payment for your order.

•	Authorized account withdrawal. The stock order form outlines the types of Rome Savings deposit accounts that you may authorize for direct withdrawal. The funds you authorize must be in your account at the time your stock order form is received. Funds will not be withdrawn from your account until the completion of the stock offering and will earn interest at the applicable deposit account rate until such time. However, a hold will be placed on these funds when your stock order form is received, making the designated funds unavailable to you for any purpose. You may authorize funds from a Rome Savings certificate of deposit account without incurring an early withdrawal penalty, with the agreement that the withdrawal is being made for the purchase of shares in the stock offering. You may not authorize withdrawal from Rome Savings IRA deposit accounts.

By regulation, Rome Savings’ IRA deposit accounts are not self-directed and therefore cannot be invested in stock. If you wish to use some or all of the funds in your IRA at Rome Savings, the applicable funds must be transferred to a self-directed IRA account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administration fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders take additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the                 , 2005 offering deadline, for assistance with purchases using your Rome Savings’ IRA deposit account or any other retirement account held with Rome Savings or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

We reserve the right to waive or permit the correction of incomplete or improperly executed stock order forms on a case by case basis, but do not represent that we will do so. Once received by us, you may not change, modify or cancel your order. Our employees and Stock Information Center staff are not responsible for correcting or completing information provided on the stock order forms we receive, including the account information requested for the purpose of verifying subscription rights.

We may not lend funds, or extend a line of credit (including line of credit or overdraft checking), to anyone for the purpose of purchasing shares in the offering.

Delivery Of Stock Certificates

Certificates representing shares of common stock issued in the stock offering will be mailed to the certificate registration address noted on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

If you are currently a stockholder of Rome Bancorp, see “–The Exchange of Rome Bancorp Common Stock” above.

How We Intend To Use The Proceeds From The Stock Offering

Assuming we sell 6,382,500 shares in the stock offering, we intend to distribute the net proceeds from the stock offering as follows:

•	$30,968,290 will be contributed to Rome Savings;

•	$2,553,000 will be contributed to our Employee Stock Ownership Plan; and

•	$28,415,290 will be retained by New Rome Bancorp.

We intend to use the net proceeds retained from the stock offering for programs of dividends and repurchases of our common stock, to finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time) and for other general corporate purposes. Rome Savings may use the proceeds it receives: to increase its lending activities; to expand the products and services it offers; to open or acquire additional branch offices; to fund additional management and employee stock benefit plans and for other general corporate purposes, including the creation of a commercial bank subsidiary to collect municipal deposits. Initially, both we and Rome Savings intend to invest the net proceeds from the stock offering in short-term investments and mortgage-backed securities until these proceeds are deployed for the purposes discussed above.

You May Not Sell Or Transfer Your Subscription Rights

OTS regulations prohibit you from transferring your subscription rights. If you order stock in the subscription offering, you will be required to state on the order form that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares of stock to be issued upon their exercise. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights.

When registering your stock purchase on the order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.

Deadline For Orders Of Common Stock

If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by the Stock Information Center, located at our main office, no later than 10:00, a.m., New York time, on                     . You must submit your order forms by mail using the return envelope provided, overnight courier to the address noted on the order form or by dropping off your order at the Stock Information Center. Order forms cannot be accepted by the branch offices of Rome Savings.

Termination Of The Stock Offering

The subscription offering will terminate at                 , New York time, on                 2005. We expect that the community offering, if any, will terminate at the same time. We may extend this expiration date without notice to you, until                 , unless regulators approve a later date. If the subscription offering and/or community offering are extended beyond                 , we will be required to resolicit subscriptions before proceeding with the stock offering. All further extensions, in the aggregate, may not last beyond                     .

Steps We May Take If We Do Not Receive Orders For The Minimum Number Of Shares

If we do not receive orders for at least 4,717,500 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the purchase limitations. In addition, we may seek regulatory approval to extend the stock offering beyond the                  expiration date, provided that any such extension will require us to resolicit subscriptions received in the stock offering. See “The Conversion and Stock Offering – Limitations on Common Stock Purchases.” If we fail to sell the minimum number of shares, we will return your funds to you with interest, or cancel your deposit account withdrawal authorization.

Purchase By Officers And Directors

We expect our directors and executive officers, together with their associates, to subscribe for 61,000 shares of common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the offering, and including the conversion of existing Rome Bancorp shares, shares held by the ESOP for our directors and officers and stock options exercisable within 60 days of November 1, 2004, our directors and executive officers, together with their associates, are expected to beneficially own approximately 1,389,541 shares of common stock, or 15.41% of our shares to be outstanding based upon the midpoint of the offering range.

Benefits To Management And Potential Dilution To Stockholders Resulting From The Offering

Our ESOP expects to purchase up to 4% of the shares of common stock we sell in the offering, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the ESOP will have a first priority right to purchase a limited amount of additional shares over this maximum. Due to the plan’s purchase of shares in the offering, we will recognize additional compensation expense.

We intend to consider the implementation of two new stock-based compensation plans, which may be combined into a single plan, no earlier than six months after the offering. Stockholder approval of such plans will be required. The stock management recognition plan would be a restricted stock plan that would reserve an amount equal to up to 4.0% of the shares sold in the offering, or up to 255,300 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares of common stock under the management recognition plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.4% in their ownership interest in New Rome Bancorp.

The second plan would be a stock option plan. This plan would allow for the awarding of options to acquire our common stock in an amount equal to up to 10.0% of the shares of common stock in the offering, or up to 638,250 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 5.8% in their ownership interest in New Rome Bancorp. Awards made under these plans would be subject to vesting over a period of years.

The following table summarizes the number of shares and aggregate dollar value of grants that are expected under the new stock management recognition plan and the new stock option plan, if adopted as expected after the offering. A portion of the stock grants shown in the table below may be made to non-executive employees.

	Number of Shares or Options to be Granted			Dilution Resulting From Issuance of Shares For Stock Benefit Plans(1)	Value of Grants(2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering		At Minimum of Offering Range	At Maximum of Offering Range
Management recognition plan	188,700	255,300	4.0%	2.4%	$1,887,000	$2,553,000
Stock option plan	471,750	638,250	10.0	5.8	—	—

Total (3)	660,450	893,550	14.0	7.9	$1,887,000	$2,553,000

(1)	Assumes shares are issued from authorized but unissued shares.

(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. As a result, value can be realized under an option only if the market price of the common stock increases above the option grant price.

(3)	In addition, the outstanding options to purchase 115,460 shares under New Rome Bancorp’s existing stock option plan at September 30, 2004, would be converted into options for 209,363 shares at the minimum of the offering range to 283,258 shares at the maximum.

Market For The Common Stock

Rome Bancorp’s common stock is currently quoted on The Nasdaq National Market under the symbol “ROME.” We have applied to have the common stock of New Rome Bancorp quoted on The Nasdaq National Market under the symbol “ROMED” for a period of 20 trading days after the offering. Thereafter our symbol will revert to “ROME.” See “Market for the Common Stock,” on page 29. Ryan Beck currently intends to remain a market maker in our common stock and, if needed, will assist us in obtaining additional market makers.

Our Policy Regarding Dividends

Rome Bancorp paid a cash dividend of $0.15 per share on November 17, 2004, or $0.60 per share on an annualized basis. After the conversion and stock offering, we expect the initial annualized dividends paid to equal, on a per share pre-offering basis, $0.33, $0.28, $0.24 and $0.21 at the minimum, midpoint, maximum and adjusted maximum offering range, respectively. Those amounts represent an annual dividend yield of 3.30%, 2.80%, 2.40% and 2.10% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their shares of Rome Bancorp common stock. However, the dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

Tax Consequences

As a general matter, the conversion and stock offering will not be taxable transactions, for purposes of federal or state income taxes to Rome, MHC, Rome Bancorp, Rome Savings, persons eligible to subscribe in the subscription offering, or existing stockholders of Rome Bancorp. Existing stockholders of Rome Bancorp who receive cash in lieu of fractional share interest in new shares of New Rome Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Conditions To Completing Conversion And Stock Offering

We are conducting the conversion and stock offering under the terms of our Plan of Conversion. We cannot complete the conversion and stock offering unless:

•	our Plan of Conversion is approved by at least a majority of votes eligible to be cast by members of Rome, MHC (these are depositors of Rome Savings);

•	our Plan of Conversion is approved by at least a majority of the votes cast in person or by proxy at a meeting of stockholders of Rome Bancorp;

•	our Plan of Conversion is approved by at least a majority of the votes eligible to be cast by stockholders of Rome Bancorp, excluding Rome, MHC;

•	we sell at least the minimum number of shares of common stock offered; and

•	we receive approval from the OTS to complete the conversion and stock offering.

Rome, MHC intends to vote its ownership interest in favor of the transaction. At November 1, 2004, it owned 61.5% of the outstanding common stock of Rome Bancorp. On this date, the directors and executive officers of Rome Bancorp and their associates beneficially owned 622,764 shares of Rome Bancorp, or 14.72% of the outstanding shares of common stock. They intend to vote their shares in favor of the Plan of Conversion.

How You May Obtain Additional Information Regarding The Conversion And Stock Offering – Stock Information Center

Our branch personnel may not, by law, assist with investment-related questions about the stock offering. If you have any questions regarding the stock offering or the conversion, please call the Stock Information Center at (         )                 , Monday through Friday between 9:30 a.m. and 4:00 p.m., New York time. The center will be closed on weekends and bank holidays. Our branch offices will not have offering materials and cannot accept completed order forms or proxy cards.

To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver any prospectus later than two days prior to the date. Stock order forms may only be distributed with or preceded by a prospectus.

By signing the stock order form, you are acknowledging your receipt of a prospectus and your understanding that the shares are not a deposit account and are not insured or guaranteed by Rome, MHC, Rome Bancorp, Rome Savings, the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 10:00 a.m., New York time, on              2005, whether or not we have been able to locate each person entitled to subscription rights.

RISK FACTORS

You should consider carefully the following risk factors before deciding whether to invest in our common stock. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related To Our Business

Our Loan Portfolio Includes Loans with a Higher Risk of Loss. Rome Savings originates commercial loans, commercial mortgage loans, consumer loans and residential mortgage loans primarily within its market area, although a number of loans are in other states. Commercial, commercial mortgage and consumer loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. These loans also have greater credit risk than residential real estate for the following reasons:

•	Commercial Mortgage Loans. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•	Commercial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business.

•	Consumer Loans. Consumer loans (such as personal lines of credit) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage or loss.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease. Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We therefore may experience significant loan losses, which could have a material adverse effect on our operating results.

Material additions to our allowance also would materially decrease our net income, and the charge-off of loans may cause us to increase the allowance. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance.

Our emphasis on a diverse loan portfolio has been one of the more significant factors we have taken into account in evaluating our allowance for loan losses and provision for loan losses. If we were to further increase the amount of loans in our portfolio other than traditional real estate loans, we may decide to make increased provisions for loan losses. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs.

Because Rome Savings’ Loans Are Concentrated In A Small Geographical Area, Downturns In Its Local Economy May Affect Its Profitability And Future Growth Possibilities. In recent years, Oneida County has experienced a negative population growth rate. While the local economy has been improving in recent years, it has not enjoyed the rate of economic growth experienced in other parts of the United States. In the event of an economic downturn, we may have greater risk of loan defaults and experience deposit runoff in our primary market area, which could have an adverse impact on our profitability.

Low Demand for Real Estate Loans May Lower Our Profitability. Making loans secured by real estate, including one-to-four family and commercial real estate, is our primary business and primary source of revenue. If customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily securities, earn less income for us than real estate loans. Customer demand for loans secured by real estate could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.

We Depend On Our Executive Officers And Key Personnel To Implement Our Business Strategy And Could Be Harmed By The Loss Of Their Services. We believe that our growth and future success will depend in large part upon the skills of our management team, particularly Charles M. Sprock, our President and Chief Executive Officer. The competition for qualified personnel in the financial services industry is intense, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or attract additional qualified personnel. Although we have an employment agreement with our President and Chief Executive Officer that contains a non-compete provision, the loss of the services of one or more of our executive officers could impair our ability to continue to develop our business strategy. See “Management – Employment Agreement.”

The Implementation Of Stock-Based Benefits Will Increase Our Future Compensation Expense And Reduce Our Earnings, And May Dilute Your Ownership Interest In New Rome Bancorp. We intend to adopt a new stock option plan that will provide for grants to eligible officers and directors of options to purchase common stock of up to 10% of the common stock sold in the stock offering. We also intend to adopt a new management recognition plan that will provide for awards of common stock to eligible officers and directors of up to 4% of the common stock sold in the stock offering. We will fund these plans through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. These plans will increase our future costs of compensating our officers and directors, thereby reducing our earnings. In addition, stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and restricted stock awards.

A Breach Of Information Security Could Negatively Affect Our Business. We depend on data processing, communication and information exchange on a variety of computing platforms and networks and over the internet. We cannot be certain all of our systems are entirely free from vulnerability to attack, despite safeguards we have installed. Additionally, we rely on a variety of third-party service providers for our data and communications needs. If information security is breached, information can be lost or misappropriated, resulting in financial loss or coasts to us or damages to others. These costs or losses could materially exceed our amount of insurance coverage, if any, which would adversely affect our business.

If We Fail To Maintain An Effective System Of Internal Controls, We May Not Be Able To Accurately Report Our Financial Results Or Prevent Fraud. As A Result, Current And Potential Stockholders Could Lose Confidence In Our Financial Reporting, Which Would Harm Our Business And The Trading Price Of Our Stock. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We devote significant attention to establishing and maintaining effective internal controls. We will be in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. Both we and our independent auditors will be testing our internal controls in connection with the Section 404 requirements and could, as part of that documentation and testing, identify areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial reporting processes and related Section 404 reporting requirements. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Any such failure could also adversely affect our assessment of the effectiveness of our “internal control over financial reporting” that will be required when the Section 404 requirements become applicable to us beginning with the filing of our Annual Report on Form 10-K for the year ending December 31, 2005. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the market price of our stock

Risks Related To The Offering

There Can Be No Assurance Of An Active And Liquid Market For Our Common Stock. An active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you of an active trading market for the common stock. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share, or at all.

After The Stock Offering, Our Return On Average Equity Will Be Low Compared To Other Companies. This Could Hurt The Price Of Your Common Stock. We will not be able to deploy all of the increased capital from this stock offering into high-yielding earning assets immediately. Our ability to leverage our new capital profitably will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short-term investments and mortgage-backed securities, which generally have lower yields than loans. This will reduce our return on average equity to a level that will be lower than our historical ratios.

Stock Market Volatility May Affect The Price Of Your Common Stock. Publicly traded stocks have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After your shares begin trading, the trading price of your common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of us, and general industry and economic conditions. If market volatility continues, it may affect the price of your common stock.

You May Not Revoke Your Decision To Purchase Our Common Stock After You Send Us Your Subscription. If you change your mind about exercising your rights or subscribing for shares of our common stock, you may not revoke or reduce the amount of your exercise or subscription after you send in your subscription forms and payment.

In The Future, We May Issue Additional Shares Of Common Stock Or Securities Convertible Into Common Stock To Raise Additional Capital. If We Are Able To Sell Such Shares, They May Be Issued At A Price That Dilutes The Book Value Of Shares Outstanding At That Time. We may make future offerings at a price that dilutes the book value of shares outstanding at that time. Any raise of additional capital would most likely be caused by the Rome Savings’ regulatory capital requirements. Our future capital requirements will depend on many factors including:

•	the growth in Rome Savings’ interest-earning assets;

•	loan quality;

•	the cost of deposits and any necessary borrowings; and

•	the costs associated with our growth, such as increased salaries and employee benefits expense and office and occupancy costs.

If these or other factors cause Rome Savings’ capital levels to fall below the minimum regulatory requirements, or if Rome Savings’ existing sources of cash from operations are insufficient to fund its activities or future growth plans, we may need to raise additional capital. If such need arises and we are unable to raise capital, we may not be able to continue our growth strategy and management will be required to reorient its long term strategy. There can be no assurance that we will be able to generate or attract additional capital in the future on favorable terms. In addition, future issuances of stock may cause dilution in our earnings per share and will dilute your ownership interest.

Our Management Will Have Substantial Discretion Over Investment Of The Offering Proceeds And May Make Investments With Which You Disagree. The net offering proceeds are estimated to range from $45.4 million to $61.9 million at the minimum and the maximum of the offering range, respectively, and management intends to use these funds for general business purposes, giving management substantial discretion over their investment. You may disagree with investments that management makes. See “How We Intend to Use the Proceeds From the Stock Offering.”

Our Ability to Grow May be Limited if We Cannot Make Acquisitions. In an effort to fully deploy the capital we raise in the offering, we intend to seek to expand our banking franchise, internally and by acquiring other financial institutions or branches and other financial services providers. However, we have no specific plans for expansion or acquisitions at this time. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating those institutions or branches. We cannot assure you that we will be able to generate internal growth or identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches.

Our Certificate Of Incorporation, Bylaws And Certain Laws And Regulations May Prevent Transactions You Might Favor, Including A Sale Or Merger Of New Rome Bancorp. Provisions of our Certificate of Incorporation and Bylaws, federal regulations and various other factors may make it more difficult for companies or persons to acquire control of us without the consent of our Board of Directors. It is possible, however, that you would want a takeover attempt to succeed because, for example, a potential buyer could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Office of Thrift Supervision regulations. OTS regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the OTS. In addition, the OTS has required, as a condition to approval of the conversion, that Rome Savings maintain a federal thrift charter for a period of three years.

•	Certificate of Incorporation and statutory provisions. Provisions of our Certificate of Incorporation and Bylaws and of Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also make more difficult the removal of our current directors or management, or the election of new directors. These provisions include:

•	limitations on voting rights of the beneficial owners of more than 10% of our common stock;

•	supermajority voting requirements for certain business combinations and changes to some provisions of the Certificate of Incorporation and Bylaws;

•	the election of directors to staggered terms of three years; and

•	provisions regarding the timing and content of stockholder proposals and nominations.

Risks Related To The Banking Industry

We Operate in a Highly Regulated Environment and We May Be Adversely Affected by Changes in Laws and Regulations. We are subject to extensive regulation, supervision and examination by the OTS and by the Federal Deposit Insurance Corporation, as insurer of deposits. Such regulation and supervision governs the activities in which Rome Savings and we may engage and are intended primarily for the protection of the insurance fund and deposits of Rome Savings. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of Rome Savings, the classification of its assets and the adequacy of its allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing holding companies, could have a material impact on the combined operations of us and Rome Savings.

Competition In Our Primary Market Area May Reduce Our Ability To Attract And Retain Deposits And Obtain Loans. We operate in a competitive market for both attracting deposits, which is our primary source of funds, and originating loans. Historically, our most direct competition for savings deposits has come from credit unions, community banks, large commercial banks and thrift institutions in our primary market area. Particularly in times of extremely low or extremely high interest rates, we have faced additional significant competition for investors’ funds from brokerage firms and other firms’ short-term money market securities and corporate and government securities. Our competition for loans comes principally from mortgage bankers, commercial banks, other thrift institutions, and insurance companies. Such competition for the origination of loans may limit our future growth and earnings prospects. Competition for loan originations and deposits may limit our future growth and earnings prospects.

Changes In Interest Rates Could Adversely Affect Our Results Of Operations And Financial Condition. Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities.

We May Be Required To Change The Way We Recognize Expense For Our Stock Options. We account for our stock option plan in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, we recognize compensation expense only if the exercise price of an option is less than the fair value of the underlying stock on the date of the grant. Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation,” encourages the use of a fair-value based method of accounting for employee stock compensation plans, but permits our continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under Statement of Financial Accounting Standards No. 123, the grant date fair value of options is recognized as compensation expense over the vesting period. Our net income will decrease if the Financial Accounting Standards Board requires us to recognize expense using the fair-value based method accounting for stock options. See Note          to the Consolidated Financial Statements.

Recession And World Events Could Affect Our Earnings. The effects of a recession or a weak economy could significantly affect our operations and profitability. For example, higher unemployment and reduced business sales of profits can make it more difficult for borrowers to repay their loans. Similarly, reduced income or confidence can lead consumers to reduce their purchases, and thus reduce loan demand. In addition, we, and the economy as a whole, may be affected by future world events, such as acts of terrorisms, developments in the war on terrorism and U.S. foreign policy.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” which may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	general and local economic conditions;

•	changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition;

•	changes in accounting principles, policies, or guidelines;

•	changes in legislation or regulation; and

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services.

Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the five years in the period ended December 31, 2003 is derived in part from and should be read in conjunction with the consolidated financial statements of Rome Bancorp and the notes thereto presented elsewhere in the prospectus. The information at September 30, 2004 and for the nine months ended September 30, 2004 and 2003 is derived from unaudited financial data but in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the nine month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year.

	SELECTED FINANCIAL AND OTHER DATA (in thousands)
	At September 30,		At December 31,
	2004	2003	2003	2002	2001	2000	1999
Selected Financial Condition Data:
Total assets	$262,211	$267,773	$261,939	$250,075	$247,437	$244,831	$226,827
Loans, net	223,567	201,670	207,656	181,564	167,607	165,846	141,512
Securities	20,900	35,363	29,118	43,207	46,969	49,196	59,792
Total cash and cash equivalents	7,128	19,747	14,055	15,698	23,922	20,800	16,061
Total deposits	207,575	205,471	203,190	194,924	189,216	183,233	183,522
Borrowings	15,080	21,426	18,090	14,920	16,857	19,635	—
Total equity	35,588	36,433	36,639	36,193	36,364	38,047	38,367
Allowance for loan losses	1,911	1,654	1,809	1,730	1,597	1,688	1,776
Non-performing loans	877	1,355	1,406	1,516	755	1,346	487
Non-performing assets	877	1,355	1,608	1,571	755	1,346	670

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Selected Operating Data:
Interest income	$10,725	$11,194	$14,810	$15,509	$17,006	$16,552	$15,549
Interest expense	2,287	2,733	3,614	4,981	7,201	6,820	6,850

Net interest income	8,438	8,461	11,196	10,528	9,805	9,732	8,699
Provision for loan losses	325	250	510	330	325	650	175

Net interest income after provision for loan losses	8,113	8,211	10,686	10,198	9,480	9,082	8,524
Non-interest income:
Service charges and other income	1,196	843	1,165	1,130	1,039	921	910
Net gain (loss) on securities transactions	126	(948)	(693)	132	47	(142)	111

Total non-interest income (loss)	1,322	(105)	472	1,262	1,086	779	1,021
Total non-interest expense	6,846	6,474	8,835	7,707	7,201	7,385	7,486

Income before income taxes	2,589	1,632	2,323	3,753	3,365	2,476	2,059
Income taxes	926	541	786	1,268	1,058	723	613

Net income	$1,663	$1,091	$1,537	$2,485	$2,307	$1,753	$1,446

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Selected Financial Ratios and Other Data (continued)
Performance ratios:
Basic earnings per share	$0.41	$0.26	$0.37	$0.60	$0.52	$0.37	$0.01
Diluted earnings per share	$0.40	$0.26	$0.36	$0.58	$0.51	$0.37	$0.01
Return on average assets	0.84%	0.57%	0.59%	1.00%	0.94%	0.76%	0.64%
Return on average equity	6.11%	3.98%	4.16%	6.86%	6.09%	4.62%	4.52%
Net interest rate spread (tax equivalent)	4.34%	4.31%	4.27%	3.95%	3.42%	3.71%	3.51%
Net interest margin (tax equivalent)	4.67%	4.76%	4.70%	4.56%	4.31%	4.66%	4.31%
Non-interest expense to average assets	3.47%	3.36%	3.42%	3.09%	2.93%	3.21%	3.32%
Efficiency ratio (1)	69.96%	68.38%	70.21%	64.85%	65.05%	67.25%	75.03%
Average interest earning assets to average interest-bearing liabilities	125.66%	128.81%	128.15%	128.68%	129.02%	130.20%	124.57%
Capital Ratios:
Average equity to average assets	13.79%	14.21%	14.29%	14.52%	15.40%	16.49%	14.18%
Equity to total assets at end of period	13.57%	13.61%	13.99%	14.47%	14.70%	15.54%	16.91%
Book value per share	$8.42	$8.52	$8.55	$8.41	$8.22	$8.00	$7.52
Regulatory Capital Ratios:
Core capital (Tier 1 capital)	13.30%	14.56%	13.68%	14.90%	14.54%	15.48%	16.84%
Total Risk-based capital	17.80%	20.29%	19.19%	21.24%	21.75%	24.29%	30.21%
Asset Quality Ratios:
Nonperforming loans as a percent of loans	0.39%	0.67%	0.67%	0.83%	0.45%	0.80%	0.34%
Nonperforming assets as a percent of total assets	0.33%	0.51%	0.61%	0.63%	0.31%	0.55%	0.30%
Allowance for loan losses as a percent of loans	0.85%	0.81%	0.86%	0.94%	0.94%	1.01%	1.24%
Allowance for loan losses as a percent of non-performing loans	217.90%	122.07%	128.66%	114.12%	211.52%	125.41%	364.68%
Other Data:
Number of:
Deposit accounts	34,936	34,111	34,443	32,776	32,446	33,591	33,475
Full service offices	4	4	4	4	4	4	4

Note:	All per share amounts have been adjusted to reflect Rome Bancorp’s three-for-two stock split effective June 16, 2003. Basic and diluted earnings per share for the year ended December 31, 1999 are only from October 6, 1999, the date of Conversion to a stock bank holding company, to the end of the year.

(1)	Non-interest expense divided by the sum of net interest income, the tax equivalent adjustment on tax-exempt municipal securities and other non-interest income.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

The net proceeds will depend on the total number of shares of common stock sold in the stock offering, which will in turn depend on RP Financial’s appraisal, regulatory, and market considerations, and the expenses incurred in connection with the stock offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the stock offering, we estimate that the net proceeds to be between $45.4 million and $61.9 million, or $71.4 million if the stock offering is increased by 15%.

We Intend To Distribute The Net Proceeds From The Stock Offering As Follows:

	Number of Shares Sold
	Minimum 4,717,500 shares	Midpoint 5,550,000 shares	Maximum 6,382,500 shares	Super-Maximum 7,339,875 shares
	(In thousands)
Offering proceeds	$47,175	$55,500	$63,825	$73,399
Less: offering expenses	1,729	1,809	1,888	1,980

Net offering proceeds	45,446	53,691	61,937	71,418
Less:
Proceeds contributed to Rome Savings	22,723	26,845	30,968	35,709
Loan to Employee Stock Ownership Plan	1,887	2,220	2,553	2,936
Proceeds contributed to Rome Savings	20,836	24,626	28,416	32,774

The net proceeds may vary because total expenses relating to the conversion and stock offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the stock offering are adjusted to reflect a change in the estimated pro forma market value of Rome Bancorp and Rome Savings. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by Rome Savings but will result in a reduction of Rome Savings’ deposits and interest expense as funds are transferred from interest bearing certificates of deposit or other deposit accounts.

How We May Use The Proceeds We Retain From The Stock Offering:

Funds raised in the stock offering will allow us to:

•	increase the liquidity of our common stock;

•	continue programs of dividends or repurchases;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	for general corporate purposes.

Funds raised in the stock offering will allow Rome Savings to better serve the needs of our community by:

•	increasing lending, especially to support continued growth in its loan portfolio;

•	expanding the products and services it currently offers;

•	opening or acquiring additional branch offices;

•	funding additional management and employee stock benefit plans; and

•	other general corporate purposes, including the possible creation of a commercial bank subsidiary to accept municipal deposits.

Initially, both Rome Savings and New Rome Bancorp intend to invest the net proceeds from the stock offering in short-term investments and mortgage-backed securities until these proceeds can be deployed for the purposes discussed above.

OUR POLICY REGARDING DIVIDENDS

Rome Bancorp has paid quarterly cash dividends in each quarter since the fourth quarter of 1999. To date, Rome, MHC, as a federal mutual holding company, has waived its right to receive approximately $1.2 million in dividends. Rome, MHC may waive its right to receive dividends until the completion of the conversion and stock offering. This will cause a dilution of the exchange ratio for stockholders of Rome Bancorp. Rome Bancorp paid a cash dividend of $0.15 per share on November 17, 2004, or $0.60 per share on an annualized basis. After the conversion and stock offering, we expect the initial annualized dividends paid to equal on a per share pre-offering basis $0.33, $0.28, $0.24 and $0.21 at the minimum, midpoint, maximum and adjusted maximum offering range, respectively. Those amounts represent an annual dividend yield of 3.30%, 2.80%, 2.40% and 2.10% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their shares of Rome Bancorp common stock. We cannot assure you that we will not reduce or eliminate dividends in the future.

The continued payment of dividends will also depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends or, if we pay dividends, the amount and frequency of these dividends.

The only funds available for the payment of dividends on our capital stock will be cash and cash equivalents held by us, earnings from the investment of proceeds from the sale of common stock retained by us, dividends paid by Rome Savings to us, and borrowings. Rome

Savings will be prohibited from paying cash dividends to us to the extent that any such payment would reduce Rome Savings’ capital below required capital levels or would impair the liquidation account to be established for the benefit of the Rome Savings’ eligible account holders and supplemental eligible account holders at the time of the conversion and stock offering. See “The Conversion and Stock Offering – Effects of Conversion on Effects on Depositors, Borrowers and Members – Effect on Liquidation Rights.”

If we issue preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

Rome Savings’ ability to pay dividends will be governed by the Home Owners’ Loan Act and the regulations of the OTS. Under such statute and regulations, all dividends by a federal savings bank must be paid out of current or retained net profits. In addition, the prior approval of the OTS is required for the payment of a dividend if the total of all dividends declared by a federal savings bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

MARKET FOR THE COMMON STOCK

Rome Bancorp’s common stock is currently quoted on The Nasdaq National Market under the symbol “ROME,” and there is an established market for our common stock. At September 30, 2004, Rome Bancorp had 15 market makers, including Ryan Beck, which intends to remain a market maker in our stock following the stock offering. Ryan Beck will also assist in obtaining other market makers after the stock offering. We have applied to have the common stock of New Rome Bancorp quoted on The Nasdaq National Market under the symbol “ROMED” for a period of 20 days after the offering. Thereafter our symbol will revert to “ROME” on The Nasdaq National Market within 20 days after completion of the stock offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

On May 28, 2003, Rome Bancorp’s Board of Directors authorized a three-for-two stock split in the form of a stock dividend for stockholders of record at the close of business on May 29, 2003, which was paid on June 16, 2003. All historical share and per-share amounts disclosed herein have been restated to give effect to the stock split.

At the close of business on September 30, 2004, there were 4,227,086 shares outstanding. The high bid and low bid prices noted below for the first three quarters of fiscal year 2004 and for the quarters of fiscal years 2002 and 2003 are obtained from The Nasdaq Stock Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	Price Per Share		Cash Dividends Declared
	High Bid	Low Bid
2004
Fourth Quarter
Third Quarter	$31.00	$27.40	.15
Second Quarter	32.00	28.50	.15
First Quarter	36.00	27.51	.073

2003
Fourth Quarter	32.19	25.47	.073
Third Quarter	26.50	22.00	.073
Second Quarter	23.25	16.78	.073
First Quarter	17.70	16.61	.06

2002
Fourth Quarter	17.38	15.00	.06
Third Quarter	17.17	11.00	.06
Second Quarter	14.60	13.33	.06
First Quarter	14.50	11.08	.06

In connection with the conversion and stock offering, each existing share of common stock of Rome Bancorp will be converted into and become the right to receive a number of shares of our common stock determined pursuant to the exchange ratio, and options to purchase Rome Bancorp common stock will be converted into options to purchase shares of our common stock determined pursuant to the exchange ratio for the same aggregate exercise price. At November 10, 2004, the business day immediately proceeding the public announcement of the conversion, and at             , 2005, the closing prices of our common stock were $28.00 per share and $         per share, respectively.

BANK REGULATORY CAPITAL COMPLIANCE

At September 30, 2004, Rome Savings exceeded all regulatory capital requirements. Set forth below is a summary of our capital computed under accounting principles generally accepted in the United States of America (“GAAP”) and our compliance with regulatory capital standards at September 30, 2004, on a historical and pro forma basis under OTS regulations. We have assumed that the indicated number of shares were sold as of September 30, 2004 and that Rome Savings received 50% of the net proceeds from the offering. For purposes of the table below, the amount to be acquired by the new management recognition plan is deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to us, see “Regulation – Regulation of Federal Savings Associations – Capital Requirements.”

	Pro Forma at September 30, 2004 Based Upon the Sale at $10.00 Per Share
	Historical at September 30, 2004		4,717,500 Shares (Minimum of Range)		5,500,000 Shares (Midpoint of Range)		6,382,000 Shares (Maximum of Range)		7,339,875 Shares (15% Above Maximum of Range)(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Capital under generally accepted accounting principles	$29,094	11.10%	$50,086	17.58%	$53,542	18.54%	$56,999	19.48%	$60,974	20.54%
Tangible capital(3)	28,626	10.94	49,618	17.44	53,074	18.41	56,531	19.36	60,506	20.41
Requirement	3,924	1.50	4,267	1.50	4,324	1.50	4,381	1.50	4,446	1.50

Excess	24,702	9.44	545,351	15.94	48,750	16.91	52,150	17.86	56,060	18.91

Core capital(4)	28,616	10.92	49,608	17.44	53,064	18.41	56,521	19.35	60,496	20.41
Requirement	7,848	3.00	8,535	3.00	8,648	3.00	8,762	3.00	8,893	3.00

Excess	20,768	7.94	41,073	14.44	44,416	15.41	47,759	16.35	51,603	17.41

Total risk-based capital(5)	28,023	14.44	49,015	23.85	52,471	25.29	55,928	26.72	59,903	28.32
Requirement	15,529	8.00	16,444	8.00	16,596	8.00	16,747	8.00	16,922	8.00

Excess	$12,494	6.44%	$32,571	15.85%	$35,875	17.29%	$39,181	18.72%	$42,981	20.32%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	Core capital levels are shown as a percentage of “total assets,” and risk-based capital levels are calculated on the basis of a percentage of “risk-weighted assets,” each as defined in the OTS regulations.

(3)	Pro forma capital levels assume receipt by Rome Savings of 50% of the net proceeds from the shares of common stock sold at the minimum, midpoint, maximum and 15% above maximum of the offering range.

(4)	The current core capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current core capital ratio applicable to all other savings banks is 4%.

(5)	Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

HOLDING COMPANY CAPITALIZATION

The following table presents the historical deposits and consolidated capitalization of Rome Bancorp at September 30, 2004, and the pro forma capitalization of New Rome Bancorp after giving effect to the conversion and stock offering, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.” A change in the number of shares to be sold in the stock offering may materially affect our capitalization.

	Historical as of September 30, 2004	Pro Forma Based Upon Sale at $10.00 Per Share
		4,717,500 Shares (Minimum of Range)	5,550,000 Shares (Midpoint of Range)	6,382,500 Shares (Maximum of Range)	7,339,875 Shares (15% Above Maximum of Range) (1)
	(In thousands)
Deposits(2)	$207,575	$207,575	$207,575	$207,575	$207,575
Borrowed funds	15,080	15,080	15,080	15,080	15,080
Debt in connection with the acquisition of shares of common stock by the ESOP	—	—	—	—	—

Total deposits and borrowed funds	$222,655	$222,655	$222,655	$222,655	$222,655

Stockholders’ equity:
Common stock, $.01 par value, 30,000,000 shares authorized; shares to be issued as reflected(3)	$33	$77	$90	$104	$119
Additional paid-in capital(3)	10,550	49,033	57,235	65,467	74,933
Retained earnings(4)	34,133	34,133	34,133	34,133	34,133
Unrealized gain (loss) on securities AFS	478	478	478	478	478
Treasury stock	(8,992)	—	—	—	—
Less: Existing plans:
Common stock acquired by ESOP	(575)	(575)	(575)	(575)	(575)
Common stock acquired by MRP	(39)	(39)	(39)	(39)	(39)
Less:
Common stock acquired by ESOP(6)	—	(1,887)	(2,220)	(2,553)	(2,936)
Common stock acquired by management recognition plan(7)	—	(1,887)	(2,220)	(2,553)	(2,936)

Total stockholders’ equity	$35,588	$79,303	$86,882	$94,463	$103,178

Stockholders’ equity as a percentage of assets	13.57%	25.92%	27.71%	29.42%	31.28%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the offering of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the start of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)	Reflects the total shares to be outstanding after the conversion and stock offering: 7,665,023 shares at the minimum of the estimated valuation range, 9,017,674 shares at the midpoint, 10,370,325 shares at the maximum, and 11,925,874 at 15% above the maximum. Includes assets held by Rome, MHC. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan intended to be adopted by our Board of Directors and presented for approval of stockholders at a meeting of the stockholders to be held at least six months following completion of the offering.

(4)	The retained earnings of Rome Savings will be substantially restricted after the stock offering.

(5)	Represents the unrealized gain on securities classified as available-for-sale, net of related taxes.

(6)	Assumes that the ESOP purchases 4% in the stock offering with funds borrowed from New Rome Bancorp.

(7)	Assumes that, subsequent to the stock offering, an amount equal to 4% of the stock offering is purchased by a management recognition plan through open market purchases. The new management recognition plan is intended to be adopted by our Board of Directors and presented for approval of stockholders at a meeting of stockholders to be held at least six months following completion of the stock offering. The common stock purchased by the management recognition plan is reflected as a reduction of stockholders’ equity.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the common stock until the stock offering is completed. However, we estimate that net proceeds will be between $45.4 million and $61.9 million, or $71.4 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•	we will pay Ryan Beck a fixed fee of $50,000 and 1% of dollar amount of our common stock sold in the subscription, community offering and/or a syndicated community offering. See “Plan of Distribution; Selling Agent Compensation” beginning on page 29; and

•	total expenses, excluding fees and expenses paid to Ryan Beck, will be approximately $1.2 million.

We calculated the pro forma consolidated net income and stockholders’ equity of Rome Bancorp for the nine months ended September 30, 2004 and the year ended December 31, 2003, as if the common stock had been sold at the beginning of each year and the net proceeds had been invested at 2.16% for the nine months ended September 30, 2004 and 1.26% for the year ended December 31, 2003. These yields represent the yield on one-year U.S. Treasury securities at September 30, 2004 and December 31, 2003, respectively. This rate is used because we believe it reflects the yield that we will receive on the net proceeds of the stock offering. We assumed a tax rate of 38.95% for both periods. This results in annualized after-tax yields of 1.32% for the nine months ended September 30, 2004 and 0.77% for the year ended December 31, 2003.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical stockholders’ equity to reflect the earnings on the estimated net proceeds. As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to (i) infuse Rome Savings with 50% of the net proceeds from the stock offering, (ii) make a loan to the employee stock ownership plan to fund its purchase of 4% of the common stock issued in the offering, and (iii) retain all of the rest of the proceeds at the holding company for capital needs that arise in the future. The loan to the employee stock ownership plan is assumed to be repaid in substantially equal principal payments over a period of fifteen years.

The tables and footnotes on pages 33 through 38 give effect to the new “restricted stock program” or “management recognition plan,” which we expect to adopt following the conversion and stock offering and present to stockholders for approval at a special meeting of stockholders to be held at least six months following the completion of the conversion and stock offering. If the management recognition plan is approved by stockholders, the management recognition plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the stock offering, either through open market purchases or from authorized but unissued shares of common stock. In preparing the following tables we assumed that stockholder approval has been obtained and that the shares acquired by the management recognition plan are purchased in the open market at $10.00 per share.

An increase in the number of shares of common stock outstanding as a result of an increase in the estimated pro forma market value of the common stock would decrease both the percentage of outstanding shares owned by a subscriber and the pro forma net income and stockholders’ equity on a per share basis while increasing pro forma net income and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock outstanding would increase both a subscriber’s ownership interest and the pro forma net income and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis.

The following tables do not give effect to:

•	the shares to be reserved for issuance under the new stock option plan, which requires stockholder approval at an annual or special meeting of stockholders to be held at least six months following completion of the reorganization and stock offering;

•	withdrawals from deposit accounts to purchase common stock in the stock offering;

•	our results of operations after the conversion and stock offering; or

•	changes in the market price of the common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the reorganization and stock offering at the date on which the conversion actually occurs and you should not use the table as an indicator of future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Rome Bancorp computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

	At or for the Nine Months Ended September 30, 2004
	Minimum 4,717,500 Shares at $10.00 Per Share	Midpoint 5,550,000 Shares at $10.00 Per Share	Maximum 6,382,500 Shares at $10.00 Per Share	Maximum As Adjusted 7,339,875 Shares at $10.00 Per Share(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$47,175	$55,500	$63,825	$73,399
Less: Expenses	1,729	1,809	1,888	1,980

Estimated net proceeds	45,446	53,691	61,937	71,419
Less: Common stock purchased by ESOP(2)	(1,887)	(2,220)	(2,553)	(2,936)
Less: Common stock purchase by MRP(3)	(1,887)	(2,220)	(2,553)	(2,936)
Add: MHC capital addition(4)	2,043	2,043	2,043	2,043

Estimated investable net proceeds, as adjusted	$43,715	$51,294	$58,874	$67,590

For the 9 months ended September 30, 2004:
Consolidated net income:
Historical	$1,663	$1,663	$1,663	$1,663
Pro forma income on net proceeds	432	507	582	668
Pro forma ESOP on net proceeds(2)	(58)	(68)	(78)	(90)
Pro forma MRP adjustment(3)	(173)	(203)	(234)	(269)

Pro forma net income per share	$1,864	$1,899	$1,933	$1,972

Per share net income (reflects SOP 93-6)(4):
Historical	$0.22	$0.19	$0.16	$0.14
Pro forma income on net proceeds	0.06	0.06	0.06	0.06
Pro forma ESOP on net proceeds(2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma MRP adjustment(3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share(5)	$0.25	$0.22	$0.19	$0.17

Offering price as a multiple of pro forma net annualized income per share	30.00	34.09	39.47	44.12
Number of shares used in calculation of income per share	7,481,040	8,801,224	10,121,407	11,639,619

At September 30, 2004:
Stockholders’ equity:
Historical	$35,588	$35,588	$35,588	$35,588
Estimated net proceeds	45,446	53,691	61,937	71,419
MHC Capital consolidation	2,043	2,043	2,043	2,043
Less: Common Stock acquired by ESOP(2)	(1,887)	(2,220)	(2,553)	(2,936)
Less: Common Stock acquired by MRP(3)	(1,887)	(2,220)	(2,553)	(2,936)

Pro forma stockholders’ equity	$79,303	$86,882	$94,463	$103,178

Stockholders’ equity per share (does not reflect SOP 93-6)(6):
Historical	$4.64	$3.95	$3.43	$2.98
Estimated net proceeds	5.94	5.95	5.98	6.00
MHC capital addition	0.27	0.23	0.20	0.17
Less: Common Stock acquired by ESOP	(0.25)	(0.25)	(0.25)	(0.25)
Less: Common stock acquired by MRP(5)	(0.25)	(0.25)	(0.25)	(0.25)

Pro forma stockholders’ equity per share	$10.35	$9.63	$9.11	$8.65

Offering price as a percentage of pro forma stockholders’ equity per share	96.62%	103.84%	109.77%	115.61%
Number of shares used in calculation of book value per share	7,665,023	9,017,674	10,370,325	11,925,874

(1)	We reserve the right to issue up to a total of 7,339,875 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $73,398,750 (15% above the maximum of the offering range.)

(2)	It is assumed that 4% of the shares of common stock issued in connection with the offering will be purchased by the employee stock ownership plan (“ESOP”). For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from New Rome Bancorp. The amount to be borrowed is reflected as a reduction of stockholders’ equity. ESOP expense is based upon generally accepted accounting principles as described in accounting Statement of Position 93-6 (“SOP 93-6”). Generally accepted accounting principles require that as and when shares pledged as security for an ESOP loan are committed to be released from the loan (i.e., as the loan is repaid), ESOP expense is recorded based upon the fair value of the shares at the time. Rome Savings intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Rome Savings’ total annual payment of the ESOP debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 5.0%. The pro forma net income assumes: (i) that Rome Savings’ contribution to the ESOP is equivalent to the debt service requirement for the nine months ended September 30, 2004, and was made at the end of the period; (ii) that 9,435 shares at the minimum of the offering range, 11,100 shares at the midpoint of the offering range, 12,765 shares at the maximum of the offering range and 14,680 shares at the 15% above the maximum of the offering range, were committed to be released during the nine months ended September 30, 2004 at an average fair value of $10.00 per shares in accordance with SOP-93-6; and (iii) the ESOP shares committed to be released were considered outstanding for the entire period for purposes of the net income per share calculations.

(3)	Assumes 4% of the common stock sold in the stock offering will be purchased by the new management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the stock offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the stock offering, the per share financial condition and result of operations of Rome Bancorp would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 2.4%.

(4)	Reflects addition of Rome, MHC’s capital as a result of the conversion and stock offering.

(5)	Per share figures include publicly held shares of Rome Bancorp common stock that will be exchanged for new shares of New Rome Bancorp in the conversion. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(6)	Per share figures include publicly held shares of Rome Bancorp common stock that will be exchanged for new shares of our common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (a) the number of subscription shares assumed to be sold in the offering and (b) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.8133, 2.133, 2.4533 and 2.8213, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed shares.

	At or for the Year Ended December 31, 2003
	Minimum 4,717,500 Shares at $10.00 Per Share	Midpoint 5,550,000 Shares at $10.00 Per Share	Maximum 6,382,500 Shares at $10.00 Per Share	Maximum As Adjusted 7,339,875 Shares at $10.00 Per Share(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$47,175	$55,500	$63,825	$73,399
Less: Expenses	1,729	1,809	1,888	1,980

Estimated net proceeds	45,446	53,691	61,937	71,419
Less: Common stock purchased by ESOP(2)	(1,887)	(2,220)	(2,553)	(2,936)
Less: Common stock purchased by MRP(3)	(1,887)	(2,220)	(2,553)	(2,936)
Add: MHC capital addition(4)	2,043	2,043	2,043	2,043

Estimated net proceeds, as adjusted	$43,715	$51,294	$58,874	$67,590

For the 12 months ended December 31, 2003:
Consolidated net income:
Historical	1,587	1,537	1,537	1,537
Pro forma income on net proceeds	336	395	453	520
Pro forma ESOP adjustment(2)	(77)	(90)	(104)	(119)
Pro forma MRP adjustment(3)	(230)	(271)	(312)	(358)

Pro forma net income	1,566	1,571	1,574	1,580

Per share net income (reflects SOP 93-6)(5)
Historical	$0.21	$0.17	$0.15	$0.13
Pro forma income on net proceeds	0.04	0.05	0.05	0.05
Pro forma ESOP adjustment(2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma MRP adjustment(3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share(5)	$0.21	$0.18	$0.16	$0.14

Offering price as a multiple of pro forma net annualized income per share	47.62	55.56	62.50	71.43
Number of shares used in calculation of income per share	7,482,613	8,803,074	10,123,535	11,642,065

At December 31, 2003
Stockholders’ equity:
Historical	$36,639	$36,639	$36,639	$36,639
Estimated net proceeds	45,446	53,691	61,937	71,419
MHC Capital consolidation	2,043	2,043	2,043	2,043
Less: Common Stock acquired by ESOP(2)	(1,887)	(2,220)	(2,553)	(2,936)
Less: Common Stock acquired by MRP(3)	(1,887)	(2,220)	(2,553)	(2,936)

Pro forma stockholders’ equity	$80,354	$87,933	$95,514	$104,229

Stockholders’ equity per share (does not reflect SOP 93-6)(6)
Historical	$4.78	$4.06	$3.53	$3.07
Estimated net proceeds	5.93	5.96	5.98	6.00
MHC capital addition	0.27	0.23	0.20	0.17
Less: Common stock acquired by ESOP	(0.25)	(0.25)	(0.25)	(0.25)
Less: Common stock acquired by MRP(6)	(0.25)	(0.25)	(0.25)	(0.25)

Pro forma stockholders’ equity per share	$10.48	$9.75	$9.21	$8.74

Offering price as a percentage of pro forma stockholders’ equity per share	95.42%	102.56%	108.58%	114.42%
Number of shares used in calculation of book value per share	7,665,023	9,017,674	10,370,325	11,925,874

(1)	We reserve the right to issue up to a total of 7,339,875 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $73,398,750 (15% above the maximum of the offering range.)

(2)	It is assumed that 4% of the shares of common stock issued in connection with the offering will be purchased by the employee stock ownership plan (“ESOP”). For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from New Rome Bancorp. The amount to be borrowed is reflected as a reduction of stockholders’ equity. ESOP expense is based upon generally accepted accounting principles as described in accounting Statement of Position 93-6 (“SOP 93-6”). Generally accepted accounting principles require that as and when shares pledged as security for an ESOP loan are committed to be released from the loan (i.e., as the loan is repaid), ESOP expense is recorded based upon the fair value of the shares at the time. Rome Savings intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Rome Savings’ total annual payment of the ESOP debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 5.0%. The pro forma net income assumes: (i) that Rome Savings’ contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2003, and was made at the end of the period; (ii) that 12,580 shares at the minimum of the offering range, 14,800 shares at the midpoint of the offering range, 17,020 shares at the maximum of the offering range and 19,573 shares at the 15% above the maximum of the offering range, were committed to be released during the year ended December 31, 2003 at an average fair value of $10.00 per shares in accordance with SOP-93-6; and (iii) the ESOP shares committed to be released were considered outstanding for the entire period for purposes of the net income per share calculations.

(3)	Assumes 4% of the common stock sold in the stock offering will be purchased by the new management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the stock offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the stock offering, the per share financial condition and result of operations of Rome Bancorp would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 2.4%.

(4)	Reflects addition of Rome, MHC’s capital as a result of the conversion.

(5)	Per share figures include publicly held shares of Rome Bancorp common stock that will be exchanged for new shares of our common stock in the conversion. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(6)	Per share figures include publicly held shares of Rome Bancorp common stock that will be exchanged for new shares of our common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (a) the number of subscription shares assumed to be sold in the offering and (b) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.8133, 2.133, 2.4533 and 2.8213, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects Rome Bancorp’s consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of Rome Bancorp’s financial condition and results of operations. You should read the information in this section in conjunction with Rome Bancorp’s Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. Unless otherwise indicated, the financial information presented in this section reflects the consolidated financial condition and operations of Rome Bancorp.

General

Rome Savings’ results of operations depend primarily on its net interest income, which is the difference between the interest income it earns on its loans and investments and the interest it pays on its deposits and other interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. Rome Savings’ operations are also affected by non-interest income, such as service fees and gains and losses on sales of securities, the provision for loan losses and non-interest expense such as salaries and employee benefits, occupancy costs, and other general and administrative expenses. Financial institutions in general, including Rome Savings, are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions, and funds availability. Rome Savings’ operations and lending are principally concentrated in the Central New York area, and its operations and earnings are influenced by the economics of the area in which it operates in. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in Rome Savings’ primary market area.

Management Strategy

Rome Bancorp’s primary management strategy has been to offer savings deposits and traditional banking products to individuals and small businesses in order to increase earnings. Rome Bancorp seeks to differentiate itself by emphasizing commercial, commercial real estate, and consumer loans in addition to residential mortgages and by providing high quality service with competitive fees and rates to the individuals and small businesses that Rome Savings has served since 1851. Rome Bancorp also tries to limit its exposure to changes in interest rates by monitoring and managing its interest rate-sensitive assets and liabilities. To accomplish this strategy, Rome Bancorp strives to:

•	emphasize its traditional strengths — the providing of residential and commercial mortgages, consumer loans, commercial loans, personal credit to business owners and a variety of deposit products;

•	offer competitive rates and free checking to individuals to attract new deposits and to maintain Rome Savings’ existing deposit base;

•	offer expanded delivery systems and new products to its customers;

•	maintain its capital strength, profitability and asset quality;

•	manage growth primarily through internal expansion; and

•	meet the needs of the local community through a community-based and service-oriented approach to banking.

After completion of the second-step conversion, we expect to continue to grow Rome Bancorp’s base of interest-earning assets by expanding its loan portfolio and by using borrowings, where appropriate, to supplement deposits as a funding source. We also intend to grow by adding new branch offices. We may also use proceeds from the offering to acquire branch offices and make other acquisitions. See “How We Intend to Use the Proceeds from the Stock Offering.”

Critical Accounting Policies

It is management’s opinion that accounting estimates covering certain aspects of the business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making these estimates. Rome Bancorp’s management considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required for probable credit losses and the material effect that such judgments can have on the results of operations. Management’s quarterly evaluation of the adequacy of the allowance considers Rome Bancorp’s historical loan loss experience, review of specific loans, current economic conditions, and such other factors considered appropriate to estimate losses. Management uses presently available information to estimate probable losses on loans; however, future additions to the allowance may be necessary based on changes in estimates, assumptions, or economic conditions. Significant factors that could give rise to changes in these estimates include, but are not limited to, changes in economic conditions in the local area, concentrations of risk and declines of local property values.

Management also considers the accounting policy relating to the impairment of long lived assets to be a critical accounting policy due to the subjectivity and judgment involved and the material effect an impairment loss could have on the results of operations. A decline in the fair value of long lived asset below cost that is deemed to be other than temporary is charged to earnings resulting in the establishment of a new cost basis for the asset. Management continually reviews the current value of its long lived assets for evidence of other than temporary impairment.

These critical policies and their application are reviewed periodically by the Audit Committee and the Board of Directors. All accounting policies are important, and as such, we encourage the reader to review each of the policies included in note 2 to the consolidated financial statements to obtain a better understanding of how Rome Bancorp’s financial performance is reported.

These critical policies and their application are reviewed periodically by the Audit Committee and the Board of Directors. All accounting policies are important, and as such, we encourage the reader to review each of the policies included in Note 2 to the consolidated financial statements which begin on page F-1 to obtain a better understanding of how Rome Bancorp’s financial performance is reported.

Management Of Interest Rate Risk

Interest rate risk is the most significant market risk affecting Rome Bancorp. Other types of market risk, such as movements in foreign currency exchange rates and commodity prices, do not arise in the normal course of Rome Bancorp’s business operations. Interest rate risk can be defined as an exposure to a movement in interest rates that could have an adverse effect on Rome Bancorp’s net interest income. Interest rate risk arises naturally from the imbalance in the repricing, maturity, and/or cash flow characteristics of assets and liabilities. In periods of falling interest rates, prepayments of loans typically increase, which would lead to reduced net interest income if such proceeds could not be reinvested at a comparable spread. Also in a falling rate environment, certain categories of deposits may reach a point where market forces prevent further reduction in the interest rate paid on those instruments. Generally, during extended periods when short-term and long-term interest rates are relatively close, a flat yield curve may lead to smaller net interest margins thereby reducing net interest income. The net effect of these circumstances is reduced interest income, offset only by a nominal decrease in interest expense, thereby narrowing the net interest margin.

Managing interest rate risk is of primary importance to Rome Bancorp. The responsibility for interest rate risk management is the function of Rome Bancorp’s Asset/Liability Committee (“ALCO”), which includes the President and CEO, Treasurer and CFO, and certain members of Rome Bancorp’s Board of Directors. Rome Bancorp’s ALCO meets at least monthly to review Rome Bancorp’s asset/liability policies and identify and measure potential risks to earnings due to changes in interest rates. The primary goal of Rome Bancorp’s interest rate risk management is to minimize the potential loss in net interest income that could arise from changes in interest rates.

Net Interest Income At Risk

A simulation model is the primary tool used to assess the impact of changes in interest rates on net interest income. Key assumptions used in the model include prepayment speeds on loans and mortgage-backed securities, loan volumes and pricing and customer preferences, and sensitivity to changing rates. These assumptions are compared to actual results and revised as necessary. Rome Bancorp’s analysis compares net interest income under a scenario of no change from current interest rates with one of a 100, 200 and 300, respectively, basis point increase in interest rates and one of a 100 basis point decrease in rates. The change in interest rates is assumed to occur in the first twelve months following the current financial statement date. Net interest income is measured for each of the three twelve-month periods following the balance sheet date. Rome Bancorp’s policy is that net interest income should not vary by more than 20% for each of the three forecasted twelve-month periods. At September 30, 2004, based on simulation model results, Rome Bancorp was within these guidelines.

The following table sets forth at September 30, 2004 the estimated percentage and dollar change in Rome Bancorp’s net interest income over a nine-month period and the market value of portfolio equity based on the indicated changes in interest rates. Certain assumptions have been made in preparing the table below. Although management believes these assumptions to be reasonable, the interest rate sensitivity of assets and liabilities and the estimated effects of changes in interest rates on net interest income and the market value of portfolio equity indicated in the following table could vary substantially if different assumptions were used or if actual experience differs from such assumptions.

Change in Interest Rates in Basis Points(1)	Net Interest Income			Market Value of Portfolio Equity Based on September 30, 2004
	Estimated Amount	Dollar Change From Base	Percentage Change from Base	Estimated Amount	Dollar Change From Base	Percentage Change from Base
	(Dollars in thousands)
+300	11,560	239	2.11	36,899	(9,665)	(20.76)
+200	11,495	174	1.54	40,446	(6,118)	(13.14)
+100	11,417	96.85		43,755	(2,809)	(6.03)
Base	11,321			46,564
-100	11,244	(76)	(.67)	48,742	2,178	4.68

(1)	Assumes an instantaneous uniform change in interest rates. Basis point equals 0.01%

Analysis Of Net Interest Income

Net interest income represents the difference between the interest increase Rome Bancorp earns on its interest-earning assets, such as mortgage loans, mortgage-backed securities, and investment securities and the expense Rome Bancorp pays on interest-bearing liabilities, such as time deposits. Net interest income depends on Rome Bancorp’s volume of interest-earning assets and interest-bearing liabilities and the interest rates Rome Bancorp earned or paid on them.

Average Balances, Interest and Average Yields. The following table sets forth certain information relating to Rome Bancorp’s average balance sheets and reflects the average yield on interest-earnings assets and average cost of interest-bearing liabilities, interest earned and interest paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances over the periods indicated. The average balances for loans are net of allowance for loan losses, but include non-accrual loans. Interest income on securities include a tax equivalent adjustment for bank qualified municipals.

	Average Balances, Interest and Average Yields
	At September 30, 2004			For the Nine Months Ended September 30, 2004				For the Nine Months Ended September 30, 2003
	Actual Balance	Yield/ Cost		Actual Balance	Interest Income/ Expense	Average Yield/ Cost		Actual Balance	Interest Income/ Expense	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$223,567	6.11%		$214,788	$9,993	6.20%		$190,395	$9,846	6.90%
Securities	20,900	4.53		25,029	846	4.51		40,339	1,426	4.71
Federal funds sold & other interest bearing deposits	1,446	0.94		5,977	36	0.80		11,634	90	1.03

Total interest-earnings assets	245,913	5.95		245,794	10,875	5.90		242,368	11,362	6.25
Noninterest-earning assets	16,298			17,592				14,937

Total assets	$262,211			$263,386				$257,305

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$95,275	0.75		$94,376	$553	0.78		$89,102	$678	1.01
Time deposits	68,759	2.39		68,256	1,211	2.37		72,460	1,555	2.86
Money market accounts	7,984	0.94		8,956	56	0.83		8,052	69	1.14
Other interest-bearing deposits	8,586	0.71		7,256	42	0.78		1,890	25	1.75

Total interest-bearing deposits	180,604	1.38		178,844	1,862	1.39		171,504	2,327	1.81
Borrowings	15,080	3.14		16,764	425	3.38		16,652	406	3.25

Total interest-bearing liabilities	195,684	1.52		195,608	2,287	1.56		188,156	2,733	1.94

Noninterest-bearing deposits	26,971			27,226				27,809
Other liabilities	3,968			4,221				4,783

Total liabilities	226,623			227,055				220,748

Stockholders’ equity	35,588			36,331				36,557

Total liabilities and stockholders’ equity	$262,211			$263,386				$257,305

Net interest income					8,588				8,629
Tax equivalent adjustment on securities					(150)				(167)

Net interest income per consolidated financial statements					$8,438				$8,462

Net interest rate spread		4.43%				4.34%				4.31%
Net interest margin		4.74%				4.67%				4.76%
Ratio of interest-earning assets to interest-bearing liabilities		1.29	x			1.26	x			1.29	x

	Average Balances, Interest and Average Yields
	For the year ended December 31, 2003				For the year ended December 31, 2002				For the year ended December 31, 2001
	Average Balance	Interest Income/ Expense	Average Yield/ Cost		Average Balance	Interest Income/ Expense	Average Yield/ Cost		Average Balance	Interest Income/ Expense	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$193,240	$13,092	6.78%		$173,622	$13,082	7.53%		$166,610	$13,642	8.19%
Securities	38,497	1,828	4.75		45,744	2,392	5.23		49,127	2,912	5.93
Federal funds sold & other Interest-bearing deposits	11,343	111	0.98		16,468	262	1.59		16,932	678	4.01

Total interest-earnings assets	243,080	15,031	6.18		235,834	15,736	6.67		232,669	17,232	7.41
Noninterest-earning assets	15,399				13,718				13,128

Total assets	$258,479				$249,552				$245,797

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$89,927	$911	1.01		$84,111	$1,138	1.35		$79,491	1,889	2.38
Time deposits	72,187	2,001	2.77		72,976	2,745	3.76		73,673	3,870	5.25
Money market accounts	8,164	89	1.09		8,088	113	1.40		6,302	162	2.57
Other interest-bearing deposits	2,684	36	1.36		2,426	37	1.54		2,550	43	1.68

Total interest-bearing deposits	172,962	3,037	1.76		167,601	4,033	2.41		162,016	5,964	3.68
Borrowings	16,717	577	3.45		15,670	948	6.05		18,313	1,237	6.75

Total interest-bearing liabilities	189,679	3,614	1.91		183,271	4,981	2.72		180,329	7,201	3.99

Noninterest-bearing deposits	27,503				25,317				23,048
Other liabilities	4,361				4,717				4,556

Total liabilities	221,543				213,305				207,933
Stockholders’ equity	36,936				36,247				37,864

Total liabilities and stockholders’ equity	$258,479				$249,552				$245,797

Net interest income		11,418				10,755				10,031
Tax equivalent adjustment on securities		(221)				(227)				(226)

Net interest income per consolidated financial statements		$11,196				$10,528				$9,805

Net interest rate spread			4.27%				3.95%				3.42%
Net interest margin			4.70%				4.56%				4.31%
Ratio of interest-earning assets to interest-bearing liabilities			1.28	x			1.29	x			1.29	x

Rate Volume Analysis. The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the absolute value of the change due to volume and the change due to rate.

	Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003			Year Ended December 31, 2003 compared to Year Ended December 31, 2002			Year Ended December 31, 2002 compared to Year Ended December 31, 2001
	Rate	Volume	Net	Rate	Volume	Net	Rate	Volume	Net
	(thousands)
Assets:
Interest-earning assets:
Loans	$(1,052)	$1,199	$147	$(1,433)	$1,443	$10	$(1,143)	$583	$(560)
Securities	(39)	(541)	(580)	(185)	(379)	(564)	(320)	(200)	(520)
Federal funds sold & other interest-bearing deposits	(10)	(44)	(54)	(69)	(81)	(150)	(397)	(19)	(416)

Total interest-earnings assets	(1,101)	614	(487)	(1,687)	983	(704)	(1,860)	364	(1,496)
Interest-bearing liabilities:
Savings accounts	(166)	40	(126)	(305)	79	(226)	(860)	109	(751)
Time deposits	(254)	(90)	(344)	(713)	(30)	(743)	(1,090)	(37)	(1,127)
Money market accounts	(21)	8	(13)	(27)	1	(26)	(95)	46	(49)
Other interest bearing deposits	(53)	71	18	(4)	4	—	(4)	(2)	(6)

Total interest-bearing deposits	(494)	29	(465)	(1,049)	54	(995)	(2,049)	116	(1,933)
Borrowings	17	3	20	(435)	63	(372)	(110)	(178)	(288)

Total interest-bearing liabilities	(477)	31	(445)	(1,484)	117	(1,367)	(2,159)	(62)	(2,221)

Net change in interest income	$(624)	$583	$(42)	$(203)	$866	$663	$299	$429	$725

Comparison Of Financial Condition At September 30, 2004 And December 31, 2003

Total assets at September 30, 2004 were $262.2 million, up slightly from $261.9 million at December 31, 2003. Cash and federal funds decreased by $7.0 million at September 30, 2004 from $14.1 million at December 31, 2003 to $7.1 million at September 30, 2004, while securities decreased by $8.2 million from $29.1 million to $20.9 million during the period. The decrease in securities was attributable to the sale of three securities totaling $1.6 million, as well as maturities in the investment portfolio. The cash proceeds of the sales and maturities of investments were utilized to fund increases in Rome Bancorp’s loan portfolio and purchases of treasury stock.

Rome Bancorp’s loan portfolio increased by $16.0 million, or 7.6%, during the first nine months of 2004 from $207.7 million at December 31, 2003 to $223.6 million at September 30, 2004. During the first three quarters of 2004, Rome Bancorp originated approximately $53.0 million of loans. The majority of the growth in the loan portfolio in 2004 has been in the residential mortgage area. This growth is attributable to both Rome Bancorp’s emphasis on marketing these products and continued low interest rates. Asset quality improved over the same period, as non-performing loans as a percentage of total loans declined to 0.39% at September 30, 2004 from 0.67% at December 31, 2003. In addition, the allowance for loan losses as a percent of non-performing loans increased to 217.9% at September 30, 2004, as compared to 128.7% at December 31, 2003.

Total deposits increased by 2.2% from $203.2 million at the 2003 year-end to $207.6 million at September 30, 2004. The overall increase in deposits is primarily attributable to increases in savings, money market, and other interest-bearing accounts partially offset by decreases in time deposits and non interest-bearing deposits. Savings deposits increased $3.6 million or 3.9% from $91.7 million at December 31, 2003 to $95.3 million at September 30, 2004. Other interest-bearing deposits increased $2.8 million or 49.0% from $5.8 million at December 31, 2003 to $8.6 million at September 30, 2004. This increase is primarily due to the introduction of several new consumer demand deposit offerings. Non interest-bearing deposits declined by $83,000, or 0.3%, as some consumers shifted their demand deposits to the newly introduced interest-bearing offerings. Money market account balances increased by $70,000, or 0.9% during the first nine months of the current year. Time deposits decreased $2.0 million or 2.9% as consumers remained hesitant to commit to the current low rates available in the marketplace. The allowance for loans losses as a percentage of total loans was 0.85% and 0.86% at September 30, 2004 and December 31, 2003, respectively.

Comparison Of Operating Results For The Nine-Month Periods Ended September 30, 2004 And 2003

General. Net income for Rome Bancorp for the nine months ended September 30, 2004 was $1.7 million or $0.40 per diluted share, as compared to $1.1 million or $0.26 per diluted share for the nine-months ended September 30, 2003. Year to date net interest income before loan loss provision was $8.4 million and $8.5 million for 2004 and 2003, respectively. The provision for loan losses recorded in the nine months ended September 30, 2004 was $325,000 as compared to $250,000 for the same period of 2003. Non-interest income and non-interest expense were $1.3 million and $6.8 million for the nine months ended September 2004, as compared to ($105,000) and $6.5 million for the first three quarters of 2003.

Net Interest Income. Net interest income before loan loss provision for the nine months ended September 30, 2004 decreased by $23,000 or 0.3% as compared to the first nine months of 2003. This decrease is due to downward pressure on prevailing market interest rates throughout the past year, resulting in net interest margin on a tax equivalent basis of 4.67% for the first three quarters of 2004, versus 4.76% for the same period of the prior year.

Interest Income. Interest income decreased by $469,000 to $10.7 million for the nine-month period ended September 30, 2004 from $11.2 million for the nine months ended September 30, 2003. Interest income on loans grew to $10.0 million from $9.8 million in the first nine months of 2003. Average loan balances increased 12.8% from $190.4 million for the nine-month period ended September 30, 2003 to $214.8 million for the same period in 2004, primarily due to growth in the residential lending area. Yields on loans decreased from 6.90% to 6.20% over the same periods, reflecting decreases in most prevailing market rates. Interest and dividend income on securities decreased $562,000 from $1.3 million for the nine months ended September 30, 2003 to $696,000 for the nine-month period ended September 30, 2004 principally due to a decrease in outstanding investment balances of $15.3 million, or 38.0%. Interest income on other short-term investments, including federal funds, dropped to $36,000 for the nine months ended September 30, 2004 from $90,000 for the comparable period in 2003 as a result of a decrease in average federal funds sold from $11.6 million to $6.0 million, as well as a decrease in yields from 1.03% to 0.80% over the two periods.

Interest Expense. Interest expense decreased from $2.7 million for the nine-month period ended September 30, 2003 to $2.3 million for the nine-month period ended September 30, 2004. This decrease is primarily driven by a decline in the cost of deposits from 1.81% for the first nine months of 2003 to 1.39% for the same period of 2004. The average year to date balance of interest-bearing deposits grew to $178.8 million at September 30, 2004 from $171.5 million a year ago primarily due to Rome Bancorp’s successful introduction of several new interest bearing demand deposit products in the latter half of 2003. Average borrowed funds remained fairly constant over the two periods at $16.8 million in the current year to date versus $16.7 million in the first nine months of 2003.

Provision for Loan Losses. Rome Bancorp recorded a $325,000 provision for loan losses in the nine-month period ended September 30, 2004 as compared to $250,000 in the first nine months of 2003. The allowance for loan losses was $1.9 million or 0.85% of total loans at September 30, 2004 comparable to $1.8 million and 0.86% of total loans at December 31, 2003. The allowance for loan losses as a percent of non-performing loans was 218% at September 30, 2004 compared to 129% at December 31, 2003. Non-performing loans, consisting of non-accrual loans and loans 90 days past due and still accruing, decreased to $877,000 or 0.39% of total loans at September 30, 2004 compared to $1.4 million or 0.67% at December 31, 2003. Despite strong asset quality, management determined that the current year’s provision was appropriate due to the continued growth of the loan portfolio and to cover routine charge-offs of non-performing loans.

In determining the appropriate provision for loan losses, management considers the level of and trend in non-performing loans, the level of and trend in net loan charge-offs, the dollar amount and mix of the loan portfolio, as well as general economic conditions and real estate trends in Rome Bancorp’s market area, which can impact the inherent risk of loss in Rome Bancorp’s loan portfolio. As a result of these factors, management determined that a provision of $325,000 was appropriate.

Non-interest Income and Non-interest Expense. Rome Bancorp realized securities gains of $126,000 on four securities sales in the nine months ended September 2004, versus a net loss on securities of $948,000 in the same period of 2003. The net loss on securities for the nine months ended September 30, 2003 was primarily due to an impairment charge on equity securities of $1.0 million, partially offset by gains on the sale of two securities totaling $93,000. During the third quarter of 2003, in connection with its ongoing review of asset values, Rome Bancorp determined that its investment in a large blue chip mutual fund had been other than temporarily impaired, as defined by generally accepted accounting principles. Accordingly, an impairment charge of $1.0 million (pre-tax) was recorded to lower the book value of this security to the then current fair market value of $5.1 million. This charge reduced 2003 year to date net earnings by $636,000, or $0.15 per diluted share.

The increase in other non-interest income of $353,000 for the first nine months of 2004 is primarily due to a current year increase in service fee income of $327,000 over 2003 levels principally related to the introduction in the past year of a comprehensive high performance checking program.

The year to date $372,000 increase in non-interest expense over 2003 levels was primarily attributable to an increase of $151,000 in wages and benefits and an increase in occupancy costs of $180,000. The increase in wages and benefits is attributable to higher headcount necessitated by the offering of new customer services. The increase in occupancy costs is principally related to higher equipment operating costs due to Rome Bancorp’s core system conversion in mid-2003.

Income Tax Expense. Income tax expense increased to $926,000 for the nine months ended September 30, 2004 from $541,000 for the nine-month period ended September 30, 2003, due to higher pre-tax earnings and an increase in permanent tax differences related to Rome Bancorp’s retirement benefit plans.

Comparison Of Financial Condition At December 31, 2003 And December 31, 2002

Total assets at December 31, 2003 were $261.9 million, an increase of $11.8 million or 4.7% from $250.1 million at December 31, 2002. Federal funds sold and other short-term investments decreased to $8.4 million at December 31, 2003, from $10.1 million at December 31, 2002 as management has chosen to utilize a portion of those funds to fund loan originations. Securities available for sale were $26.3 million at December 31, 2003, a decrease of $14.1 million or 34.9% from $40.4 million at December 31, 2002. This decrease is due to maturities, principal reductions and the sale of several securities. Proceeds from the maturities and sale of investment securities were used to fund loan originations.

The majority of Rome Bancorp’s equity holdings represent investments in a mutual fund that purchases blue chip common stocks. The downturn in the equity markets during 2003 and 2003 caused a decrease in the market value of the fund. During the third quarter of 2003, in connection with its ongoing review of long term asset values, Rome Bancorp determined that this investment had been other than temporarily impaired, as defined by generally accepted accounting principles. Accordingly, an impairment charge of $1.0 million (pre-tax) was recorded to lower the carrying value of this security to the then current fair market value of $5.1 million. This charge reduced net earnings by $636,000, or $0.15 per diluted share. As this investment is classified as an available for sale security, stockholders’ equity had already been reduced by the amount of the unrealized loss, net of taxes. The “other than temporary” write-down does not necessarily mean that the value has been permanently lost. The fair market value of the security may increase or decrease on a going forward basis. During the fourth quarter of 2003, Rome Bancorp sold approximately one-third of its investment in this fund, realizing book gains of $101,000 over the revised carrying value of the shares sold. As a condition of the approval of Rome Savings’ charter conversion on April 27, 2004, the OTS required that Rome Savings’ liquidate its holdings in this mutual fund within two years of that date.

Total loans increased $26.2 million or 14.3% to $209.5 million at December 31, 2003 from $183.3 million at December 31, 2002. The majority of the loan growth was in the residential mortgage and construction loan portfolio, which grew by 37.2%, reflecting a strategic management decision to grow Rome Savings’ presence in that market as well as the continued record low mortgage rates. The remainder of the loan portfolio decreased by 0.9% due to Rome Bancorp’s sale of its student loan portfolio and a decline in auto lending which was primarily attributable to the attractive financing incentives offered consumers by the automotive industry.

Deposits grew by $8.3 million or 4.3% to $203.2 million at December 31, 2003, primarily due to the perceived safety of these deposits as opposed to the current uncertain equity market, as well as Rome Savings’ introduction and marketing of several new demand deposit products.

Comparison Of Results Of Operations For The Years Ended December 31, 2003 And December 31, 2002

Net income for the year ended December 31, 2003 was $1.5 million, a decrease of $948,000 from $2.5 million for the year ended December 31, 2002. The decrease in net income was principally a result of a $1.0 million asset impairment charge detailed above, a $1.1 million increase in non-interest expense and a $180,000 increase in Rome Bancorp’s provision for loan losses partially offset by an increase of $668,000 in net interest income, a $251,000 increase in non-interest income (exclusive of the above impairment charge) and a $482,000 decrease in income taxes.

Net Interest Income. Net interest income was $11.2 million in 2003, an increase of $668,000 or 6.3% from $10.5 million in 2002. The improvement is primarily due to an increase in the volume of loans outstanding and a decrease in the rate of interest paid on deposits and borrowings, partially offset by lower yields earned in 2003 on Rome Savings’ earning assets. Net interest income was also impacted by a decrease in Rome Savings’ average investments throughout 2003.

Interest Income. Average loans increased to $193.2 million in 2003 from $173.6 million in 2002. Interest income earned on the loan portfolio remained steady, as the volume increases achieved throughout 2003 offset a decline in yield due to lower prevailing market rates. The yield on loans in 2003 was 6.78% compared to 7.53% in 2002. Interest income on securities decreased in 2003 due to declines in both volume and yield. As securities matured and were sold, management utilized the proceeds to fund the aforementioned growth in the loan portfolio, thereby enhancing the yield on those available funds. Average securities decreased from $45.7 million in 2002 to $38.5 million in 2003 while their yields decreased from 5.23% to 4.75% over the same period. Rome Bancorp reduced its average balance of other interest bearing funds from $16.5 million in 2002 to $11.3 million in 2003, as the yield on these funds dropped from 1.59% to 0.98% over the same period.

Interest Expense. Interest expense on deposit accounts declined in 2003 due to Rome Bancorp decreasing the rate paid on these accounts, consistent with the decline in market rates. The average rate paid on interest bearing deposits in 2003 was 1.76% compared to 2.41% in 2002. The average balance of these deposits increased to $173.0 million in 2003 from $167.6 million in the prior year.

Provision for Loan Losses. The provision for loan losses was $510,000 in 2003 compared to $330,000 in 2002. The allowance for loan losses was $1.8 million or 0.86% of total loans at December 31, 2003 comparable to $1.7 million and 0.94% of total loans at December 31, 2002. The allowance for loan losses as a percent of non-performing loans was 129% at December 31, 2003 compared to 114% at December 31, 2002. Non-performing loans, consisting of non-accrual loans and loans 90 days past due and still accruing, decreased to $1.4 million or 0.67% of total loans at December 31, 2003 compared to $1.5 million or 0.83% at December 31, 2002. Approximately one third of the non-performing loans at December 31, 2003 were residential real estate loans. Rome Bancorp believes that these loans are adequately secured and therefore, do not require as high a percentage of loan loss allowance provided. The level of non-performing loans at December 31, 2003 is indicative of the current economic climate in our region. Net loan charge-offs increased to $431,000 from $197,000 in the previous year, primarily due to the charge-off of one loan with a balance in excess of $100,000 in the current year; no similarly large charge-offs were necessitated in 2002. This charge-off, as well as the growth in Rome Bancorp’s loan portfolio resulted in Rome Bancorp recording a higher provision for loan losses in 2003.

Rome Bancorp establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events occur. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

Non-interest Income. Non-interest income decreased by $790,000 to $472,000 in 2003, primarily due to the investment impairment charge of $1.0 million discussed above. Partially offsetting this non-cash charge, Rome Bancorp recorded net securities sales gains of $348,000 in 2003 compared to similar gains of $132,000 in 2002. Rome Bancorp sold more securities in

2003, using the proceeds to fund loan originations. The remaining increase in other non-interest income is principally due to an increase in customer fee income, much of which was the result of a high performance checking program initiated in the fourth quarter of 2003.

Non-interest Expense. Non-interest expense was $8.8 million for the year ended December 31, 2003 compared to $7.7 million for the year ended December 31, 2002. The increase in non-interest expense was primarily the result of higher personnel, outside consulting and marketing expenses related to Rome Savings’ new product offerings, increased employee benefit costs primarily related to Rome Bancorp’s ESOP and retirement benefit plans, as well as higher data processing related expenses as a result of the Bank’s upgrade of its core processing systems during the year. The expense for the ESOP plan increased by $108,000, as it is based on the average market price of Rome Bancorp stock, which increased by 84.75% in 2003, while the cost of Rome Bancorp’s other retirement benefit plans increased by $163,000.

Income Tax Expense. Income tax expense was $786,000 for 2003, a decrease of $482,000 from 2002 income tax expense of $1.3 million. The decrease is directly attributable to the decrease in pre-tax income.

Comparison Of Financial Condition At December 31, 2002 And December 31, 2001

Total assets at December 31, 2002 were $250.1 million, an increase of $2.6 million or 1.1% from $247.4 million at December 31, 2001. Federal funds sold and other short-term investments decreased to $10.1 million at December 31, 2002, from $17.9 million at December 31, 2001 as management has chosen to utilize a portion of those funds to fund loan originations. Securities available for sale were $40.4 million at December 31, 2002, a decrease of $4.8 million or 10.6% from $45.2 million at December 31, 2001. This decrease is due to maturities, principal reductions and the sale of five corporate bonds. Proceeds from the maturities and sale of investment securities were used to fund loan originations.

The majority of Rome Bancorp’s equity holding represent investments in a mutual fund which purchases high quality blue chip common stocks. The downturn in the equity markets has caused a decrease in the market value of the fund, resulting in unrealized losses of $1.4 million on our original investment of $6.6 million. This unrealized loss has already been recognized as an equity adjustment and is included in the equity section of the balance sheet as a component of “Accumulated Other Comprehensive Income.” Management made an assessment of impairment of these holdings at December 31, 2002 and has concluded that the unrealized losses are temporary in nature. Management will continue to assess these unrealized losses for other than temporary impairment consideration. Further declines in the equity markets in 2003 could result in revisions to management’s conclusions in the ongoing assessment.

Total loans increased $14.1 million or 8.3% to $183.3 million at December 31, 2002 from $169.2 million at December 31, 2001. The majority of the loan growth was in the residential mortgage and construction loan portfolio, which grew by 13.9%, reflecting a strategic management decision to grow Rome Savings’ presence in that market. The remainder of the loan portfolio grew by 5.0%, demonstrating stable demand.

Deposits grew by $5.7 million or 3.0% to $194.9 million at December 31, 2002, primarily due to the perceived safety of these deposits as opposed to the current uncertain equity market.

Comparison Of Results Of Operations For The Years Ended December 31, 2002 And December 31, 2001

Net income for the year ended December 31, 2002 was $2.5 million, an increase of $178,000 or 7.7% from $2.3 million for the year ended December 31, 2001. The increase in net income was principally a result of a $723,000 increase in net interest income before provision for loan losses and an increase of $176,000 in non-interest income, partially offset by an increase of $506,000 in non-interest expense and a $210,000 increase in income taxes.

Net Interest Income. Net interest income was $10.5 million in 2002, an increase of $723,000 or 7.4% from $9.8 million in 2001. The improvement is primarily due to an increase in the volume of loans outstanding and a decrease in the rate of interest paid on deposits and borrowings, partially offset by lower yields earned in 2002 on Rome Savings’ earning assets. Net interest income was also impacted, to a lesser extent, by a decrease in Rome Savings’ average investments and borrowings throughout 2002.

Interest Income. Average loans increased to $173.6 million in 2002 from $166.6 million in 2001. The decrease in interest income on loans was caused by a decline in yield due to lower prevailing market rates. This decrease was partially offset by increased loan volume, particularly in the residential mortgage area. The yield on loans in 2002 was 7.53% compared to 8.19% in 2001. Interest income on securities decreased in 2002 due to a decline in both yield and volume. As securities matured and were sold, management utilized the proceeds to fund the aforementioned growth in the loan portfolio, thereby enhancing the yield on those available funds. Average securities decreased from $49.1 million in 2001 to $45.7 million in 2002 while their yields decreased from 5.93% to 5.23% over the same period.

Interest Expense. Interest expense on deposit accounts declined in 2002 due to Rome Bancorp decreasing the rate paid on these accounts, consistent with the decline in market rates. The average rate paid on interest bearing deposits in 2002 was 2.41% compared to 3.68% in 2001. The average balance of these deposits increased to $167.6 million in 2002 from $162.0 million in the prior year.

Provision for Loan Losses. The provision for loan losses was $330,000 in 2002 compared to $325,000 in 2001. The allowance for loan losses was $1.7 million or 0.94% of total loans at December 31, 2002 comparable to $1.6 million and 0.94% of total loans at December 31, 2001. The allowance for loan losses as a percent of non-performing loans was 114% at December 31, 2002 compared to 212% at December 31, 2001. Non-performing loans, consisting of non-accrual loans and loans 90 days past due and still accruing, were $1.5 million or 0.83% of total loans at December 31, 2002 compared to $755,000 or 0.45% at December 31, 2001. A significant portion of the non-performing loans at December 31, 2002 were residential real estate loans. Rome Bancorp believes that these loans are adequately secured and, therefore, do not require as high a percentage of loan loss allowance provided for delinquencies. The elevated level of non-performing loans at December 31, 2002 is indicative of the current economic climate in our region. Net loan charge-offs decreased $219,000 to $197,000 from $416,000 in the previous year. In 2001, the net charge-off number included the write-off of two loans with balances in excess of $100,000 each; write-offs of loans this large was not necessitated in 2002. The decrease in net charge-offs in 2002 resulted in Rome Bancorp being able to maintain its allowance for loan losses at an appropriate level, without recording a significantly higher provision than was recorded in the prior year.

Rome Bancorp establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events occur. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

Non-interest Income. Non-interest income increased by $176,000 to $1.3 million in 2002. This increase is primarily due to net securities gains of $132,000 in 2002 compared to gains of $47,000 in 2001. Rome Savings also recorded a $61,000 gain on the sale of a portion of its student loan portfolio and higher fee income on checking accounts.

Non-interest Expense. Non-interest expense was $7.7 million for the year ended December 31, 2002 compared to $7.2 million for the year ended December 31, 2001. The majority of the increase was in the area of salaries and employee benefits. Rome Bancorp increased staffing levels in 2002, principally to expand the loan origination function. Employee benefits increased primarily due to the additional cost of providing Rome Bancorp’s defined benefit and ESOP retirement plans. The expense for the ESOP plan increased by $61,000, as it is based on the average market price of Rome Bancorp’s stock, which increased by 46.5% in 2002. The expense of the defined benefit plan increased because of a decline on the value of the plan assets. This decline in market value required Rome Bancorp to make additional contributions to the plan in 2002. In December of 2002, the Board of Directors elected to freeze the defined benefit plan. As a result, the expense related to the defined benefit plan should decrease in future periods.

Income Tax Expense. Income tax expense was $1.3 million for 2002, an increase of $210,000 from 2001 income tax expense of $1.1 million. The increase is primarily due to an 11.5 % increase in pre-tax income as well as an increase in the effective tax rate from 31.4% in 2001 to 33.8% in 2002. The increase in the effective rate is primarily due to a lower tax deduction allowable for the cost basis of the ESOP shares, versus the book expense which is recognized using the stock’s fair market value.

Liquidity And Capital Resources

Liquidity describes our ability to meet the financial obligations that arise during the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Rome Bancorp’s primary sources of funds consist of deposits, scheduled amortization and prepayments of loans and mortgage-backed securities, maturities and sales of investments, interest bearing deposits at other financial institutions and funds provided from operations. The Bank also has a written agreement with the Federal Home Loan Bank of New York that allows it to borrow up to $26.2 million on a line of credit. At September 30, 2004, the Bank had no outstanding borrowings on this line of credit, but did have outstanding advances and amortizing notes totaling $15.1 million.

Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities, and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions, and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

Rome Bancorp’s primary investing activities include the origination of loans and to a lesser extent the purchase of investment securities. For the nine months ended September 30, 2004, Rome Bancorp originated loans of approximately $53.0 million in comparison to approximately $54.8 million of loans originated in the nine months ended September 30, 2003. In 2003 Rome Bancorp originated approximately $77.6 million in loans compared to approximately $58.0 million in 2002. Purchases of investment securities totaled $301,000 in the nine months ended September 30, 2004 and $360,000 in the nine months ended September 30, 2003.

At September 30, 2004, Rome Bancorp had loan commitments to borrowers of approximately $13.1 million, and customer available letters and lines of credit of approximately $11.8 million. Total deposits were $207.6 million at September 30, 2004, as compared to $205.5 million at September 30, 2003.

Time deposit accounts scheduled to mature within one year were $47.2 million at September 30, 2004. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with Rome Bancorp. We are committed to maintaining a strong liquidity position, therefore, Rome Bancorp monitors its liquidity position on a daily basis. Rome Bancorp anticipates that it will have sufficient funds to meet its current funding commitments. The marginal cost of new funding however, whether from deposits or borrowings from the Federal Home Loan Bank, will be carefully considered as Rome Bancorp monitors its liquidity needs. Therefore, in order to minimize its cost of funds, Rome Bancorp may consider additional borrowings from the Federal Home Loan Bank in the future.

On May 28, 2003, Rome Bancorp’s Board of Directors announced a three-for-two stock split of Rome Bancorp’s common shares. The additional shares were distributed to stockholders of record as of May 29, 2003 on June 16, 2003. All share and per share data presented have been adjusted to reflect this split. Rome Bancorp also retired 101,164 common shares held in treasury in the second quarter of 2003. This retirement had no net effect on Rome Bancorp’s earnings, statement of condition or cash flow.

Rome Bancorp paid cash dividends of $0.29 per share and repurchased 43,748 shares of common stock in 2003, requiring cash outlays of $1.2 million and $1.0 million, respectively.

During 2003, Rome Bancorp invested $1.3 million in capital projects, primarily related to the upgrade of its core banking system and the purchase of land adjacent to its main office.

Rome Bancorp does not anticipate any material capital expenditures, nor does it have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than debt as described in Note 7 of Notes to the Consolidated Financial Statements and the commitments and unused lines and letters of credit noted above.

Rome Bancorp is contractually obligated to make payments as of September 30, 2004 as follows:

	Total	Payments due by Period:
		Less than 1 year	1-3 years	3-5 years	More than 5 years
Federal Home Loan Bank Borrowings	$15,080	$5,460	$2,023	$3,577	$4,020
Software Maintenance Contracts	486	146	313	27	—

Total Contractual Obligations	$15,566	$5,606	$2,336	$3,604	$4,020

Off-Balance Sheet Arrangements

Rome Bancorp does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Rome Bancorp’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, certain freestanding financial instruments that embody obligations of the issuer, and that are now classified as equity, must be classified as liabilities (or as assets in some circumstances). SFAS No. 150 also includes required disclosures for financial instruments within its scope. For SEC registrants such as Rome Bancorp, SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003 and otherwise at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for Rome Bancorp). The effective date has been deferred indefinitely for certain types of mandatorily redeemable financial instruments. Rome Bancorp currently does not have any financial instruments that are within the scope of SFAS No. 150.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidated the variable interest entity (“VIE”). FIN 46R replaces FASB Interpretation No. 46, which was issued in January 2003. As a public company that is a small business issuer (as defined in applicable SEC regulations), Rome Bancorp will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, FIN 46R will be applied beginning January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts, and any difference between the net amount added to the balance sheet and any previously recognized interest would be recorded as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN 46R is not expected to have a significant effect on Rome Bancorp’s consolidated financial statements.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “ Act”) became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. Rome Savings maintains a postretirement benefit plan that may be impacted by the Act. In May 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” This FSP provides authoritative guidance on the accounting for the effects of the Act and supersedes FSP FAS 106-1. FSP No. 106-2 is effective for the first interim or annual period beginning after June 15, 2004 which, for the Rome Savings, is July 1, 2004. However, if the effects of the Act are not a significant event as defined in FSP No. 106-2, or if benefits under Rome Savings’ plan are not actuarially equivalent to the Medicare benefit, then effects of the Act will be measured at the next measurement date for the plan. The next measurement date for Rome Savings’ postretirement benefit plan is December 31, 2004. Net periodic benefit costs for postretirement benefits do not reflect any amount associated with the subsidy provided by the Act because Rome Savings was unable to conclude whether the benefits provided by its plan are actuarially equivalent to Medicare Part D under the Act.

BUSINESS OF ROME BANCORP AND ROME SAVINGS

General

Our business and the business of Rome Bancorp will be and has been to hold Rome Savings. Rome Savings is a community and customer oriented retail savings bank that offers traditional deposit products, residential real estate mortgage loans and consumer, commercial and commercial real estate loans. In addition, Rome Savings purchases securities issued by the U.S. Government and government agencies, municipal securities, mortgage-backed securities, and other investments permitted by applicable laws and regulations.

Our revenues are derived principally from interest on our loans and interest and dividends on our investment securities. Our primary sources of funds are deposits, payments of loan principal and mortgage-backed securities, maturities and calls of investment securities, and funds provided by operations.

Market Area

Operations are conducted out of our executive office in Rome, New York and three branch offices located in Oneida County, New York, two of which are located in Rome and one in New Hartford, New York. As of June 30, 2004, Rome Savings maintained a 6.69% share of all Oneida County, New York deposits, ranking 5th in size of deposits in Oneida County. Rome Savings also maintained 44.20% market share of all reported funds on deposit in the City of Rome as of June 30, 2004, making it the largest depository institution in Rome.

Our geographic market area for loans and deposits is principally Oneida County, New York. The local economy is not dependent on one key employer. The principal employment sectors are service-related (excluding financial), wholesale and retail trade, and manufacturing.

Similar to national trends, most of the job growth currently realized in Oneida County has been in service related industries, and service jobs now account for the largest portion of the workforce. Our market area also includes a growing number of healthcare, engineering, software, and technical firms that have located in Oneida County in order to take advantage of its well-educated work force, including current and former military and defense industry personnel. Rome, New York is located 15 miles west of Utica and approximately 45 miles east of Syracuse. On occasion and depending on market conditions, we also originate loans in the greater New York City metropolitan area, typically through loan participations, and outside of New York State. At September 30, 2004, Rome Savings’ total loan portfolio consisted of $220.4 million in loans located in the State of New York, while $5.1 million of such loans consisted of loans made outside of New York.

Our future growth opportunities will be influenced by growth and stability in the regional and statewide economies, other demographic trends and the competitive environment. We believe that Rome Savings has developed lending products and marketing strategies to address the credit-related needs of the residents in our local market area.

Competition

Rome Savings faces intense competition both in making loans and attracting deposits. New York has a high concentration of financial institutions, many of which are branches of large money center and regional banks which have resulted from the consolidation of the banking industry in New York and surrounding states. Some of these competitors have greater resources than we do and may offer services that we do not provide. For example, Rome Savings does not provide trust or investment services, or credit cards. Customers who seek “one stop shopping” may be drawn to these institutions.

Competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, insurance companies, and brokerage and investment banking firms. The most direct competition for deposits has historically come from credit unions, commercial banks, savings banks, and savings and loan associations. Rome Savings faces additional competition for deposits from short-term money market funds, corporate and government securities funds, and from brokerage firms, mutual funds, and insurance companies.

Lending Activities

General. Rome Savings has a long-standing commitment to originate commercial real estate, commercial, and consumer loans in addition to a traditional emphasis on residential lending. Rome Savings currently retains substantially all of the loans that it originates. In the future, Rome Savings may sell longer term loans into the secondary market. At September 30, 2004, Rome Savings had total loans of $225.5 million, of which $110.8 million, or 49.13%, were one-to-four family residential mortgages. Of residential mortgage loans outstanding at that date, 18% were adjustable-rate mortgage (“ARM”) loans and 82% were fixed-rate loans. The remainder of Rome Savings’ loans at September 30, 2004, amounting to $114.7 million, or 50.87% of total loans, consisted of commercial real estate, commercial loans and consumer loans. Rome Savings originates commercial real estate and commercial business loans both within and outside of Oneida County, New York. As of September 30, 2004, 21.91% of Rome Savings’ loan portfolio was in commercial real estate loans and 9.10% was in commercial loans. In addition, as of September 30, 2004, 18.43% of Rome Savings’ loan portfolio was in consumer loans. Rome Savings also originates guaranteed student loans.

Rome Savings’ loans are subject to federal and state laws and regulations. The interest rates Rome Savings charges on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by our competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies, and governmental budgetary matters.

Loan Portfolio. The following table sets forth the composition of Rome Savings’ mortgage and other loan portfolios, by type of loan, in dollar amounts and in percentages at the dates indicated.

	At September 30, 2004		At December 31,
			2003		2002		2001		2000		1999
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans:
One-to-four family	$110,770	49.13%	$96,217	45.94%	$71,687	39.11%	$62,099	36.70%	$62,937	37.57%	$64,258	44.85%
Commercial real estate	49,406	21.91	50,239	23.98	53,530	29.20	49,266	29.12	47,512	28.36	32,971	23.01
Construction and land	3,225	1.43	4,197	2.00	1,520.83		2,165	1.28	1,047	0.62	1,136	0.79

Total mortgage loans	163,401	72.47	150,653	71.92	126,737	69.14	113,530	67.10	111,496	66.55	98,365	68.65
Commercial loans	20,507	9.10	19,171	9.15	16,752	9.14	15,440	9.13	17,815	10.63	19,984	13.95
Consumer loans:
Automobile	15,612	6.92	15,780	7.53	17,628	9.62	20,085	11.87	22,248	13.28	10,376	7.24
Property improvement	11,732	5.20	9,460	4.50	6,422	3.51	3,018	1.78	2,201	1.31	1,883	1.31
Education	—	—	—	—	1,451.79		4,523	2.67	4,648	2.78	4,735	3.30
Other	14,226	6.31	14,401	6.88	14,304	7.80	12,608	7.45	9,126	5.45	7,945	5.55

Total consumer loans	41,570	18.43	39,641	18.93	39,805	21.72	40,234	23.77	38,223	22.82	24,939	17.40

Total loans	225,478	100.00%	209,465	100.00%	183,294	100.00%	169,204	100.00%	167,534	100.00%	143,288	100.00%

Less: Allowance for loan losses	1,911		1,809		1,730		1,597		1,688		1,776

Loans, net	$223,567		$207,656		$181,564		$167,607		$165,846		$141,512

Loan Maturity. The following table presents the contractual maturity of Rome Savings’ loans at September 30, 2004 and at December 31, 2003. The table does not include the effect of prepayments or scheduled principal amortization.

	At September 30, 2004				At December 31, 2003
	Residential Mortgage Loans	Commercial Real Estate Loans	Commercial Loans	Consumer Loans	Residential Mortgage Loans	Commercial Real Estate Loans	Commercial Loans	Consumer Loans
	(In thousands)
Amounts due:
Within one year	$25	$513	$9,100	$1,638	$48	$5,347	$8,218	$1,752
After one year:
One to three years	704	6,059	1,861	13,082	486	2,024	2,090	10,901
Three to five years	2,790	1,252	2,517	21,854	2,769	2,701	2,397	22,454
Five to ten years	12,530	10,026	4,509	3,016	12,790	8,738	4,081	2,492
Ten to twenty years	49,964	27,117	1,118	481	47,348	26,664	971	371
After twenty years	46,503	5,918	1,402	1,499	35,044	6,694	1,414	1,671

Total due after one year	112,491	50,372	11,407	39,932	98,437	46,821	10,953	37,889

Total loans	$112,516	$50,885	$20,507	$41,570	$98,485	$52,168	$19,171	$39,641

The following table presents, as of September 30, 2004 and December 31, 2003, the dollar amount of all loans contractively due after September 30, 2005 and December 31, 2004, and whether these loans have fixed interest rates or adjustable interest rates.

	Due After September 30, 2005			Due After December 31, 2004
	Fixed	Adjustable	Total	Fixed	Adjustable	Total
	(In thousands)
Residential mortgage loans	$91,168	$21,323	$112,491	$80,304	$18,133	$98,473
Commercial real estate loans	27,528	22,844	50,372	27,742	11,290	46,821
Commercial loans	7,214	4,193	11,407	7,106	963	10,953
Consumer loans	27,921	12,010	39,931	28,043	9,846	37,889

Total loans	$153,831	$60,370	$214,201	$143,195	$50,950	$194,100

The following table presents Rome Savings’ loan originations, purchases, sales and principal payments for the periods indicated.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2004	2003	2003	2002	2001
	(In thousands)
Total loans:
Balance outstanding at beginning of period	$209,465	$183,294	$183,294	$169,204	$167,534
Originations:
Mortgage loans	36,180	38,739	54,161	32,250	17,009
Commercial and consumer loans	16,837	16,046	22,397	25,730	19,908

Total originations	53,017	54,785	76,558	57,980	36,917
Principal repayments:
Mortgage loans	23,465	18,797	30,284	18,809	14,893
Commercial and consumer loans	13,229	14,366	18,204	21,325	19,075

Total principal payments	36,694	33,163	48,488	40,134	33,968
Transfers to foreclosed real estate	87	—	202	184	45
Loan sales - guaranteed student loans	—	1,266	1,266	3,375	818
Loans charged off	223	326	431	197	416

Balance outstanding at end of period	$225,478	$203,324	$209,465	$183,294	$169,204

Residential Mortgage Lending. Rome Savings emphasizes the origination of mortgage loans secured by one-to-four family properties that serve as the primary residence of the owner. At September 30, 2004, loans on one-to-four family residential properties accounted for $110.8 million, or 49.13%, of Rome Savings’ total loan portfolio. Of residential mortgage loans outstanding on that date, 18% were ARM loans, and 82% were fixed rate loans. Following the second-step conversion, Rome Savings may seek to expand its residential lending activities with the proceeds received in the offering primarily through the marketing and sale to the secondary market of longer fixed-rate mortgage loans. Management of Rome Savings believes that the expansion of Rome Savings’ residential lending will enhance its reputation as a service-oriented institution that meets the needs of its local community.

Most of Rome Savings’ loan originations are from existing or past customers, members of Rome Savings’ local communities or referrals from local real estate agents, attorneys, and builders. Management of Rome Savings believes that its branch offices could be a significant source of new loan generation.

Rome Savings’ mortgage loan originations are generally for terms from 10 to 20 years, amortized on a monthly basis with interest and principal due each month. Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option without penalty. Conventional residential mortgage loans granted by Rome Savings customarily contain “due-on-sale” clauses that permit Rome Savings to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

As of September 2002, Rome Savings’ Board of Directors approved a plan to have residential lending policies and procedures conform to secondary market guidelines. In the future, Rome Savings’ may sell qualifying fixed rate longer term loans into the secondary market, but expects to continue to retain fixed rate loans with maturities of shorter terms. Rome Savings allows residential mortgage loans with a loan to value ratio up to 100%. All mortgages originated with a loan-to-value ratio of 90% or greater have Private Mortgage Insurance (“PMI”) with 25% coverage. Mortgages between 80 and 90% loan to value ratio may require PMI based on credit scores and other financial attributes of the applicants. PMI insurance is not required on loans with an 80% or less loan to value ratio. Rome Savings at times may originate mortgages outside of secondary market guidelines, tailored to the needs of its customers. Commitments issued in these situations are reviewed with the board on a monthly base. Rome Savings also offers residential construction loans to customers in its primary lending market.

Generally, Rome Savings will make construction loans up to 80% loan to value ratio and up to 90% with PMI. The program allows for mortgagors to receive up to 5 advances during the construction phase. Rome Savings uses third party board approved inspectors to determine the advance amount and obtains a clear title report prior to making each advance. The loan converts to permanent financing at the end of 6 months from the initial closing if the house is completed or not. The interest rate on the permanent financing is locked in at the time of the closing of the construction mortgage. Rome Savings receives, at closing, in addition to standard fees and closing cost up to ¾ of 1% of the loan amount as additional income.

Rome Savings also offers adjustable-rate mortgage loans with a maximum term of 30 years. Adjustable-rate loans offered by Rome Savings include loans that provide for an interest rate based on the interest paid on U.S. Treasury securities of corresponding terms plus a margin of up to 2.75%. Rome Savings currently offers adjustable-rate loans with initial rates below those which would prevail under the foregoing computations, based upon a determination of market factors and competitive rates for adjustable-rate loans in its market area. For adjustable-rate loans, borrowers are qualified at the initial rate.

Rome Savings’ adjustable-rate mortgages include limits on increase or decrease in the interest rate of the loan. The interest rate may increase or decrease by a maximum 2.0% per adjustment period with a ceiling rate of 11% over the life of the loan. The retention of adjustable-rate mortgage loans in our loan portfolio helps reduce exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of the pricing of adjustable-rate mortgage loans. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

During the year ended December 31, 2003, Rome Savings originated $7.7 million in adjustable-rate residential mortgage loans and $33.7 million in fixed-rate one-to-four family residential loans. Approximately 6.7% of all residential loan originations during fiscal 2003 were refinancings of loans already in Rome Savings’ portfolio. At September 30, 2004, Rome Savings’ loan portfolio included $22.5 million in adjustable-rate one-to-four family residential mortgage loans or 10.0% of its total loan portfolio, and $88.3 million in fixed-rate one-to-four family residential mortgage loans, or 39.2% of its total loan portfolio.

Commercial Real Estate Loans. Rome Savings originates commercial real estate loans to finance the purchase of real property, which generally consists of developed real estate. In underwriting commercial real estate loans, consideration is given to the property’s historic cash flow, current and projected occupancy, location, and physical condition. At September 30, 2004, our commercial real estate loan portfolio consisted of loans totaling $49.4 million, or 21.91%, of total loans. Most of the commercial real estate portfolio consists of loans that are collateralized by properties in Rome Savings’ primary market. To a lesser extent, commercial real estate loans are secured by out of market properties. Rome Savings’ commercial real estate loan portfolio is diverse and does not have any significant loan concentration by type of industry or borrower. Rome Savings lends up to a maximum loan-to-value ratio of 75% on commercial properties and requires a minimum debt coverage ratio of 1.25. Commercial real estate lending involves additional risks compared with one-to-four family residential lending. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Rome Savings’ loan policies limit the amount of loans to a single borrower or group of borrowers to reduce this risk.

Rome Savings commercial real estate loan portfolio includes $1.48 million of construction loans. From time to time Rome Savings approves commercial construction mortgages. Recognizing the risks inherent to this type of lending, it is Rome Savings’ practice to minimize lending risk by carefully studying project feasibility, developing a detailed knowledge of the borrower/guarantor’s entire business operation, assessing both primary and secondary sources of repayment, and by structuring the credit in a manner appropriate to the project.

Rome Savings’ will only consider construction lending where it holds a first position mortgage lien on the subject premises. No construction loan will be advanced without permanent financing approved by Rome Savings or another lender. Commitments from any source other than this bank must be reviewed for capacity and conditions. Rome Savings’ exposure cannot exceed 75% of the project cost. Rome Savings requires that up-front equity requirements be met in cash or free and clear value of the land directly associated with the project. The ratio of projected cash flow versus debt service coverage must equal or exceed 1.25. Construction loans may have interest only payments until completion of the project but not beyond 12 months. Personal guaranties are required of the principals of closely held entities. Funds are disbursed only after proper documentation of work completed. A 5% to 10% retainage is normally required.

Commercial Loans. In addition to commercial real estate loans, Rome Savings also engages in small business commercial lending, including business installment loans, lines of credit, and other commercial loans. At September 30, 2004, Rome Savings’ commercial loan portfolio consisting of loans totaling $20.5 million, or 9.10%, of total loans. A portion of Rome Savings’ commercial loans are participation loans. Unless otherwise structured as a mortgage on commercial real estate, such loans generally are limited to terms of five years or less. Substantially all such commercial loans have variable interest rates tied to the prime rate. Whenever possible, Rome Savings collateralizes these loans with a lien on commercial real estate or, alternatively, with a lien on business assets and equipment and the personal guarantees from principals of the borrower. Interest rates on commercial loans generally have higher yields than residential mortgages.

Rome Savings offers commercial services administered by Rome Savings’ commercial loan department that are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases, and the refinancing of existing corporate debt.

Commercial loans are generally considered to involve a higher degree of risk than residential mortgage loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. Rome Savings utilizes the services of an outside consultant to conduct on-site reviews of the commercial loan portfolio to ensure adherence to underwriting standards and policy requirements.

Consumer Loans. Rome Savings offers a variety of consumer loans. At September 30, 2004, the consumer loan portfolio totaled $41.6 million, or 18.43%, of total loans. Consumer loans generally are offered for terms of up to 5 or 10 years, depending on the collateral, at fixed interest rates. Rome Savings’ consumer loan portfolio consists primarily of property improvement loans (i.e., home equity loans and home equity lines of credit) and used automobile loans. To a lesser extent, the consumer loan portfolio also includes:

•	new automobile loans;

•	recreational vehicles, boats, and conversion vans;

•	motorcycles, ATVs, snowmobiles, and equipment loans;

•	secured passbook loans;

•	unsecured loans;

•	education loans; and

•	mobile or manufactured home loans.

Rome Savings expects consumer lending to be an area of steady lending growth, with installment loans continuing to account for the major portion of our consumer lending volume. Automobile loans currently comprise the largest portion at 37.5% of the consumer loan portfolio, which consists primarily of loans for used cars. Rome Savings makes loans secured by deposit accounts up to 90.0% of the amount of the depositor’s savings account balance. Rome Savings also makes other consumer loans, which may or may not be secured. The terms of such loans vary depending on the collateral.

Rome Savings provides home equity lines of credit for any purpose, using the applicant’s principal residence. The normal loan to value for these lines is 90%, with certain conditions allowing for up to 100%. This product has a ten-year interest-only draw period. During this period, principal reductions are at the applicant’s discretion. At the end of the ten-year period, any outstanding principal balance due is termed out over 15 years with payments to principal with interest monthly. These lines have a variable interest at prime rate. Access to these lines are by customer checks. All closing costs are waived providing that the line remains open for at least three years.

Rome Savings makes loans for automobiles, both new and used, directly to the borrowers. The term of automobile loans is generally limited to five years. The financial terms of the loans are determined by the age and condition of the collateral. Rome Savings obtains a title lien on the vehicle and collision insurance policies are required on all these loans. Rome Savings pays a referral fee of no more than $200 to automobile dealers who refer it customers. There is no difference in interest rates and terms for customers who are referred and those who are not.

Consumer loans are generally originated at higher interest rates than residential mortgage loans but also tend to have a higher credit risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets. Despite these risks, Rome Savings’ level of consumer loan delinquencies generally has been low. No assurance can be given, however, that Rome Savings’ delinquency rate on consumer loans will continue to remain low in the future, or that we will not incur future losses on these activities.

Loan Approval Procedures and Authority. Rome Savings’ lending policies are established by its Board of Directors. The policies differ depending on the type of loan involved.

•	Residential Mortgage Loans: Once Rome Savings receives a completed application, each mortgage application is presented to the Residential Mortgage Committee (which consists of bank officers) for approval. Loans over $300,000 must also be presented to the Executive Committee or the Lending Committee, which consists of the officers and directors of Rome Savings, for a second approval.

•	Commercial Loans and Commercial Mortgage Loans: The maximum commercial loan or commercial mortgage amount is dictated by Rome Savings’

portfolio management guidelines. The total of all credit extended to one borrower may not exceed $5.0 million. The maximum amount of any single loan, or combination of loans secured by the same collateral, is $2.0 million. The total of commercial mortgages and commercial loans by industry may not exceed 8.0% of assets. Rome Savings may not exceed the legal limits of lending to one borrower, currently 15% of stockholder’s equity. Loans to one borrower include group credit. A group credit is broadly defined as any credit, either direct, indirect, or contingent, including unused lines of credit and other commitments by Rome Savings to lend, extended either jointly or severally to individuals, joint ventures, partnerships, corporations, subsidiaries or affiliates, which are commonly controlled or where the credit reliance is similar. The minimum amount for a commercial loan is not specific in policy but loans under $5,000 are unusual. The minimum amount for a commercial mortgage is not specified in policy but mortgages under $25,000 are unusual.

Two designated vice presidents of Rome Savings each have authority to approve commercial loans up to $400,000 which are secured by liquid collateral. For other commercial loans each of these officers may approve up to $250,000. Rome Savings ‘President and Chief Executive Office may approve commercial loans up to $650,000 which are secured by liquid collateral and all other commercial loans up to $400,000. A combination of any two of these three officers may approve commercial loans up to $800,000 which are secured by liquid collateral. Any two may approve all other commercial loans up to $500,000. Any commercial loan request in excess of the approval authority outlined above must be presented to the bank’s Lending Committee, Executive Committee, or Board of Directors for approval.

Two designated vice presidents of Rome Savings each have authority to approve commercial mortgages up to $300,000. Rome Savings’ President and Chief Executive Officer has authority to approve commercial mortgages up to $500,000. A combination of any two of these three officers may approve a commercial mortgage up to $700,000. Any commercial mortgage request in excess of the approval authorities outlined above must be presented to Rome Savings Lending Committee, Executive Committee, or Board of Directors for approval.

•	Consumer Loans: Rome Savings extends consumer loans in amounts starting at a minimum of $1,000, and with no upper limit, other than the portfolio management guidelines. Approvals begin at the interviewer level with various approval authorities ranging from $7500 to $25,000. Loan requests above these amounts are then addressed up to $100,000 with the Vice President of Consumer Loans, up to $250,000 with the Senior Loan Officer, and up to $450,000 with the President and CEO. Requests above $450,000 are referred to the Lending Committee, Executive Committee or the Board of Directors.

•	Home Equity Lines of Credit. Lines of credit against an applicant’s principal residence extend from $7,500 to $250,000. Approvals for these lines are handled as follows: up to $75,000 by the assistant to the head of the consumer lending, $100,000 by the Vice President of Consumer Lending or Mortgage Departments, up to $250,000 by the Senior Loan Officer or Rome Savings’ President and Chief Executive Officer. Any exceptions to the normal parameters are approved by the Lending Committee, Executive Committee or the Board of Directors.

Current lending procedures. Upon receipt of a completed loan application from a prospective borrower, Rome Savings orders a credit report and verifies certain other information. If necessary, Rome Savings obtains additional financial or credit related information. Rome Savings requires an appraisal for all mortgage loans, including loans made to refinance existing mortgage loans. Appraisals are performed by licensed or certified third-party appraisal firms that have been approved by Rome Savings’ Board of Directors. Rome Savings requires title insurance on all secondary market mortgage loans and certain other loans. Rome Savings requires borrowers to obtain hazard insurance, and if applicable, Rome Savings may require borrowers to obtain flood insurance prior to closing. Available to borrowers is the option to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which Rome Savings makes disbursements for items such as real estate taxes, flood insurance, and private mortgage insurance premiums, if required.

Asset Quality

One of Rome Savings’ key operating objectives has been and continues to be maintaining a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of foreclosed properties, Rome Savings has been proactive in addressing problem and non-performing assets. These strategies, as well as Rome Savings’ high proportion of one-to-four family mortgage loans, the maintenance of sound credit standards for new loan originations and loan administration procedures, have resulted in historically low delinquency ratios and, in recent years, a reduction in non-performing assets. These factors have helped strengthen Rome Savings’ financial condition.

Delinquent Loans and Foreclosed Assets. When a borrower fails to make required payments on a loan, Rome Savings takes a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of mortgage loans, Rome Savings’ mortgage servicing department is responsible for collection procedures from the 15th day up to the 120th day of delinquency. A reminder letter requesting prompt payment is sent on the 25th day. A late charge notice is sent at 30 days. At 30 days Rome Savings also attempts to establish telephone contact with the borrower. If no contact is established, progressively stronger collection letters are sent on the 45th and 55th days of delinquency. Late charge notices are sent on the 30th and 60th days of the delinquency. Between the 60th and 90th day of delinquency, if telephone contact has not been established or if there has been mail returned, the collector or his or her assistant makes a physical inspection of the property. When contact is made with the borrower at any time prior to foreclosure, Rome Savings attempts to obtain full payment of the amount delinquent or work out a repayment schedule with the borrower in order to avoid foreclosure. It has been Rome Savings’ experience that most loan delinquencies are cured within 105 days and no legal action is taken.

Rome Savings sends the “right to cure” foreclosure notice when a loan is approximately 75 days delinquent. This contains a “right to cure” clause that gives the customer the terms that must be met within 30 days of the date the letter is sent in order to avoid foreclosure action. After this letter expires, Rome Savings sends the loan to committee for approval to foreclose. Rome Savings commences foreclosure if the loan is not brought current by the 120th day of delinquency unless specific limited circumstances warrant an exception. Rome Savings holds property foreclosed upon as other real estate owned. Rome Savings carries foreclosed real estate at its fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is brought current, paid in full, or refinanced before the foreclosure sale, Rome Savings either sells the real property securing the loan at the foreclosure sale or sells the property as soon thereafter as practical. The collection procedures for Federal Housing Association (“FHA”) and Veterans’ Administration (“VA”) one-to-four family mortgage loans follow the collection guidelines outlined by those agencies.

The collection procedures for consumer, commercial, and other loans, include the sending of periodic late notices and letters to a borrower once a loan is past due. Rome Savings attempts to make direct contact with a borrower once a loan is 15 days past due. Rome Savings follows the same collection procedure as mortgages in an attempt to reach individuals by telephone and sending them letters and notices. Supervisory personnel in Rome Savings’ lending area and in its collection area review loans 30 days or more delinquent on a regular basis. If collection activity is unsuccessful after 120 days, Rome Savings may charge off a loan and/or refer the matter to its legal counsel for further collection effort. Loans deemed uncollectible by the Collection Department are proposed for charge-off. All loan charge-offs, regardless of amount, are to be approved by the senior loan officer or the President of Rome Savings. Those charge-offs in excess of $2,500 must be approved by a second senior officer and reported to the Executive Committee or the Lending Committee of Rome Savings at its next scheduled meeting.

Rome Savings’ policies require that management continuously monitor the status of the loan portfolio and report to the Board of Directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate and Rome Savings’ actions and plans to cure the delinquent status of the loans and to dispose of the real estate.

Non-performing Assets. Non-performing assets totaled $877,000 at September 30, 2004 and $1.6 million at December 31, 2003.

The following table presents information regarding non-accrual mortgage and consumer and other loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated.

	At September 30, 2004	At December 31,
		2003	2002	2001	2000	1999
	(Dollars in thousands)
Nonaccruing loans:
Mortgage loans	$397	$689	$531	$51	$41	$224
Commercial loans	294	513	377	420	1,076	112
Consumer loans	154	138	148	103	41	22

Total	845	1,340	1,056	574	1,158	358
Accruing loans delinquent 90 days or more	32	66	460	181	188	129

Total non-performing loans	877	1,406	1,516	755	1,346	487
Foreclosed real estate, net	—	202	55	—	—	183

Total non-performing assets	$877	$1,608	$1,571	$755	$1,346	$670

Non-performing loans to total loans	0.39%	0.67%	0.83%	0.45%	0.80%	0.34%
Non-performing assets to total assets	0.33%	0.61%	0.63%	0.31%	0.55%	0.30%

With the exception of first mortgage loans insured or guaranteed by the FHA or VA or for which the borrower has obtained private mortgage insurance, Rome Savings stops accruing income on loans when interest or principal payments are 90 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. Rome Savings designates loans on which it stops accruing income as non-accrual loans and it reverses outstanding interest that it previously credited. Rome Savings may recognize income in the period that it collects such income, when the ultimate collectibility of principal is no longer in doubt. Rome Savings returns a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist. Rome Savings defines non-performing loans as loans that are both non-accruing and accruing loans whose payments are 90 days or more past due.

Rome Savings defines the population for evaluation of impaired loans to be all non-accrual commercial real estate and commercial loans greater than $250,000. Impaired loans are individually assessed to determine whether a loan’s carrying value is not in excess of the fair value of the collateral or the present value of the loan’s cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impaired loan portfolio. Rome Savings’ recorded investment in loans that are considered impaired totaled $270,000 and $284,000 at September 30, 2004 and December 31, 2003, respectively. If all non-accrual loans had been current in accordance with their terms during the nine months ended September 30, 2004 and the year ended December 31, 2003 and 2003, interest income on such loans would have amounted to $46,400, $83,800 and $87,400, respectively. At September 30, 2004, Rome Savings did not have any loans not included above which are “troubled debt restructurings” as defined in SFAS No. 15.

Allowance for Loan Losses. The following table sets forth activity in Rome Savings’ allowance for loan losses and other ratios at or for the dates indicated.

	For the Nine Months Ended September 30,		For the Year Ended December 30,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of year	$1,809	$1,730	$1,730	$1,597	$1,688	$1,776	$1,956
Provision for loan losses	325	250	510	330	325	650	175
Charge-offs:
Mortgage loans	47	153	160	51	37	36	184
Commercial loans	31	36	85	32	341	795	338
Consumer loans	285	223	295	289	213	153	88

Total	363	412	540	372	591	984	610
Recoveries	140	86	109	175	175	246	255

Net charge-offs	223	326	431	197	416	738	355

Balance at end of year	$1,911	$1,654	$1,809	$1,730	$1,597	$1,688	$1,776

Ratio of net charge-offs to average loans outstanding during the period	0.14%	0.23%	0.22%	0.11%	0.25%	0.49%	0.26%
Allowance for loan losses as a percent of loans	0.85%	0.81%	0.86%	0.94%	0.94%	1.01%	1.24%
Allowance for loan losses as a percent of non-performing Loans	217.90%	122.07%	128.66%	114.12%	211.52%	125.41%	364.68%

The allowance for loan losses is a valuation account that reflects Rome Savings’ evaluation of the losses inherent in its loan portfolio. Rome Savings maintains the allowance through provisions for loan losses that it charges to income. Rome Savings charges losses on loans against the allowance for loan losses when it believes the collection of loan principal is unlikely.

Rome Savings’ evaluation of risk in maintaining the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. Rome Savings considers the following factors as part of this evaluation: historical loan loss experience; known and inherent risks in the loan portfolio; the estimated value of the underlying collateral; and current economic and market trends. There may be other factors that may warrant consideration in maintaining an allowance at a level sufficient to provide for probable losses. Although management of Rome Savings believes that it has established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review Rome Savings’ loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. These agencies, including the OTS, may require Rome Savings to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting Rome Savings’ results of operations.

For the nine months ended September 30, 2004, Rome Savings increased its allowance for loan losses through a $325,000 provision for loan losses based on its evaluation of the items discussed above. Rome Savings’ management believes that the allowance for loan losses accurately reflects the level of risk in the loan portfolio. In addition to the non-performing loans, management has identified, through normal internal credit review procedures, $10.8 million in “potential problem loans” at September 30, 2004. Payments are current on $10.3 million or 95.4% of these loans. These problem loans are defined as loans not included as non-performing loans, but about which management has developed information regarding possible credit problems, which may cause the borrowers future difficulties in complying with loan repayments. Rome Savings will continue to be aggressive in identifying, monitoring and resolving potential problem loans. See “Management’s Discussion and Analysis - Comparison of Operating Results for the Nine Months Ended September 30, 2004 and 2003 - Provision for Loan Losses.”

The following table presents Rome Savings’ allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the periods indicated.

	At September 30,		At December 31,
	2004		2003		2002		2001		2000		1999
	Amount	Loans in Each Category to Total Loans	Amount	Loans in Each Category to Total Loans	Amount	Loans in Each Category to Total Loans	Amount	Loans in Each Category to Total Loans	Amount	Loans in Each Category to Total Loans	Amount	Loans in Each Category to Total Loans
Mortgage loans:
One-to-four family	$220	49.13%	$192	45.94%	$220	39.11%	$222	36.70%	$231	37.57%	$337	44.85%
Commercial real estate	766	21.91	702	23.98	767	29.20	762	29.12	613	28.36	709	23.01
Construction & land	—	1.43	—	2.00	—	0.83	—	1.28	—	0.62	28	0.79

Total mortgage loans	986	72.47	894	71.92	987	69.14	984	67.10	844	66.55	1,074	68.65
Commercial loans	546	9.10	619	9.15	511	9.14	391	9.13	662	10.63	473	13.95
Consumer loans	379	18.43	296	18.93	232	21.72	222	23.77	182	22.82	229	7.40

Total allowance for loan losses	$1,911	100.00%	$1,809	100.00%	$1,730	100.00%	$1,597	100.00%	$1,688	100.00%	$1,776	100.00%

Investment Activities

General. The Board of Directors of Rome Savings reviews and approves its investment policy on an annual basis. The Board of Directors has delegated primary responsibility for ensuring that the guidelines in the investment policy are followed by the Chief Financial Officer. The Chief Financial Officer reports to the Asset Liability Management Committee and to the Executive Committee monthly.

Rome Savings’ investment policy is designed primarily to manage the interest rate sensitivity of its assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement its lending activities, and to provide and maintain liquidity within established guidelines. In establishing its investment strategies, management of Rome Savings considers Rome Savings’ interest rate sensitivity, the types of securities to be held, liquidity, and other factors. Federal savings banks have authority to invest in various types of assets, including U.S. Government obligations, securities of various federal agencies, obligations of states and municipalities, mortgage-backed securities, certain time deposits of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements, loans of federal funds, and, subject to certain limits, corporate debt and commercial paper.

Rome Savings classifies securities as held to maturity or available for sale at the date of purchase. Held to maturity securities are reported at cost, adjusted for amortization of premium and accretion of discount. Available for sale securities are reported at fair market value. Rome Savings classifies U.S. Government securities and U.S. Government Agency securities, as available for sale. These securities predominately have maturities of less than five years although Rome Savings also invests in adjustable rate U.S. Government agency securities with maturities up to 15 years. Rome Savings’ mortgage-backed securities, all of which are directly or indirectly insured or guaranteed by Freddie Mac, Government National Mortgage Association (“GNMA”) or Fannie Mae, consist of both 30 year securities and seven year balloon securities. The latter are so named because they mature (i.e., balloon) prior to completing their normal 30 year amortization. The 30 year mortgage-backed securities are classified as held to maturity while the seven year balloon securities are classified as available for sale.

Rome Savings also invests in state and municipal obligations with a maturity of ten years or less rated at least AA by Moody’s, Standard & Poors, or Fitch. Rome Savings invests in these securities because of their favorable after tax yields in comparison to U.S. Government and U.S. Government Agency securities of comparable maturity. These securities are classified as available for sale. Finally, Rome Savings has investments in FHLB stock and other equity securities, which are classified as “available for sale.” As a result of converting to a federal charter Rome Savings is required to liquidate its equity securities, other than the FHLB stock, over a two-year period.

The following table presents the composition of Rome Savings’ securities portfolios in dollar amount of each investment type at the dates indicated.

	At September 30,		At December 31,
	2004		2003		2002		2001
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available for sale:
U.S. Government agencies	2,628	2,725	3,457	3,593	5,920	6,187	9,634	9,959
State and Municipal obligations	7,402	7,741	8,654	9,155	9,154	9,792	9,790	10,103
Mortgage-backed securities
FNMA	148	152	252	245	739	766	1,000	1,000
FHLMC	926	979	1,447	1,523	4,546	4,749	5,422	5,494
Corporate bonds	3,031	3,153	6,499	6,798	12,243	12,965	12,195	12,594

Total available for sale debt securities	14,135	14,750	20,309	21,314	32,602	34,459	38,041	39,150
Equity securities	2,733	2,913	3,792	4,109	6,582	5,215	5,531	5,167
FHLB stock	1,103	1,103	905	905	767	767	926	926

Total available for sale	17,971	18,766	25,006	26,328	39,951	40,441	44,498	45,243

Held to maturity:
Mortgage-backed securities
GNMA	$107	$116	$160	$174	$231	$255	$319	$349
FHLMC	6	7	—	—	—	—	15	17
U.S. Government securities	1,822	1,827	2,479	2,519	2,305	2,395	988	1,041
Other bonds	199	199	151	151	230	230	404	404

Total held to maturity	2,134	2,149	2,790	2,844	2,766	2,880	1,726	1,811

Total investment securities	$20,105	$20,915	$27,796	$29,172	$42,717	$43,321	$46,224	$47,054

Investment Securities Portfolio, Maturities and Yields. The following table sets forth the scheduled maturities, amortized cost and weighted average yields for Rome Savings’ debt securities at September 30, 2004.

	One Year or Less		More Than One Year less than Five Years		More Than Five Years less than Ten Years		More Than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
U.S. Government agencies	—	—	$700	2.28%	$1,928	2.35%	—	—	$2,628	2.33%
State and Municipal obligations (1)	$1,611	6.45%	5,505	6.61	—	—	$286	7.26%	7,402	6.60
Mortgage-backed securities	—	—	1,074	5.51	—	—	—	—	1,074	5.51
Corporate bonds	502	6.18	2,529	5.99	—	—	—	—	3,031	6.02

	2,113	6.39%	9,808	6.02%	1,928	2.35%	286	7.26%	14,135	5.60%
Held to maturity securities:
U.S. Government securities	500	6.70%	1,322	2.7%	—	—	—	—	1,822	3.80%
Mortgage-backed securities	—	—	48	9.04	66	10.05%	—	—	113	9.63
Other	—	—	—	—	8	6.70	191	6.29	199	6.31

	500	6.70%	1,370	2.92%	74	9.70%	191	6.29%	2,134	4.34%
Total debt securities	$2,613	6.45%	$11,178	5.64%	$2,002	2.62%	$477	6.87%	$16,269	5.43%

(1)	Yields are presented on a tax-equivalent basis.

Deposit Activity And Other Sources Of Funds

General. Deposits, borrowings, scheduled amortization and prepayments of loan principal, maturities, and calls of investments securities and funds provided by operations are Rome Savings’ primary sources of funds for use in lending, investing and for other general purposes. See “Management’s Discussion and Analysis - Liquidity and Capital Resources.”

Deposits. Rome Savings offers a variety of deposit accounts having a range of interest rates and terms. Rome Savings currently offers regular savings deposits (consisting of passbook and statement savings accounts), interest-bearing demand accounts, noninterest-bearing demand accounts, money market accounts and time deposits.

Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Rome Savings deposits are primarily obtained from areas surrounding its offices and Rome Savings relies primarily on paying competitive rates, service and long-standing relationships with customers to attract and retain these deposits. Rome Savings does not use brokers to obtain deposits.

When Rome Savings determines its deposit rates, it considers local competition, U.S. Treasury securities offerings, and the rates charged on other sources of funds. Core deposits (defined as savings deposits, money market accounts, demand accounts and other interest-bearing accounts) represented 66.9% and 65.2% of total deposits on September 30, 2004 and December 31, 2003, respectively. At September 30, 2004 and December 31, 2003, time deposits with remaining terms to maturity of less than one year amounted to $47.2 million and $48.4 million, respectively.

The following table presents Rome Savings’ time deposit accounts categorized by interest rates which mature during each of the periods set forth below and the amounts of such time deposits by interest rate at each of September 30, 2004, December 30, 2003 and 2002.

	Period to Maturity from September 30, 2004				At September 30, 2004	At December 31,
	Less Than One Year	One to Two Years	Two to Three Years	More Than Three Years		2003	2002
	(In thousands)
Interest Rate Range:
2.00% and below	$37,878	$3,488	$102	$—	$41,468	$42,223	$19,025
2.01% to 3.00%	4,170	4,800	1,511	2,105	12,586	10,358	25,155
3.01% to 4.00%	1,274	166	995	2,963	5,398	6,615	6,794
4.01% to 5.00%	611	756	1,884	250	3,501	4,908	9,389
5.01% to 6.00%	1,780	1,137	10	—	2,927	3,245	6,196
6.01% and above	1,455	1,424	—	—	2,879	3,450	5,803

Total	$47,168	$11,771	$4,502	$5,318	$68,759	$70,798	$72,362

The following table presents the distribution of Rome Savings’ deposit accounts at the dates indicated by dollar amount and percent of portfolio.

	At September 30, 2004		At December 31,
			2003		2002		2001
	Amount	Percent of total deposits	Amount	Percent of total deposits	Amount	Percent of total deposits	Amount	Percent of total deposits
	(Dollars in Thousands)
Saving	$95,275	45.90%	$91,659	45.11%	$86,495	44.37%	$80,778	42.69%
Money market	7,984	3.85	7,914	3.89	8,242	4.23	6,654	3.52
Other interest bearing	8,586	4.14	5,764	2.84	2,801	1.44	2,750	1.45
Noninterest bearing	26,971	12.99	27,054	13.32	25,024	12.84	24,922	13.17

Total	138,816	66.88	132,391	65.16	122,562	62.88	115,104	60.83

Time Deposits:
Original maturities of:
Three months or less	1,202	0.58	1,274	0.62	1,458	0.75	1,829	0.97
Over three months to twelve months	33,693	16.23	36,507	17.97	37,358	19.17	38,822	20.52
Twelve months to twenty-four months	12,584	6.06	12,395	6.10	12,542	6.43	12,780	6.75
Twenty-four months to thirty - six months	5,472	2.64	6,034	2.97	6,010	3.08	6,066	3.20
Thirty-six months to forty-eight months	2,617	1.26	2,421	1.19	2,124	1.09	2,153	1.14
Forty-eight months to sixty months	13,191	6.35	12,168	5.99	12,870	6.60	12,462	6.59

Total time deposits	68,759	33.12	70,799	34.84	72,362	37.12	74,112	39.17

Total deposits	$207,575	100.00%	$203,190	100.00%	$194,924	100.00%	$189,216	100.00%

At September 30, 2004, Rome Savings had $10.5 million in time deposits with balances of $100,000 or more maturing as follows:

Maturity Period	Amount
(In thousands)
Three months or less	$3,030
Over three months through six months	1,797
Over six months through 12 months	2,294
Over 12 months	3,357

Total	$10,478

Borrowings. At December 31, 2003, Rome Savings had outstanding borrowings of $18.1 million that were used to fund loan growth. In the future, Rome Savings expects to continue to utilize borrowings as a funding source and may borrow funds pursuant to repurchase agreements, whereby it sells an asset with an agreement to repurchase it at some future date. Rome Savings is a member of the Federal Home Loan Bank of New York and has an available a line of credit of $25 million.

Subsidiary Activities

Rome Savings has four subsidiaries: 100 On the Mall Corporation; Clocktower Insurance Agency Incorporated; RSB Properties, Inc.; and RSB Capital, Inc. 100 On the Mall acts as a manager and developer of real estate. Its only activity is ownership of Rome Savings’ main office building and premises. Clocktower Insurance owns real estate, which is currently being leased to a Dunkin Donuts franchise adjacent to one of Rome Savings’ branch offices. RSB Properties, Inc. is a real estate investment trust designed for tax purposes to hold Rome Savings’ residential mortgage loans. RSB Capital, Inc. is currently inactive.

Properties

We conduct our business through Rome Savings’ executive office, operations center and three banking offices. At December 31, 2003, the net book value of the computer equipment and other furniture, fixtures and equipment of Rome Savings at its offices totaled $1.1 million. For more information, see Note 5 of Notes to Consolidated Financial Statements.

Location	Leased or Owned	Original Date Acquired	Net Book Value December 31, 2003
			(In thousands)
Executive Office: 100 West Dominick St. Rome, NY	Owned	1956	$1,259
Branch Offices: 1629 Black River Boulevard Rome, NY	Owned	1963	303
1300 Erie Boulevard Rome, NY	Owned	1997	1,035
82 Seneca Turnpike New Hartford, NY	Owned	1983	140
Mortgage Center: 137 West Dominick Street Rome, NY	Owned	2002	479

Location	Leased or Owned	Original Date Acquired	Net Book Value December 31, 2003
			(In thousands)
Accounting Center: 139 West Dominick Street Rome, NY	Owned	1995	370

Legal Proceedings

We are involved in routine legal proceedings occurring in the ordinary course of business, which, in the aggregate, are expected to be resolved for amounts that would not be material to our financial condition.

Personnel

As of September 30, 2004, Rome Savings had 100 full-time employees and 12 part-time employees. The employees are not represented by a collective bargaining unit, and Rome Savings considers its relationship with its employees to be excellent.

BUSINESS OF NEW ROME BANCORP

We have not engaged in any business to date. We are a newly formed Delaware corporation and currently a wholly-owned subsidiary of Rome Savings. We were formed for the purpose of effectuating the conversion and stock offering described in this prospectus and to satisfy a condition imposed by the OTS as part of the approval granted to Rome Savings and Rome, MHC for them to convert to federal charters. In connection therewith, we are registering our common stock with the United States Securities and Exchange Commission, and will be issuing shares of our common stock, as described in this prospectus, to the existing stockholders of Rome Bancorp as they exchange their shares of Rome Bancorp common stock for shares of our common stock and to new stockholders. These issuances will be part of the conversion and stock offering which will result in the termination of existence of Rome, MHC and Rome Bancorp and our becoming the savings and loan holding company for Rome Savings. Upon completion of the conversion and stock offering, we will own Rome Savings. We may retain up to 50% of the net proceeds from the stock offering. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

Immediately after completion of the conversion and stock offering, it is expected that our only business activities will be to hold all of the outstanding common stock of Rome Savings, to hold a loan to the ESOP, and to contribute 50% of the net proceeds from the stock offering to Rome Savings as additional capital. We may use the net proceeds we retain to pay dividends to stockholders, to repurchase shares of our common stock, and for general corporate purposes. In the future, as the holding company of Rome Savings, we will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Rome Savings. There are no specific plans for any additional capital issuance, merger or acquisition, or other diversification of our activities at the present time.

Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends that we receive from Rome Savings. Initially, we will neither own nor lease any property, but will instead use the premises, equipment, and furniture of Rome Savings. At the present time, we intend to employ only persons who are officers of Rome Savings to serve as our officers. However, we will use the support staff of Rome Savings from time to time. These persons will not be separately compensated by us. We will hire additional employees, as appropriate, to the extent we expand our business in the future. See “How We Intend to Use the Proceeds from the Stock Offering.”

REGULATION

General

Rome Savings is a federal savings bank subject to regulation, examination, and supervision by the OTS and is subject to the examination and supervision of the Federal Deposit Insurance Corporation (“FDIC”) as its deposit insurer. Rome Savings is a member of the Bank Insurance Fund (“BIF”), and its deposit accounts are insured up to applicable limits by the FDIC. All of the deposit premiums paid by Rome Savings to the FDIC for deposit insurance are currently paid to the BIF. Rome Savings is also a member of the Federal Home Loan Bank (“FHLB”) of New York, which is one of the 12 regional FHLBs. Rome Savings must file reports with the OTS concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS conducts periodic examinations to assess Rome Savings’ compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings association can engage and is intended primarily for the protection of the insurance fund and depositors. As a savings and loan holding company, we must file certain reports with, and otherwise comply with, the rules and regulations of the OTS and of the Securities and Exchange Commission (“SEC”) under the federal securities laws.

The OTS and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the FDIC, SEC or the Congress, could have a material adverse impact on us, Rome Savings, and our operations and stockholders.

On April 27, 2004, Rome Savings converted to its federal charter from a New York state banking charter. At this time, Rome, MHC also converted its charter to a federal mutual holding company. Rome Bancorp became a savings and loan holding company, rather than a bank holding company, and its federal regulator became the OTS rather than the Board of Governors of the Federal Reserve Board (the “FRB”).

The following discussion is intended to be a summary of the material statutes and regulations applicable to savings associations and their holding companies, and it does not purport to be a comprehensive description of all such statutes and regulations.

Regulation Of Federal Savings Associations

Business Activities. Rome Savings derives its lending and investment powers from the Home Owners’ Loan Act, as amended (“HOLA”), and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Rome Savings may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. Rome Savings may also establish service corporations that may engage in activities not otherwise permissible for Rome Savings, including certain real estate equity investments and securities and insurance brokerage. Rome Savings’ authority to invest in certain types of loans or other investments is limited by federal law.

Loans to One Borrower. Rome Savings is generally subject to the same limits on loans to one borrower as is a national bank. With specified exceptions, Rome Savings’ total loans or extensions of credit to a single borrower cannot exceed 15% of Rome Savings’ unimpaired capital and surplus, which does not include accumulated other comprehensive income. Rome Savings may lend additional amounts up to 10% of its unimpaired capital and surplus which does not include accumulated other comprehensive income, if the loans or extensions of credit are fully-secured by readily-marketable collateral. Rome Savings currently complies with applicable loans-to-one borrower limitations.

QTL Test. The HOLA requires that Rome Savings, as a savings association to comply with the qualified thrift lender (“QTL”) test. Under the QTL test, Rome Savings is required to maintain at least 65% of its portfolio assets in certain “qualified thrift investments” for at least nine months of the most recent twelve-month period. “Portfolio assets” means, in general, Rome Savings’ total assets less the sum of:

•	specified liquid assets up to 20% of total assets;

•	goodwill and other intangible assets; and

•	the value of property used to conduct Rome Savings’ business.

Rome Savings may also satisfy the QTL test by qualifying as a domestic building and loan association as defined in the Internal Revenue Code of 1986, as amended (the “Code”). Rome Savings met the QTL test at September 30, 2004 and in each of the prior 12 months, and, therefore, qualified as a thrift lender. If Rome Savings fails the QTL test, it must either operate under certain restrictions on its activities or convert to a national charter.

Capital Requirements. The OTS regulations require savings associations to meet three minimum capital standards: (i) a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations; (ii) a leverage ratio requirement of 3.0% of core capital to such adjusted total assets, if a savings association has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System; and (iii) a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. The minimum leverage capital ratio for any other depository institution that does not have a composite rating of 1 will be 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association must compute its risk-based assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the OTS capital regulation based on the risks found by the OTS to be inherent in the type of asset.

Tangible capital is defined, generally, as common stockholder’s equity (including retained earnings), certain noncumulative perpetual preferred stock and related earnings, minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain mortgage servicing rights), and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currently includes cumulative and other preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. In addition, up to 45% of unrealized gains on available-for-sale equity securities with a readily determinable fair value may be included in tier 2 capital. The allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital.

At September 30, 2004, Rome Savings met each of its capital requirements, in each case on a fully phased-in basis.

Capital Distributions. The OTS imposes various restrictions or requirements on Rome Savings’ ability to make capital distributions, including cash dividends. A savings institution that is the subsidiary of a savings and loan holding company must file a notice with the OTS at least 30 days before making a capital distribution. Rome Savings must file an application for prior approval if the total amount of its capital distributions, including the proposed distribution, for the applicable calendar year would exceed an amount equal to Rome Savings’ net income for that year plus Rome Savings’ retained net income for the previous two years.

The OTS may disapprove of a notice of application if:

•	Rome Savings would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns;

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement; or

•	our ability to pay dividends, service our debt obligations, and repurchase our common stock is dependent upon receipt of dividend payments from Rome Savings.

Branching. Subject to certain limitations, HOLA and OTS regulations permit federally-chartered savings associations to establish branches in any state of the United States. The authority to establish such a branch is available: (i) in states that expressly authorize branches of savings associations located in another state; and (ii) to an association that qualifies as a “domestic building and loan association” under the Code, which imposes qualification requirements similar to those for a qualified thrift lender under HOLA. See “C QTL Test.” The authority for a federal savings association to establish an interstate branch network would facilitate a geographic diversification of the association’s activities. This authority under HOLA and OTS regulations preempts any state law purporting to regulate branching by federal savings associations.

Community Reinvestment. Under the Community Reinvestment Act (the “CRA”), as implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the association’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association. The CRA also requires all institutions to publicly disclose their CRA ratings. Rome Savings received a “Satisfactory” CRA rating in its most recent examination.

The CRA regulations establish an assessment system that bases an associations’ rating on its actual performance in meeting community needs. In particular, the assessment system focuses on three tests: (i) a lending test, to evaluate the institution’s record of making loans in its assessment areas; (ii) an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (iii) a service test, to evaluate the institution’s delivery of services through its branches, ATMs, and other offices.

Transactions with Related Parties. Rome Savings’ authority to engage in transactions with its “affiliates” is limited by the OTS regulations and by Sections 23A and 23B of the Federal Reserve Act (the “FRA”). In general, these transactions must be on terms which are as favorable to Rome Savings as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of Rome Savings’ capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from Rome Savings. In addition, the OTS regulations prohibit a savings association from lending to any of its affiliates that engage in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

Effective April 1, 2003, the FRB, rescinded its interpretations of Sections 23A and 23B of the FRA and replaced these interpretations with Regulation W. In addition, Regulation W makes various changes to existing law regarding Sections 23A and 23B, including expanding the definition of what constitutes an affiliate subject to Sections 23A and 23B and exempting certain subsidiaries of state-chartered banks from the restrictions of Sections 23A and 23B. Under Regulation W, all transactions entered into on or before December 12, 2002, which either became subject to Sections 23A and 23B solely because of Regulation W, and all transactions covered by Sections 23A and 23B, the treatment of which will change solely because of

Regulation W, became subject to Regulation W on July 1, 2003. All other covered affiliate transactions become subject to Regulation W on April 1, 2003. The Federal Reserve Board expects each depository institution that is subject to Sections 23A and 23B to implement policies and procedures to ensure compliance with Regulation W.

Rome Savings’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more that the normal risk of repayment or present other unfavorable features; and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Rome Savings’ capital. The regulations allow small discounts on fees on residential mortgages for directors, officers and employees. In addition, extensions for credit in excess of certain limits must be approved by Rome Savings’ Board of Directors.

Section 402 of the Sarbanes-Oxley Act of 2002 prohibits the extension of personal loans to directors and executive officers of issuers (as defined in Sarbanes-Oxley). The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as Rome Savings, that are subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Enforcement. The OTS has primary enforcement responsibility over savings associations, including Rome Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Standards for Safety and Soundness. Under federal law, the OTS has adopted a set of guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings standards, compensation, fees and benefits. In general, the guidelines require appropriate systems and practices to identify and mange the risks and exposures specified in the guidelines. In addition, the OTS adopted regulations that authorize, but do not require, the OTS to order an institution that has been given notice that it is not satisfying these safety and soundness standards to submit a compliance plan. If, after being notified, an institution fails to submit an acceptable plan of compliance or fails in any material respect to implement an accepted plan, the OTS must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the “prompt corrective action” provisions of federal law. If an institution fails to comply with such an order, the OTS may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Real Estate Lending Standards. The OTS and the other federal banking agencies adopted regulations to prescribe standards for extensions of credit that: (i) are secured by real estate, or (ii) are made for the purpose of financing the construction of improvements on real estate. The OTS regulations require each savings association to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying OTS guidelines, which include loan-to-value ratios for the different types of real estate loans. Associations are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

Prompt Corrective Regulatory Action. Under the OTS prompt corrective action regulations, the OTS is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings associations would be placed in one of the following four categories based on the association’s capital:

•	well capitalized;

•	adequately capitalized;

•	undercapitalized; or

•	critically undercapitalized.

At September 30, 2004, Rome Savings met the criteria for being considered “well-capitalized.” When appropriate, the OTS can require corrective action by a savings association holding company under the “prompt corrective action” provision of federal law.

Insurance of Deposit Accounts. Rome Savings is a member of the BIF, and Rome Savings pays its deposit insurance assessments to the BIF, as prior to April 24, 2004, Rome Savings was a New York-chartered bank. The FDIC also maintains another insurance fund, the Savings Association Insurance Fund, which ordinarily insures the deposits of federal savings association and state-chartered savings banks.

Under federal law, the FDIC established a risk based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. Under the assessment system, the FDIC assigns an institution to one of three capital categories based on the institution’s financial information as of the quarter ending three months before the beginning of the assessment period. An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned. Under the regulation, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates currently range from 0.0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category

(i.e., undercapitalized and substantial supervisory concern). The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%.

In addition, all FDIC-insured institutions are required to pay assessments to the FDIC at an annual rate of approximately 0.0168% of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the BIF. These assessments will continue until the Financing Corporation bonds mature in 2017.

Federal Home Loan Bank System. Rome Savings is a member of the FHLB of New York, which is one of the regional FHLBs composing the FHLB System. Each FHLB provides a central credit facility primarily for its member institutions: (i) the greater of $1,000 or 0.20% of the member’s mortgage-related assets, and (ii) 4.50% of the dollar amount of any outstanding advances under such member’s advances, collateral pledge and security agreement with the FHLB of New York. Rome Savings, as a member of the FHLB of New York, is required to acquire and hold shares of capital stock in the FHLB of New York in an amount at least equal to the greater of 0.12% of the total assets of Rome Savings. Rome Savings is also required to own activity based stock, which is based on 4.45% of Rome Savings’ outstanding advances. These percentages are subject to change by the FHLB. Rome Savings was in compliance with this requirement with an investment in FHLB of New York stock at September 30, 2004 of $1.1 million. Any advances from a FHLB must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the FHLBs can pay as dividends to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future FHLB advances increased, Rome Savings’ net interest income would be affected.

Under the Gramm-Leach-Bliley Act (the “GLB Act”), membership in the FHLB is now voluntary for all federally-chartered savings associations, such as Rome Savings. The GLB Act also replaces the existing redeemable stock structure of the FHLB System with a capital structure that requires each FHLB to meet a leverage limit and a risk-based permanent capital requirement. Two classes of stock are authorized: Class A (redeemable on six-months notice), and Class B (redeemable on five-years notice).

Federal Reserve System. Rome Savings is subject to provisions of the FRA and the FRB’s regulations pursuant to which depositary institutions may be required to maintain non-interest-earning reserves against their deposit accounts and certain other liabilities. Currently, reserves must be maintained against transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained in the amount of 3.0% of the aggregate of transaction accounts up to $42.1 million. The amount of aggregate transaction accounts in excess of $42.1 million are currently subject to a reserve ratio of 10.0%. The FRB regulations currently exempt $6.0 million of otherwise reservable balances from the reserve requirements, which exemption is adjusted by the FRB at the end of each year.

Rome Savings is in compliance with the foregoing reserve requirements. Because required reserves must be maintained in the form of either vault cash, a non interest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce Rome Savings’ interest-earning assets. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision. FHLB System members are also authorized to borrow from the Federal Reserve discount window, but FRB regulations require such institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

Privacy Regulations. Pursuant to the GLB Act, the OTS has published final regulations implementing the privacy protection provisions of the GLB Act. The new regulations generally require that Rome Savings disclose its privacy policy, including identifying with whom it shares a customer’s “nonpublic personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Rome Savings is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to nonaffiliated third parties for marketing purposes. Rome Savings currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

The USA PATRIOT Act. Rome Savings is subject to the USA PATRIOT Act, which gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

•	Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

•	Pursuant to Section 326, on May 9, 2003, the Secretary of the Department of Treasury, in conjunction with other bank regulators, issued Joint Final Rules that provide for minimum standards with respect to customer identification and verification. These rules became effective on October 1, 2003.

•

Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

•	Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering, or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

•	Bank regulators are directed to consider a holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

Holding Company Regulation

Rome Bancorp and Rome, MHC are savings and loan holding companies regulated by the Office of Thrift Supervision. As such, Rome Bancorp and Rome, MHC are registered with and are subject to OTS examination and supervision, as well as certain reporting requirements. In addition, the OTS has enforcement authority over Rome Bancorp and Rome, MHC and any of their non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve System.

Restrictions Applicable to Rome Bancorp. Because Rome Bancorp was acquired after May 4, 1999, under the GLB Act it is prohibited from engaging in non-financial activities. Unitary savings and loan associations acquired before this date are “grandfathered” under the GLB Act and generally have no restrictions on their business activities. Rome Bancorp’s activities, however, will be restricted to:

•	furnishing or performing management services for a savings institution subsidiary of such holding company;

•	conducting an insurance agency or escrow business;

•	holding, managing, or liquidating assets owned or acquired from a savings institution subsidiary of such company;

•	holding or managing properties used or occupied by a savings institution subsidiary of such company;

•	acting as trustee under a deed of trust;

•

any other activity (i) that the FRB, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956 (the “BHC Act”), unless the Director of the OTS, by regulation, prohibits or limits any such activity for savings and loan holding companies, or (ii) in which multiple savings and loan holding companies were authorized by regulation to directly engage in on March 5, 1987;

•	purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such holding company is approved by the Director of the OTS; and

•	any activity permissible for financial holding companies under section 4(k) of the BHC Act.

Permissible activities which are deemed to be financial in nature or incidental thereto under section 4(k) of the BHC Act include:

•	lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•	insurance activities or providing and issuing annuities, and acting as principal, agent, or broker;

•	financial, investment, or economic advisory services;

•	issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

•	underwriting, dealing in, or making a market in securities;

•	activities previously determined by the FRB to be closely related to banking;

•	activities that bank holding companies are permitted to engage in outside of the U.S.; and

•	portfolio investments made by an insurance company.

In addition, Rome Bancorp cannot be acquired or acquire a company unless the acquirer is engaged solely in financial activities.

Restrictions Applicable to Activities of Mutual Holding Companies. Under federal law, a mutual holding company may engage only in the following activities:

•	investing in the stock of a savings institution;

•	acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company;

•	merging with or acquiring another holding company, one of whose subsidiaries is a savings institution;

•	investing in a corporation the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or association is located; and

•	the permissible activities described above for non-grandfathered savings and loan holding companies.

If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in the activities listed above, and it has a period of two years to cease any non-conforming activities and divest any non-conforming investments.

Restrictions Applicable to All Savings and Loan Holding Companies. Federal law prohibits a savings and loan holding company, including Rome Bancorp and Rome, MHC, directly or indirectly, from acquiring:

•	control (as defined under HOLA) of another savings institution (or a holding company parent) without prior OTS approval;

•	through merger, consolidation, or purchase of assets, another savings institution or a holding company thereof, or acquiring all or substantially all of the assets of such institution (or a holding company) without prior OTS approval; or

•	control of any depository institution not insured by the FDIC (except through a merger with and into the holding company’s savings institution subsidiary that is approved by the OTS).

A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has a principal office outside of the state where the principal office of its subsidiary institution is located, except:

•	in the case of certain emergency acquisitions approved by the FDIC;

•	if such holding company controls a savings institution subsidiary that operated a home or branch office in such additional state as of March 5, 1987; or

•	if the laws of the state in which the savings institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located or by a holding company that controls such a state chartered association.

If the savings institution subsidiary of a federal mutual holding company fails to meet the QTL test set forth in Section 10(m) of the HOLA and regulations of the Office of Thrift Supervision, the holding company must register with the FRB as a bank holding company under the BHC Act within one year of the savings institution’s failure to so qualify.

Prohibitions Against Tying Arrangements. Federal savings banks are subject to the prohibitions of 12 U.S.C. § 1972 on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Securities Laws. Our common stock will be registered with the SEC under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are subject to information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

The Sarbanes-Oxley Act. As a public company, we are subject to the Sarbanes-Oxley Act, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the SEC includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•	a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	the requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Quotation on Nasdaq. We expect our common stock to be quoted on The Nasdaq Stock Market. In order to maintain such quotation, we are subject to certain corporate governance requirements, including:

•	a majority of our board must be composed of independent directors;

•	we are required to have an audit committee composed of at least three directors, each of whom is an independent director, as such term is defined by both the rules of the National Association of Securities Dealers (“NASD”) and by Securities Exchange Act regulations;

•	our nominating committee and compensation committee must also be composed entirely of independent directors; and

•	each of our audit committee and nominating committee must have a publicly available written charter.

TAXATION

Federal

General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Rome Savings, Rome, MHC or Rome Bancorp/New Rome Bancorp. For federal income tax purposes, Rome Savings reports its income on the basis of a taxable year ending December 31, using the accrual method of accounting, and is generally subject to federal income taxation in the same manner as other corporations. Since October 6, 1999, Rome Savings and Rome Bancorp have constituted an affiliated group of corporations and, therefore, have reported their income on a consolidated basis. Since that same time, Rome, MHC, which has owned less than 80% of the common stock of Rome Bancorp, has not been a member of such affiliated group and has reported its income on a separate return. After the effective time of the conversion of Rome, MHC from mutual to stock form, we and Rome Savings will be an affiliated group of corporations and will report our income on a consolidated basis. Rome Savings is not currently under audit by the Internal Revenue Service and has not been audited by the IRS during the past five years.

Bad Debt Reserves. Rome Savings, as a “small bank” (one with assets having an adjusted tax basis of $500 million or less), is permitted to maintain a tax reserve for bad debts based on the six-year average experience method. Pursuant to the Small Business Job Protection Act of 1996, Rome Savings has recaptured (i.e., taken into income) over a six-year period a portion of the balance of its tax bad debt reserve as of December 31, 1995.

Distributions. To the extent that Rome Savings makes “non-dividend distributions” to stockholders, such distributions will be considered to result in distributions from Rome Savings’ unrecaptured tax bad debt reserve “base year reserve,” (i.e., its reserve as of December 31, 1987), to the extent thereof and then from its supplemental reserve for losses on loans, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Rome Savings’ taxable income. Non-dividend distributions include distributions in excess of Rome Savings’ current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of Rome Savings’ current or accumulated earnings and profits, as calculated for federal income tax purposes, will not constitute non-dividend distributions and, therefore, will not be included in Rome Savings’ income.

The amount of additional taxable income created from a non-dividend distribution is equal to the lesser of Rome Savings’ base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in certain situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Rome Savings does not intend to pay dividends that would result in the recapture of any portion of its bad debt reserves.

Corporate Alternative Minimum Tax. The alternative minimum tax (“AMT”) rules have been devised to ensure that at least a minimum amount of income tax is paid by high-income corporate taxpayers who take advantage of substantial tax savings due to the use of certain tax deductions and exemptions. In essence, the AMT functions as a recapture mechanism, reclaiming some of the tax deductions and credits utilized by these taxpayers when calculating their regular federal income tax liability. In general, a corporation’s alternative minimum taxable income (“AMTI”) is equal to its regular taxable income, increased by its preference items for the year and adjusted by computing certain items under special rules that negate the acceleration of certain tax benefits which are available under the regular tax rules. The AMT rate is 20%. Such preference items include adjustments for tax exempt interest, inside build-up of life insurance policies and accelerated depreciation deductions. During the past five years,

Rome Bancorp has not been the subject of the AMT and therefore has no AMT net operating losses or credit to utilize.

Elimination of Dividends; Dividends Received Deduction. Rome Bancorp may exclude from its income 100% of dividends received from Rome Savings as a member of the same affiliated group of corporations. Because, following the conversion, Rome, MHC will not be a member of such affiliated group, it will not qualify for such 100% dividends exclusion, but will be entitled to deduct 80% of the dividends it receives from Rome Bancorp so long as it owns more than 20% of the common stock.

Net Operating Losses. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding twenty taxable years. At December 31, 2003, Rome Bancorp had no net operating loss carry forwards for federal income tax purposes.

State

New York State Taxation. Rome Savings is subject to the New York State Franchise Tax on Banking Corporations in an annual amount equal to the greater of (a) 7.5% of Rome Savings’ “entire net income” allocable to New York State during the taxable year, or (b) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) 0.01% of the value of the taxable assets allocable to New York State with certain modifications, (b) 3% of Rome Savings’ “alternative entire net income” allocable to New York State, or (c) $250. Entire net income is similar to federal taxable income, subject to certain modifications, and alternative entire net income is equal to entire net income without certain adjustments. For purposes of computing its entire net income, Rome Savings is permitted a deduction for an addition to the reserve for losses on qualifying real property loans. Rome Savings is currently using a six-year average experience method, similar to the federal method to compute their New York State bad debt deduction.

New York State passed legislation in August 1996 that incorporated into New York State tax law provisions for the continued use of bad debt reserves in a manner substantially similar to the provisions that applied under federal law prior to the enactment of this 1996 Act. This legislation enabled Rome Savings to avoid the recapture of the New York State tax bad debt reserves that otherwise would have occurred as a result of the changes in federal law and to continue to utilize the reserve method for computing its bad debt deduction. However, the New York bad debt reserve is subject to recapture for “non-dividend distributions” in a manner similar to the recapture of federal bad debt reserves for such distributions. Also, the New York bad debt reserve is subject to recapture in the event that Rome Savings fails to satisfy certain definitional tests relating to its assets and the nature of its business.

Delaware State Taxation. As a Delaware holding company not earning income in Delaware, Rome Bancorp is exempted from Delaware Corporate income tax but is required to file annual returns and pay annual fees and a franchise tax to the State of Delaware.

MANAGEMENT

Board of Directors

Rome Bancorp’s Board of Directors currently consists of eight members who will be our initial eight directors. Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible.

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending monthly meetings of the Board of Directors. Our directors also discuss business and other matters with the Chairman of the Board of Directors, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors, and other consultants).

The following table states our directors’ names, ages, the years when they began serving as directors, and the years when their current terms of office as directors will expire.

Name	Age(1)(2)	Position with New Rome Bancorp	Term Expires	Served Since(3)
Bruce R. Engelbert	67	Director	2007	1982
David C. Grow	61	Director	2007	1993
Kirk B. Hinman	52	Director	2005	1994
T. Richard Leidig	73	Director	2007	1976
Richard H. McMahon	74	Director	2006	1969
Marion C. Scoville	74	Director and Corporate Secretary	2006	1994
Charles M. Sprock	64	Chairman, President and CEO	2005	1980
Michael J. Valentine	62	Director	2005	1993

(1)	As of September 30, 2004.

(2)	Our directors and the directors of Rome Savings must retire at age 75.

(3)	Includes service as a trustee/director of The Rome Savings Bank.

Business Experience Of Directors

The business experience of each director for at least the past five years is set forth below.

Bruce R. Engelbert is a retired President of Engelbert’s Jewelers, Inc., a retail jewelry business with one store in Rome and another in New Hartford, New York.

David C. Grow has been a partner at the law firm of McMahon and Grow since 1975. The firm serves as counsel to Rome Savings. Mr. Grow currently serves as director and Secretary for the Canterbury Printing Company of Rome, Inc. in Rome, New York and MGS

Manufacturing Company, Inc. Mr. Grow also serves as President of The Rome Community Foundation.

Kirk B. Hinman has served as the President of Rome Strip Steel Company, Inc. since 1989. He also serves on the Board of Directors of Canterbury Printing Company of Rome, Inc., Lifetime Healthcare, Inc., and Utica First Insurance Company.

T. Richard Leidig is self-employed as a business consultant. He served as Vice President of Administration of Rome Cable Corp. until retiring from that position in 1986.

Richard H. McMahon has been a partner at the law firm of McMahon and Grow since 1964. The firm serves as counsel for Rome Savings. Mr. McMahon currently serves as a director of Central New York Abstract Corporation in Utica, New York.

Marion C. Scoville retired from Rome Savings in 2000 after 44 years of service. Ms. Scoville continues to serve as a director and the corporate secretary of Rome Bancorp.

Charles M. Sprock has served as the Chairman of the Board, President, and Chief Executive Officer of Rome Savings Bank and Rome Bancorp since 1980. He also serves on the Board of Directors for the Institutional Investors Mutual Fund in New York City and the Canterbury Printing Company of Rome, Inc. in Rome, New York.

Michael J. Valentine has served as President of Mele Manufacturing Company, Inc. since. Mele Manufacturing Company, Inc. manufactures and imports products in the jewel case, stationery, custom packaging, and sports flooring businesses.

Executive Officers

Our initial senior executive officers are the same as to those who currently serve as executive officers of Rome Bancorp and Rome Savings. In addition to Mr. Sprock, they are as follows:

David C. Nolan, age 51, has served as the Treasurer and Chief Financial Officer of Rome Bancorp since its inception and of Rome Savings since 1984. His experience at Rome Savings includes positions as the Chief Accounting Officer, Manager of the Asset Liability Committee (“ALCO”), and Manager of fixed income portfolios.

James F. Sullivan, age 56, is currently the Vice President and Senior Loan Officer of Rome Savings, an office that he has held since 1997. He is responsible in this capacity for Rome Savings’ commercial loan portfolio.

The Board of Directors will annually elect our executive officers and those of Rome Savings. The elected officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.

Committees of the Board of Directors

The Boards of Directors of Rome Bancorp and Rome Savings have established the following committees, which shall also be our committees:

Executive Committee. The Executive Committee of the Board of Directors of Rome Savings exercises the powers of the Board of Directors in between Board meetings. It approves loans within Rome Savings’ authority and reviews the loan portfolio.

Management Committee. The Management Committee of the Board of Directors of Rome Savings assesses the structure of the management team and the overall performance of Rome Savings. It serves as the compensation committee and oversees executive compensation by approving salary increases and reviews general personnel matters such as staff performance evaluations.

Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent auditors, and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of our independent auditors. The committee will also review and approve all transactions with affiliated parties. The Board of Directors has adopted a written charter for the Audit Committee. We believe that Director Hinman qualifies as an “Audit Committee Financial Expert” as that term is defined by applicable SEC regulations, and the Board of Directors has designated him as such.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee meets to recommend the nomination of Directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee will consider recommendations from stockholders if submitted in a timely manner in accordance with the procedures established in the Bylaws and will apply the same criteria to all persons being considered.

Each of our committees listed above is composed entirely of directors who are independent as such term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ Manual and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Director Compensation

Fees and Retainers. The following compensation policies of Rome Bancorp will be the policies of New Rome Bancorp. Each non-employee director of Rome Bancorp receives an annual retainer of $8,000. In addition, the non-employee Chairmen of the Audit and Management Committees receive annual retainers of $5,000 and $2,000, respectively. Other non-employee members of the Audit Committee also receive an annual retainer of $2,500. Directors of Rome Bancorp do not receive fees for attendance at Board of Directors or committee meetings. However, each non-employee director of Rome Savings receives the following fees:

•	$800 per Board of Directors meeting attended;

•	$375 per Executive Committee meeting attended;

•	$325 per committee meeting attended for all other committees; and

•	$275 per conference attended.

Total directors’ meeting and committee fees for fiscal 2003 were $230,285.

We do not compensate our employee directors for service as directors. Directors are also entitled to the protection of certain indemnification provisions in our Certificate of Incorporation and Bylaws.

Deferred Compensation Plan, Recognition and Retention Plan, and Stock Option Plan. In addition, our directors are eligible to participate in The Rome Savings Bank Deferred Compensation Plan, the Rome Bancorp, Inc. 2000 Recognition and Retention Plan, and the Rome Bancorp, Inc. 2000 Stock Option Plan. These benefit plans are discussed under — “Benefit Plans” under the specific headings “Deferred Compensation Plan,” “2000 Recognition and Retention Plan,” and “2000 Stock Option Plan.”

Following the conversion and stock offering, the compensation of the directors of Rome Savings and New Rome Bancorp will continue as described above.

Management (Compensation) Committee Report

The 2003 compensation program described in this prospectus was established by the Management Committee of Rome Bancorp’s Board of Directors. Each December, the members of the Management Committee review and approve changes to base compensation, bonuses and benefits for senior management and other officers. Rome Bancorp’s compensation program is designed to attract, develop and retain strong individuals who are capable of maximizing Rome Bancorp’s performance for the benefit of the stockholders.

The 2003 compensation program consisted of three components: (i) base salary; (ii) bonuses; and (iii) long-term incentives, e.g., stock options, restricted stock, deferred compensation, and fringe benefits. These elements were intended to provide an overall compensation package that is commensurate with Rome Bancorp’s financial resources, that is appropriate to assure the retention of experienced management personnel, and align to their financial interests with those of Rome Bancorp’s stockholders.

During 2003, base salaries were set at levels determined, in the subjective judgment of the Management Committee, to be commensurate with the officers’ customary respective duties and responsibilities, and to enable them to maintain appropriate standards of living within their communities. Bonuses were based primarily on the achievement of established goals. Fringe benefit plans, consisting of a pension plan, 401(k) plan, and group insurance coverage, were designed to provide for health and welfare of the officers and their families, as well as for their long-term financial needs. In addition, all officers participated in Rome Bancorp’s Employee Stock Ownership Plan (the “ESOP”). Each officer has an individual account within the ESOP Trust which is invested primarily in employer securities, with the result of that portion of each officer’s long-term retirement savings being tied to the performance of Rome Bancorp.

The Chief Executive Officer’s base salary for 2003 remained unchanged from that paid in 2002.

Management Committee Rome Bancorp, Inc.
Michael J. Valentine (Chairman)
Kirk B. Hinman
Bruce R. Engelbert

Management Committee Interlocks and Insider Participation. During fiscal year 2003, there were no interlocks, as defined under the rules and regulations of the SEC, between members of the Management Committee or executive officers of Rome Bancorp and corporations with respect to which such persons were affiliated.

Performance Graph. Pursuant to the regulations of the SEC, the graph below compares the performance of Rome Bancorp with that of the Nasdaq Composite Index (U.S. Companies) and the SNL MHC Thrifts Index from October 6, 1999 through December 31, 2003.

The following graph compares Rome Bancorp’s total cumulative stockholder return, including reinvestment of dividends and adjusted for stock splits, by an investor who invested $100.00 on October 6, 1999 to December 31, 2003, to the total return by an investor who invested $100.00 in each of the Nasdaq Stock Market Index and the companies listed in a national securities exchange or The Nasdaq National Market and included in the SNL MHC Thrifts Index for the same period.

	Cumulative Total Return
	10/6/99	12/99	12/00	12/01	12/02	12/03
Rome Bancorp	100.00	95.68	165.15	274.43	412.14	775.58
NASDAQ Stock Market (U.S.)	100.00	141.87	85.56	67.87	46.92	70.16
Peer Group	100.00	92.89	135.84	164.4	231.75	380.58

Executive Compensation

The following table sets forth cash and noncash compensation for the fiscal years ended December 31, 2003, 2002 and 2001 awarded to or earned by Charles M. Sprock, Rome Bancorp’s President and Chief Executive Officer, and David C. Nolan, Rome Bancorp’s Treasurer and Chief Financial Officer. No other officer’s total annual salary and bonus for fiscal year end December 31, 2003 was in excess of $100,000.

Summary Compensation Table

Annual Compensation

Name and Principal Positions				Other Annual Compen- sation ($)(1)	Long-Term Compensation
					Awards		Payouts
	Annual Compensation				Restricted Stock Awards ($)	Shares Underlying Option Awards(#)	LTIP Payouts ($)(2)	All Other Compen- sation ($)(3)
	Year	Salary ($)	Bonus ($)
Charles M. Sprock, Chairman, President and CEO	2003 2002 2001	250,000 250,000 250,000	30,000 20,000 —	5,500 5,500 5,500	— — —	— — —	541,669 — —	50,035 29,945 24,778

David C. Nolan, Treasurer and Chief Financial Officer	2003 2002 2001	101,396 92,404 85,000	10,000 — —	— — —	— — —	— — —	— — —	22,545 13,295 10,872

(1)	Includes $4,000 for club memberships and the remaining amounts are for the use of an automobile.

(2)	Payment reflects amount distributed from a Supplemental Executive Retirement Plan which was terminated on September 5, 2003.

(3)	Includes the following components: (a) $6,000, $5,067 and $5,100 for Mr. Sprock and $3,210, $2,985 and $3,032 for Mr. Nolan in employer contributions by Rome Savings to a 401(k) plan for the benefit of Mr. Sprock and Mr. Nolan, respectively, for the fiscal years 2003, 2002 and 2001, respectively; (b) $9,917, $9,261 and $8,606 for Mr. Sprock and $1,936, $1,682 and $1,541 for Mr. Nolan as the premium cost for the fiscal years 2003, 2002 and 2001, respectively, for life insurance coverage under the group term insurance plan, which has no cash surrender value; and (c) $34,118, $15,617 and $11,072 for Mr. Sprock and $17,399, $8,628 and $6,299 for Mr. Nolan representing the fair market value of the common stock which was allocated under the ESOP to the accounts of Mr. Sprock and Mr. Nolan for fiscal years 2003, 2002 and 2001, respectively.

Employment Agreement

Rome Bancorp has entered into an employment agreement with Charles M. Sprock to secure his services as Chairman, President and Chief Executive Officer. The employment agreement has a three-year term that will be automatically extended on a daily basis so that the remaining term will always be three years unless written notice of non-renewal is given by the Board of Directors of Rome Bancorp or Mr. Sprock. This agreement provides for a minimum annual salary of $250,000, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. It also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

Rome Bancorp may terminate Mr. Sprock’s employment, and he may resign, at any time with or without cause. However, in the event of termination by Rome Bancorp during the term without cause, Rome Bancorp will owe Mr. Sprock severance benefits generally equal to the value of the cash compensation and fringe benefits that he would have received if he had continued working for an additional three years. In particular, Mr. Sprock would be entitled to: (i) a lump sum payment equal to the present value of the amount he would have earned in salary had he continued working an additional three years, and (ii) a lump sum payment equal to the present value of the additional contributions or benefits that he would have earned under the Rome Savings pension plan, 401(k) plan, and ESOP had he continued to work an additional three years. The employment agreement also provides for the cash out of any stock options, stock appreciation rights, or restricted stock as if Mr. Sprock were fully vested at the time of his termination and the continuation of coverage under the life, health, and disability insurance plans of Rome Savings or Rome Bancorp for an additional three years. The same severance benefits would be payable if he resigns during the term following: (i) a loss of title, office or membership on the Board of Directors, (ii) a material reduction in duties, functions, or responsibilities, (iii) the involuntary relocation of Mr. Sprock’s principal place of employment to a location over 50 miles in distance from Rome Savings’ principal office in Rome, New York, or (iv) any other material breach of contract by Rome Bancorp that is not cured within 30 days. Mr. Sprock may resign for any reason following a change in control and collect severance benefits as if he had been discharged without cause. The employment agreement also provides certain uninsured death and disability benefits.

Under the employment agreement, Mr. Sprock has agreed that in the event his employment terminates, either voluntarily or involuntarily, under circumstances in which he is not entitled to severance benefits, he will not compete with Rome Savings or Rome Bancorp or take a position with any of its competitors within Oneida County, New York for a period of one year following termination.

If Rome Bancorp or Rome Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by the executive. Neither Rome Savings nor Rome Bancorp could claim a federal income tax deduction for an excess parachute payment. The employment agreement requires Rome Bancorp to indemnify Mr. Sprock against the financial effects of such an excise tax.

Future Employment Agreements

In connection with the conversion and stock offering, we and Rome Savings each will enter into parallel employment agreements with Mr. Charles M. Sprock to secure his services as President and Chief Executive Officer.

The employment agreement with us will have a three-year term that will be automatically extended on a daily basis so that the remaining term will always be three years unless written notice of non-renewal is given by our Board of Directors or Mr. Sprock. The employment agreement with Rome Savings will also have a three-year term which may be extended by the Board in the absence of an objection from Mr. Sprock for an additional year upon the anniversary date of the agreement so that the remaining unexpired term will be three years. These agreements will provide for a minimum annual salary of $[            ], and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

We and Rome Savings may terminate Mr. Sprock’s employment, and he may resign, at any time with or without cause. However, in the event of termination by us or Rome Savings during the term without cause, we and Rome Savings will owe Mr. Sprock severance benefits generally equal to the value of the cash compensation and fringe benefits that he would have received if he had continued working for the remaining unexpired term of these agreements. In particular, Mr. Sprock would be entitled to: (i) a lump sum payment equal to the present value of the amount he would have earned in salary had he continued working for the remaining unexpired term of these agreements and (ii) a lump sum payment equal to the present value of the additional contributions or benefits that he would have earned under the Rome Savings 401(k) plan and ESOP had he continued to work for the remaining unexpired term of these agreements. The employment agreements also provide for the cash out of any stock options or restricted stock at our election as if Mr. Sprock were fully vested at the time of his termination and provide for the continuation of coverage under the life, health, and disability insurance plans of Rome Savings for the remaining unexpired term of these agreements. The same severance benefits would be payable if he resigns during the term after the occurrence of an event which would give rise to severance benefits under his current employment agreement with us. Mr. Sprock may resign for any reason following a change in control and collect severance benefits as if he had been discharged without cause. The employment agreements also provide certain uninsured death and disability benefits.

Under the employment agreements, Mr. Sprock has agreed to be bound by a non-competition provision identical to that contained in his current employment agreement with us.

If we or Rome Savings experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of our assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by the executive. Neither we nor Rome Savings could claim a federal income tax deduction for an excess parachute payment. The employment agreement requires us to indemnify Mr. Sprock against the financial effects of such an excise tax.

Change Of Control Agreements

Rome Savings has entered into a three-year change of control agreement with Mr. David C. Nolan and into two-year change of control agreements with five other officers of Rome Savings. The term of these agreements is for three years for Mr. Nolan and for two years for the other officers with annual one-year extensions. Generally, Rome Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. Rome Savings would pay severance benefits if the officer is terminated without cause following a change of control (as such term is defined in the agreements) or if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions, compensation or responsibilities, or involuntary relocation of his or her principal place of employment to a location over 50 miles from Rome, New York. The severance benefits would generally be equal to the compensation reflected in the officer’s Form W-2 for the year prior to the year in which the change of control occurs multiplied by three in the case of Mr. Nolan and two in the case of the other officers.

If Rome Savings or Rome Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Rome Savings and Rome Bancorp for federal income tax purposes. The change of control agreements do not provide a tax indemnity for such amounts.

The conversion and stock offering and related transactions will not constitute a change of control.

Benefit Plans

Pension Plans. Rome Savings maintains a tax-qualified pension plan that covers substantially all employees who are age 21 or older and have at least one year of service. Rome Savings froze benefits under this tax-qualified pension plan as of December 2002. Rome Savings continues to maintain this plan to provide benefits to those individuals who were participants and had accrued a benefit prior to December 2002.

The following table shows the estimated aggregate benefits payable under the tax-qualified pension plan upon retirement at age 65 with various years of service and average compensation combinations.

Average Compensation(1)	Years of Benefit Service
	10	15	20	25	30
$ 75,000	$15,000	$22,500	$30,000	$37,500	$45,000
100,000	20,000	30,000	40,000	50,000	60,000
125,000	25,000	37,500	50,000	62,500	75,000
150,000	30,000	45,000	60,000	75,000	90,000
160,000	32,000	48,000	64,000	80,000	96,000
200,000	40,000	60,000	80,000	100,000	120,000
250,000	50,000	75,000	100,000	125,000	150,000

(1)	Average compensation is average base salary, as reported in the “Salary” column of the Summary Compensation Table, for the highest three consecutive years of employment within the final 10 years of employment. Tax laws impose a limit ($205,000 for individuals retiring in 2004) on the average compensation that may be counted in computing benefits under the tax-qualified pension plan.

The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. As of December 31, 2002 (the date the plan was frozen), the number of years of service credited to Mr. Sprock under the plan was 30 years (the maximum that could be credited under the plan) and to Mr. Nolan was 19 years. As of December 31, 2003, Mr. Sprock’s total annual benefit under the tax-qualified pension plan was $120,000, payable in the form of a life annuity commencing at age 65. Mr. Nolan’s total annual benefit under the tax-qualified pension plan was $32,100, payable in the form of a life annuity commencing at age 65.

Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and are age 21 or older. Rome Bancorp originally lent this plan enough money to purchase 8% of the shares that were issued in the reorganization of Rome Savings to a mutual holding company structure to investors other than Rome, MHC.

Although contributions to this plan are discretionary, Rome Savings has contributed enough money each year to make the required principal and interest payments on the loan from Rome Bancorp. This loan was for a term of 15 years and calls for level annual payments of principal and interest. As of December 31, 2003, ten years remained on the term of this plan loan. The plan has pledged the shares as collateral for the loan and is holding them in a suspense account.

The plan will release a portion of the pledged shares annually, allocating the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant’s salary for a year represents 1% of the total salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

This plan will be assumed by us in the conversion and stock offering and will also purchase up to 4% of the shares in the offering using borrowed funds, cash dividends, periodic employer contributions or other cash flows.

401(k) Plan. Rome Savings maintains a tax-qualified 401(k) defined contribution plan for employees who are age 21 or older and have at least one month of service. Eligible employees may make pre-tax contributions to the plan through salary reduction elections from 1% to 15% of annual compensation, subject to limitations of the Internal Revenue Code (for 2004, the annual limit was $13,000 for those individuals under age 50 and $16,000 for those individuals age 50 and over). Rome Savings makes a matching contribution to the plan equal to 50% of the first six percent of annual compensation contributed to the plan on a pre-tax basis by the eligible employee. This plan will not purchase additional shares in the conversion and stock offering.

Benefit Restoration Plan. Rome Bancorp has also adopted a Benefit Restoration Plan for Mr. Sprock. This plan provides Mr. Sprock with the benefits that would otherwise be due to him as a participant in the 401(k) plan and the employee stock ownership plan if such benefits were not limited by certain provisions of the Internal Revenue Code. In addition, in the event Mr. Sprock retires prior to the end of the ESOP loan term, the plan will provide Mr. Sprock a benefit equal to the value of the shares of Rome Bancorp that would have been allocated to his account under the ESOP had he remained employed through the end of the ESOP loan term.

Rome Bancorp has established an irrevocable “grantor trust” to hold assets for the payment of benefits under this plan. The assets of the trust are considered to be part of the general assets of Rome Bancorp and will be subject to the claims of its general creditors. Earnings on the trust’s assets will be taxable to Rome Bancorp.

This plan will be assumed by us in the conversion and stock offering. It is also anticipated that this plan will be amended to comply with the American Jobs Creation Act of 2004.

Deferred Compensation Plan. Rome Savings has established The Rome Savings Bank Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees received from Rome Bancorp and Rome Savings. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding one-year certificate of deposit issued by Rome Savings during the year or according to the investment return of other assets as may be selected by the Board of Directors.

The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability, or termination of employment (as those terms are defined in the Deferred Compensation Plan). Rome Savings has established an irrevocable “grantor trust” to hold assets for the payment of benefits under the Deferred Compensation Plan. The assets of the trust are considered to be part of the general assets of Rome Savings and will be subject to the claims of its general creditors. Earnings on the trust’s assets will be taxable to Rome Savings. It is anticipated that this plan will be amended to comply with the American Jobs Creation Act of 2004.

2000 Recognition and Retention Plan. The Rome Bancorp, Inc. 2000 Recognition and Retention Plan was adopted by our Board of Directors and approved by our stockholders on May 3, 2000. Article X of the Recognition and Retention Plan was subsequently adopted by our Board of Directors and approved by our stockholders on May 2, 2001. The Recognition and Retention Plan provides for the grant of restricted stock awards to certain officers, employees, and non-employee directors of Rome Bancorp, Rome Savings, or any affiliate approved by the administrative committee. These restricted stock awards (“Awards”) constitute a right to receive a certain number of shares of common stock of Rome Bancorp upon the Award holder’s satisfaction of certain requirements, such as completion of five years of service with Rome Bancorp, with accelerated vesting upon death, disability, retirement or change in control. As a general rule, if the Award holder fails to fulfill the requirements contained in the restricted stock award, the Award will not vest. Instead, the Award will be forfeited and canceled. The Recognition and Retention Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not a tax-qualified plan under the Internal Revenue Code.

As required by the terms of the Recognition and Retention Plan, Rome Bancorp has established a trust and contributed certain amounts of money or property as determined by the Board, in its discretion. No contributions by participants are permitted. The trustee will invest the assets of the trust primarily in the shares of our common stock that are used to make restricted stock awards. The trust was originally authorized to purchase 74,986 shares of common stock of Rome Bancorp and cannot purchase more than this number. This trust currently contains 32,747 shares and may purchase an additional 42,239 shares.

The Recognition and Retention Plan is administered by the Board of Directors, which has broad discretionary powers under the plan. The Board of Directors has the authority to suspend or terminate the plan in whole or in part at any time by giving written notice to the administrative committee, but the Recognition and Retention Plan may not be terminated while there are outstanding Awards that will vest in the future.

2000 Stock Option Plan. The Rome Bancorp, Inc. 2000 Stock Option Plan was adopted by our Board of Directors and approved by our stockholders on May 3, 2000. Article IX of the Stock Option Plan was adopted by our Board of Directors and approved by our stockholders on May 2, 2001. The Stock Option Plan provides for the grant, to certain officers, employees, and outside directors of Rome Bancorp, Rome Savings, or any affiliate approved by the administrative committee, of options to purchase common stock of Rome Bancorp (“Options”) at a stated price during a specified period or term. If the Option is not exercised during its term, it will expire. The Stock Option Plan originally had 166,638 shares reserved to it for grant. The Stock Option Plan currently has 54,238 options reserved that may be granted in the future. The Stock Option Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not a tax-qualified plan under the Internal Revenue Code.

The following table provides the value for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on the last trading day of the 2003 fiscal year, which was $31.06 per share. The disclosure contained in the following table has been adjusted to reflect the three-for-two stock split paid to stockholders of record on May 29, 2003.

2003 Fiscal Year End Options/SAR Values (1)

Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options/SARS at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable (2)
Charles M. Sprock	6,000	$156,250	30,000/24,000	783,050/626,441
David C. Nolan	—	—	6,000/6,000	156,610/156,610

(1)	All options were granted on June 28, 2000 and vest at the rate of 20% per year beginning on June 28, 2001.

(2)	The closing price per share of common stock on the last trading day before the fiscal year ended December 31, 2003 was $31.06, and all options have an exercise price of $4.9583 per share, which equals a spread of $26.1017 per share.

Future Stock Benefit Plans

Stock Option Plan. We intend to implement a stock option plan for our directors and officers after the conversion and stock offering. Applicable regulations prohibit us from implementing this plan until six months after the conversion. If we implement this plan, applicable rules and regulations require that we first obtain the approval of the holders of a majority of outstanding shares. We currently anticipate that this plan will be implemented prior to the one year anniversary of the conversion and stock offering.

We expect to adopt a stock option plan that will authorize the Management Committee to grant options to purchase up to 10% of the shares sold in the stock offering over a period of 10 years. The Management Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the conversion and stock offering, applicable regulations will require that we observe the following restrictions:

•	limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan;

•	limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan;

•	not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan; and

•	not permit accelerated vesting for any reason other than an individual’s death, disability or upon a change of control of us and Rome Savings.

After the first anniversary of the conversion and stock offering, we may amend the plan to change or remove these restrictions. We currently expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of an individual’s retirement.

We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan’s initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

We expect the stock option plan will permit the Management Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

Non-qualified stock options may be granted to either employees or non-employees such as outside directors. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid by the individual on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount may be taxed at capital gains rates provided the individual holds the stock for a minimum of one year, which will vary depending upon the time that has elapsed since the exercise of the option.

When a non-qualified stock option is exercised, we and Rome Savings may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

Restricted Stock Plan. We intend to implement a management recognition plan for our directors and officers after the conversion and stock offering. Applicable regulations prohibit us from implementing this plan until six months after the conversion and stock offering. In order to implement this plan, applicable rules and regulations require that we first obtain the approval of the holders of a majority of our outstanding shares. We currently anticipate that this plan will be implemented prior to the one year anniversary of the conversion.

We expect to adopt a management recognition plan that will authorize the Management Committee to make restricted stock awards of up to 4% of the shares newly issued to investors.

The Management Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the conversion and stock offering, applicable regulations will require that we observe the following restrictions:

•	limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan;

•	limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan;

•	we must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan; and

•	we must not permit accelerated vesting for any reason other than an individual’s death, disability or upon change of control of us and Rome Savings.

After the first anniversary of the conversion and stock offering, we may amend the plan to change or remove these restrictions. We currently expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement. We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan’s initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time in order for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We and Rome Savings may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, we and Rome Savings may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Related Party Transactions

We make residential mortgage loans to employees. We do not offer employees residential mortgages at a reduced rate. The mortgage loans have the same underwriting terms that apply to non-employee borrowers.

Our authority to extend credit to directors, executive officers, and 10% stockholders, as well as entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRB and Regulation O of the FRB thereunder. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (ii) do not exceed certain limitations on the amount of credit extended to such persons, individually and in aggregate, which limits are based, in part, on the amount of our capital. We intend that any transactions in the future between us and our executive officers, directors, holders of 10% or more of the shares of any class of our common stock and affiliates thereof, will contain terms no less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons and will be approved by a majority of our independent outside directors not having any interest in the transaction.

Rome Savings has made loans or extended credit to its executive officers and directors and also to certain persons related to executive officers and directors. All such loans were made by Rome Savings in the ordinary course of business and were not made on more favorable terms than for loans made with unaffiliated persons, nor did they involve more than the normal risk of collectibility or present unfavorable features. The outstanding principal balance of such loans to directors, executive officers, and their associates totaled $214,000, or 0.58%, of Rome Bancorp’s total equity at December 31, 2003.

We retain the services of the law firm of McMahon and Grow. David C. Grow and Richard H. McMahon, both directors of Rome Bancorp and Rome Savings and Directors of Rome, MHC, are partners of McMahon and Grow. For 2003, we paid $15,813 in legal fees to this law firm. Additionally the law firm of McMahon and Grow made approximately $158,928 and $98,243 in fees associated with representation of third parties at loan closings for loans made by Rome Savings in the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. These later fees were not paid by Rome Bancorp or Rome Savings, although Rome Savings did refer this business to the law firm.

All future affiliated transactions will be made or entered into on terms that are no less favorable to Rome Bancorp than those that can be obtained from an unaffiliated third party. All related party transactions must be approved by the Audit Committee.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of November 1, 2004, the shares of common stock beneficially owned by: (i) Rome, MHC, which is the only person or organization known by the Company to own more than 5% of Rome Bancorp’s common stock; (ii) directors individually; (iii) executive officers individually; and (iv) directors and executive officers as a group. Beneficial ownership includes securities that could become exercisable within 60 days of November 1, 2004.

Name of Beneficial Owner(1)	Number of Shares Owned (2)(3)(4)(5)	Percent of Class (6)
Rome, MHC	2,601,594	61.5%
Bruce R. Engelbert (7) Director	42,640	*
David C. Grow (8) Director	36,360	*
Kirk B. Hinman (9) Director	87,340	2.06%
T. Richard Leidig (10) Director	37,456	*
Richard H. McMahon (11) Director	43,980	1.04%
David C. Nolan Treasurer and Chief Financial Officer	42,049	*
Marion C. Scoville Director	23,173	*
Charles M. Sprock (12) Chairman, President and Chief Executive Officer	106,972	2.53%
Michael J. Valentine Director	46,440	1.10%
Directors and Officers as a group of eleven persons (13)	622,764	14.72%

*	Less than one percent of the total outstanding shares of common stock.

(1)	Titles are for both Rome Bancorp and Rome Savings.

(2)	See “Principal Stockholders of Rome Bancorp” for definition of “beneficial ownership.”

(3)	The figure shown above includes shares held in trust pursuant to the ESOP that have been allocated as of November 1, 2004 to individual accounts, as follows: Mr. Sprock 4,772 shares, Mr. Nolan 2,476 and Ms. Scoville 1,055 shares. Such persons have voting power, subject to the legal duties of the ESOP Trustee, but no investment power, except in limited circumstances, over such shares.

(4)	Includes unvested restricted stock awards of 720 shares (as adjusted to reflect the three-for-two stock split paid to stockholders of record on May 29, 2003) made to each outside director under the Rome Bancorp, Inc. 2000 Recognition and Retention Plan. Includes unvested restricted stock awards of 3,720 and 1,200 shares (as adjusted to reflect the three-for-two stock split paid to stockholders of record on May 29, 2003) awarded to Mr. Sprock and Mr. Nolan, respectively, under the Rome Bancorp, Inc. 2000 Recognition and Retention Plan. Each recipient of a restricted share award has sole voting power, but no investment power, over the common stock covered by the award. The restricted stock will vest at the rate of 20% per year on each anniversary date of the grant, with accelerated vesting upon death, disability, retirement or change in control.

(5)	Includes 4,920 shares of common stock which may be acquired by Mr. Grow and Ms. Scoville, pursuant to exercisable options granted to them under the Rome Bancorp, Inc. 2000 Stock Option Plan (the “Stock Option Plan”). Also includes 2,460 shares of common stock which may be acquired by Mr. Leidig and Mr. McMahon, pursuant to exercisable options granted to them under the Stock Option Plan. Also includes, 7,380 and 1,640 shares of common stock which may be acquired by Mr. Valentine and Mr. Hinman, respectively, pursuant to exercisable options granted to them under the Stock Option Plan. Also includes 42,000 and 9,000 shares of common stock which Mr. Sprock and Mr. Nolan, respectively, may acquire pursuant to exercisable options granted to them under the Stock Option Plan.

(6)	Based on a total of 4,229,546 shares of Rome Bancorp’s common stock outstanding as of November 1, 2004.

(7)	Includes 7,500 shares held in Mr. Engelbert’s Individual Retirement Account and 9,840 shares held by Mr. Engelbert’s spouse.

(8)	Includes 10,650 shares held in Mr. Grow’s Individual Retirement Account and 1,050 shares held individually by Mr. Grow’s spouse.

(9)	Includes 1,500 shares held in Mr. Hinman’s Individual Retirement Account; 37,500 shares held jointly with Mr. Hinman’s spouse; 1,500 shares held as custodian for a minor; and 37,500 shares held by Rome Strip Steel Co., Inc. of which Mr. Hinman serves as President.

(10)	Includes 27,821 shares held individually by Mr. Leidig’s spouse.

(11)	Includes 3,000 shares held in Mr. McMahon’s simplified employee pension plan.

(12)	Includes 2,600 shares held individually by Mr. Sprock’s spouse.

(13)	The number of shares for all executive officers and directors as a group includes 146,643 shares held by the ESOP Trust that have not been allocated to eligible participants as of November 1, 2004, over which certain directors and executive officers may be deemed to have shared investment power, thereby causing such directors and executive officers to be beneficial owners of such shares. Each of such directors and executive officers disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to them individually. The individual participants in the ESOP have shared voting power with the ESOP Trustee.

PROPOSED PURCHASES OF COMMON STOCK BY MANAGEMENT

The following table presents, for each of our directors and executive officers: (i) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of shares as of the date of this prospectus, (ii) the proposed purchases of subscription shares based upon an offering of 5,550,000 shares, and (iii) the total amount of our common stock to be held upon consummation of the conversion and stock offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the directors and executive officers. Collectively, our directors and executive officers expect to purchase a total of 61,000 shares, or approximately 1.10% of shares we sell in the stock offering (assuming the sale of 5,550,000 shares of common stock). These shares do not include shares expected to be issued under any of our stock benefit plans.

Name	Number of Our Shares To Be Received In Exchange For Shares of Rome Bancorp (1)	Proposed Purchase of Conversion Stock		Total Shares of Our Common Stock to be Held
		Amount	Number of Shares	Number of Shares
Directors and Executive Officers:
Bruce R. Engelbert Director	90,964	$100,000	10,000	100,964
David C. Grow Director	77,767	50,000	5,000	82,567
Kirk B. Hinman Director	186,322	100,000	10,000	196,322
T. Richard Leidig Director	79,905	50,000	5,000	84,905
Richard H. McMahon Director	93,823	50,000	5,000	98,823
Marion C. Scoville Director and Corporate Secretary	49,434	25,000	2,500	51,934
Charles M. Sprock Chairman, President and Chief Executive Officer	228,203	100,000	10,000	238,203
Michael J. Valentine Director	99,070	100,000	10,000	109,070
David C. Nolan Treasurer and Chief Financial Officer	89,702	30,000	3,000	92,702
James F. Sullivan Senior Lending Officer	35,473	5,000	500	35,973

Total:	1,030,463	610,000	61,000	1,091,463

(1)	Includes stock options exercisable with 60 days of November 1, 2004 and shares allocated under the ESOP, but excludes stock options and awards that may be granted under the proposed new stock option plan and recognition and retention plan if such plans are approved by stockholders at an annual or special meeting of stockholders at least six months following the conversion and stock offering See “Management-Future Stock Benefit Plans.”

THE CONVERSION AND STOCK OFFERING

The boards of directors of Rome, MHC, Rome Bancorp and Rome Savings have approved the Plan of Conversion. The Plan of Conversion must also be approved by the members of Rome, MHC, who are the depositors of Rome Savings, and the stockholders of Rome Bancorp. Special meetings of members and of the stockholders will be called for this purpose. The OTS must also approve the plan of conversion; however, such approval will not constitute a recommendation or endorsement of the Plan of Conversion by that agency.

General

The Boards of Directors of each of Rome, MHC, Rome Bancorp and Rome Savings adopted the Plan of Conversion on November 11, 2004, and amended and restated it on December 7, 2004. Pursuant to the Plan of Conversion, our organization will convert from the mutual holding company form of organization, which is 31.5% owned by public stockholders to the fully stock form, 100% owned by public stockholders. Rome, MHC, the mutual holding company parent of Rome Bancorp, will be merged into Rome Savings, and Rome, MHC will no longer exist. Pursuant to the Plan of Conversion, Rome Bancorp which now is a Delaware corporation, owning 100% of Rome Savings, will be succeeded by a new Delaware corporation named “New Rome Bancorp,” which will change its name to Rome Bancorp after the completion of the conversion. As part of the conversion, the 61.5% ownership interest of Rome, MHC will be offered for sale in the stock offering. When the conversion is completed, all of the capital stock of Rome Savings will be owned by New Rome Bancorp and all of the common stock of Rome Bancorp will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary section of this prospectus.

Under the Plan of Conversion, at the conclusion of the conversion and stock offering, each share of Rome Bancorp common stock owned by persons other than Rome, MHC at that date will be cancelled and exchanged for shares of common stock of New Rome Bancorp determined pursuant to an exchange ratio. The conversion will include a series of mergers involving Rome, MHC, Rome Bancorp and other entities formed for that purpose.

We intend to retain 50% of the net proceeds of the offering and to contribute the balance of the net proceeds to Rome Savings. The conversion will be completed only upon completion of the issuance of at least the minimum number of shares of our common stock to be offered pursuant to the Plan of Conversion.

The Plan of Conversion provides that we will offer shares of our common stock in what we call a “subscription offering” in the order of priority listed below:

(1)	Depositors with accounts at Rome Savings with aggregate balances of at least $50 on September 30, 2003;

(2)	Our employee stock ownership plan;

(3)	Depositors with accounts at Rome Savings with aggregate balances of at least $50 on December 31, 2004; and

(4)	Other depositors of Rome Savings on the voting record date, , 2005.

The shares of common stock not purchased in the subscription offering may be offered to the general public in what we call a “direct community offering,” with preference granted to stockholders of Rome Bancorp as of             , 2005 and then to natural persons residing within Oneida County, New York. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering to the public through a syndicate of broker-dealers managed by Ryan Beck (referred to as a “syndicated community offering”).

We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion. The community offering may begin concurrently with, during or immediately following the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OTS. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon the purchase price per share, Rome, MHC’s 61.5% ownership interest in Rome Bancorp and an independent appraisal of the estimated pro forma market value of Rome Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. No commission will be charged to purchasers. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion, which is qualified in its entirety by reference to the provisions of the Plan of Conversion. A copy of the Plan of Conversion is available for inspection at each banking office of Rome Savings and at the Northeast Regional and the Washington, D.C. offices of the OTS. The Plan of Conversion is also filed as an exhibit to the application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the OTS. See “Where You Can Find Additional Information.”

Reasons For The Conversion

The Boards of Directors of Rome, MHC, Rome Bancorp and Rome Savings believe that the conversion of Rome, MHC to stock form is in the best interests of Rome, MHC, Rome Bancorp and Rome Savings, as well as in the best interests of their respective members and stockholders.

We believe that the conversion and stock offering, which will result in the raising of additional capital for us will also result in a more active and liquid market for our common stock than currently exists for Rome Bancorp common stock.

The conversion and stock offering are intended to provide an additional source of capital not currently available to us. Funds raised in the stock offering will allow us to:

•	increase the liquidity of our common stock;

•	continue programs of dividends or repurchases;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	for general corporate purposes.

Funds raised in the stock offering will allow Rome Savings to better serve the needs of our community by:

•	increasing lending, especially to support continued growth in its loan portfolio;

•	expanding the products and services it currently offers;

•	opening or acquiring additional branch offices;

•	funding additional management and employee stock benefit plans; and

•	other general corporate purposes, including the possible creation of a commercial bank subsidiary to accept municipal deposits.

We believe that increased stock ownership by officers and other employees of Rome Bancorp and Rome Savings has proven to be an effective performance incentive and an effective means of attracting and retaining qualified personnel.

If a standard (full mutual to stock) conversion had been conducted in 1999, management of Rome Savings believes that it may have been difficult to prudently invest the larger amount of capital that would have been required to be raised, when compared to the net proceeds raised in connection with the reorganization into the current mutual holding company structure with Rome, MHC. A standard conversion in 1999 also would have immediately eliminated all aspects of the mutual form of organization.

After considering the advantages and risks of the conversion and stock offering, as well as applicable fiduciary duties, the Boards of Directors of Rome Savings, Rome Bancorp, and Rome, MHC approved the conversion and stock offering as being in the best interests of our companies and our respective members and stockholders and the communities that we serve.

Approvals Required

The affirmative vote of a majority of the total eligible votes of the members (Rome Savings depositors) of Rome, MHC at the special meeting of members is required to approve the Plan of Conversion. By their approval of the Plan of Conversion, the members of Rome, MHC will also be deemed to approve the merger of Rome, MHC into Rome Savings. The affirmative vote of a majority of the shares of voting common stock of Rome Bancorp present in person or by proxy at the special meeting of stockholders and a majority of the votes cast in person or by proxy by the stockholders of Rome Bancorp, other than Rome, MHC, is also are required to approve the Plan of Conversion. The Plan of Conversion also must be approved by the OTS.

Share Exchange Ratio for Current Stockholders

OTS regulations provide that, in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the converted holding company, provided that the mutual holding company demonstrates to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. Each publicly-held share (not owned by Rome, MHC) of Rome Bancorp common stock will, on the effective date of the conversion, be cancelled. Each public stockholder will automatically receive the right to a number of shares of our common stock in exchange for their current shares. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders of Rome Bancorp common stock will own the same percentage of new common stock in the successor Rome Bancorp after the conversion as they held in Rome Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares in the offering, and the receipt of cash in lieu of fractional shares. At September 30, 2004, there were 4,227,086 shares of Rome Bancorp common stock outstanding, net of treasury stock, of which 1,625,492 shares were publicly held and the remaining 2,601,594 were held by Rome, MHC.

The exchange ratio is not dependent on the market value of Rome Bancorp common stock. It will be calculated, at the conclusion of the conversion, based on the percentage of Rome Bancorp common stock held by the public prior to the conversion, the independent appraisal of Rome Bancorp prepared by RP Financial and the number of shares sold in the offering. The exchange ratio is expected to range from approximately 1.81333 exchange shares for each publicly-held share of Rome Bancorp at the minimum of the offering range to 2.8213 exchange shares for each publicly-held share of Rome Bancorp at the adjusted maximum of the offering range.

The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we issue in the offering, which in turn will depend upon the final appraised value of Rome Bancorp. In addition, if options to purchase shares of Rome Bancorp are exercised before consummation of the conversion, then there will be an increase in the percentage of shares of Rome Bancorp held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange, and a decrease in the offering range. Those factors may result in a change in the exchange ratio.

The following table shows how the exchange ratio and number of exchange shares will adjust, assuming no option exercise, based on the number of shares issued in the offering.

	Shares of Common Stock to be Sold		Shares to be Received in Exchange		Total Shares of Common Stock to be Outstanding After the Conversion	Exchange Ratio
	Amount	Percent	Amount	Percent
Minimum	4,717,500	61.55%	2,947,523	38.45%	7,665,023	1.8133
Midpoint	5,550,000	61.55	3,467,674	38.45	9,017,674	2.1333
Maximum	6,382,500	61.55	3,987,825	38.45	10,370,325	2.4533
15% above maximum	7,339,875	61.55	4,585,999	38.45	11,925,874	2.8213

Outstanding options to purchase shares of Rome Bancorp common stock also will be converted into and become options to purchase new shares of Rome Bancorp common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At September 30, 2004, there were outstanding options to purchase 115,460 shares of Rome Bancorp common stock. If these options are exercised for authorized but unissued shares, stockholders would experience dilution of approximately 2.7% in their ownership interest in Rome Bancorp.

Exchange Of Shares of Current Stockholders

The conversion of existing outstanding shares of Rome Bancorp common stock into the right to receive new shares of our common stock, as successor to Rome Bancorp, will occur automatically on the effective date of the conversion, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to each public stockholder of Rome Bancorp who holds stock certificates as of the effective date of the conversion. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit the stock certificate(s) representing existing shares of Rome Bancorp common stock. We expect that stock certificates for new shares of Rome Bancorp common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms with the corresponding stock certificate(s). Shares held by public stockholders in street name will be exchanged automatically upon the effective date; no transmittal forms will be mailed relating to these shares.

No fractional shares of new Rome Bancorp common stock will be issued to any public stockholder of Rome Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by $10.00. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares.

You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. Until your existing certificates representing

Rome Bancorp common stock are surrendered for exchange after the conversion in compliance with the terms of the transmittal form, you will not receive new shares of Rome Bancorp common stock and you will not be paid dividends on our common stock. When you surrender your certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Rome Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of our common stock, as successor to Rome Bancorp, into which those shares have been automatically converted.

If a certificate for Rome Bancorp common stock has been lost, stolen or destroyed, the exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of such certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholders’ expense.

All new shares of Rome Bancorp common stock that we issue to you in exchange for existing shares of Rome Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion and stock offering, which may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

Effects Of Conversion On Depositors, Borrowers And Members

Continuity. While the conversion is being accomplished, the normal business of Rome Savings of accepting deposits and making loans will continue without interruption. Rome Savings will continue to be a federally-chartered savings bank and will continue to be regulated by the OTS. After the conversion, Rome Savings will continue to offer existing services to depositors, borrowers and other customers. The directors serving Rome Bancorp at the time of the conversion will serve as our directors after the conversion and stock offering.

Effect on Deposit Accounts. Under the Plan of Conversion, each depositor in Rome Savings at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Rome Savings will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, depositors of Rome Savings are members of, and have voting rights in, Rome, MHC as to all matters requiring membership action as set forth in Rome, MHC’s Charter. Upon completion of the conversion, depositors will cease to be members of Rome, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Rome Savings will be vested in its successor, New Rome

Bancorp, as the sole stockholder of Rome Savings. The stockholders of Rome Bancorp will possess exclusive voting rights with respect to Rome Bancorp common stock.

Tax Effects. Rome Bancorp will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the conversion will not be taxable for federal or state income tax purposes to Rome MHC, Rome Bancorp, the public stockholders of Rome Bancorp, members of Rome, MHC, eligible account holders, supplemental eligible account holders, or Rome Savings. See “—Tax Aspects.”

Effect on Liquidation Rights. Each qualifying depositor in Rome Savings has both a deposit account in Rome Savings and a pro rata ownership interest in the net worth of Rome, MHC based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Rome, MHC and Rome Savings. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a qualifying deposit account obtains a pro rata ownership interest in Rome, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Rome, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary savings association of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Rome, MHC and Rome Savings are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata interest in any residual surplus and reserves of Rome, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Rome Savings were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of September 30, 2003 and December 31, 2004 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Rome Bancorp as the holder of Rome Savings’ capital stock. Pursuant to the rules and regulations of the OTS, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Stock Pricing And Number Of Shares To Be Issued

The Plan of Conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Rome Savings and Rome Bancorp have retained RP Financial to make this valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $65,000. Rome Savings and Rome Bancorp have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where such liability results from its negligence or bad faith.

The appraisal considered the pro forma impact of the offering. Consistent with OTS’ appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies, subject to valuation adjustments applied by RP Financial to account for differences between Rome Bancorp and the peer group. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements. RP Financial also considered the following factors, among others:

•	the present and projected operating results and financial condition of Rome Bancorp;

•	the economic and demographic conditions in Rome Bancorp’s existing market area;

•	certain historical, financial and other information relating to Rome Bancorp;

•	a comparative evaluation of the operating and financial characteristics of Rome Bancorp with those of other similarly situated publicly traded savings institutions located in the northeast and other regions of the United States;

•	the aggregate size of the offering of the common stock;

•	the impact of the offering on Rome Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Rome Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s report were certain assumptions as to the pro forma earnings of Rome Bancorp after the offering that were utilized in determining the appraised value. These assumptions included estimated expenses, the ESOP’s purchase of 4% of the shares in the offering, an assumed after-tax rate of return on the net offering, and post-offering purchases in the open market of 4.0% of the common stock issued in the offering by the management recognition plan at $10.00 per share. See “Pro Forma Conversion Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that, as of December 3, 2004, the estimated pro forma market value, or valuation range, of Rome Bancorp ranged from a minimum of $76.7 million to a maximum of $103.7 million, with a midpoint of $90.2 million. The value of the shares in the offering is equal to the aggregate per share offering price multiplied by the 61.55% ownership interest that Rome, MHC has in Rome Bancorp. The number of shares offered will be equal to the aggregate value of the shares in the offering divided by the price per share. The Board of Directors decided to offer the shares for a price of $10.00 per share in order to allow for a broad distribution of shares. Based on the valuation range, the percentage of Rome Bancorp common stock owned by Rome, MHC and the $10.00 price per share, the minimum of the offering range is 4,717,500 shares, the midpoint of the offering range is 5,550,000 shares and the maximum of the offering range is 6,382,500 shares.

The Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	Rome Bancorp’s financial condition and results of operations;

•	Comparison of financial performance ratios of Rome Bancorp to those of other financial institutions of similar size;

•	stock market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Rome Bancorp common stock.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and the Board of Directors believes that such assumptions were reasonable. The offering range may be amended with the approval of the OTS, if required, as a result of subsequent developments in the financial condition of Rome Bancorp or Rome Savings or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Rome Bancorp to less than $76,650,230 or more than $119,258,740, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Rome Savings as a going concern and should not be considered as an indication of the liquidation value of Rome Savings. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $119.3 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 7,339,875 shares, as a result of regulatory considerations, demand for the shares or changes in market conditions. The subscription price of $10.00 per share will remain fixed.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $119.3 million and a corresponding increase in the offering range to more than 7,339,875 shares, or a decrease in the minimum of the valuation range to less than $76.7 and a corresponding decrease in the offering range to fewer than 4,717,500 shares, then, after consulting with the OTS, we may cancel all deposit account withdrawal authorizations and promptly return by check all funds received, with interest at Rome Savings’ passbook savings rate of interest. If we decide to continue, rather than terminate the offering, we will notify all subscribers of the extension and of the duration of the extension that has been granted and subscribers will have the rights to modify or rescind their purchase orders. If we do not receive any affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Rome Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Rome Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Conversion Data.”

Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection as specified under “Where You Can Find Additional Information.”

Subscription Offering And Subscription Rights

In accordance with the Plan of Conversion, rights to subscribe for the purchase of shares of common stock in the subscription offering have been granted under the Plan of Conversion in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the Plan of Conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each Rome Savings depositor with aggregate deposit account balances of $50 or more (a “Qualifying Deposit”) on September 30, 2003 (“Eligible Account Holders”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions from Eligible Account Holders, shares will be allocated so as to permit each subscribing Eligible Account

Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on September 30, 2003. Failure to list an account could result in fewer shares being allocated to them than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Rome Bancorp or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding September 30, 2003.

Priority 2: Employee Stock Ownership Plan. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock sold in the stock offering. Our employee stock ownership plan, which is a tax-qualified employee stock benefit plan, intends to purchase in the aggregate up to 4.0% of the common stock in the offering. The subscription by our employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If we increase the number of shares offered in the conversion and stock offering above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock sold in the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Rome Savings depositor with a Qualifying Deposit on December 31, 2004 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at December 31, 2004. Failure to list an account could result in fewer shares being allocated to them than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each member of Rome, MHC (depositor of Rome Savings) on the voting record date of                     , 2005 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Member”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 500,000 shares of common stock, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the Plan of Conversion to members of the public in a community offering. Shares may be offered with the following preferences:

(1)	Rome Bancorp public stockholders as of the , 2005, the voting record date;

(2)	Natural persons residing in Oneida, County New York.; and

(3)	Members of the general public to whom we deliver a prospectus.

Subscribers in the community offering may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares available to fill the orders of public stockholders of Rome Bancorp as of                     , 2005, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by each such person. Thereafter, unallocated shares will be allocated among public stockholders whose orders remain unsatisfied based on the size of the unfilled order of each public stockholder of Rome Bancorp relative to the size of the aggregate unfilled orders of other public stockholders. If oversubscription occurs due to the orders of natural persons residing in Oneida County, New York, the allocation procedures described above will apply to the stock orders of those persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the named counties, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within Rome Savings’ community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

The community offering, if any, may begin concurrently with, during or immediately following the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended by us, with approval of the OTS. If we receive regulatory approval for an extension of the offering, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response form a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

Syndicated Community Offering

If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve wide distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 50,000 shares of common stock, subject to the overall maximum purchase limitations. Any syndicated community offering is expected to begin during or as soon as possible after the completion of the subscription and community offerings, unless extended by us with the approval of the OTS.

Any syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts underwriting. Generally, under those rules, Ryan Beck, as our broker-dealer, will deposit the funds it receives from interested investors prior to closing into a separate non-interest bearing account. If and when all the conditions for the closing are met, funds for shares of common stock sold by the broker-dealer in the syndicated community offering, less the broker-dealer’s commissions, will be promptly delivered to us. If the stock offering closes, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the stock offering does not close, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. Order forms will not be used.

If for any reason we cannot effect a syndicated community offering of shares not distributed in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The OTS must approve any such arrangements.

Expiration Date For The Offering

The offering will expire at 10:00 a.m., New York time, on                     , 2005, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. We may decide to extend the expiration date of the offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. We may extend the expiration date without notice to you until                     , unless the OTS approves a later date, which will not be beyond                     . Subscription rights which have not been exercised prior to the expiration date will become void.

OTS regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of our common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all deposit account withdrawal authorizations will be cancelled unless we receive approval of the OTS to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted. No single extension can exceed 90 days and all extensions in the aggregate may not last beyond                     .

Any purchases made by any persons affiliated with the issuer for the explicit purpose of meeting the minimum of 25 shares subscribed for or sold must be made for investment purposes only and not with a view toward redistribution.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Conversion.

Limitations On Common Stock Purchases

The Plan of Conversion includes the following limitations on the number of shares of common stock that may be purchased during the offering:

•	No person, or persons exercising subscription rights through a single qualifying account held jointly, may purchase fewer than 25 shares of common stock or more than 50,000 shares;

•	Our tax-qualified employee stock benefit plans, including our employee stock ownership plan may purchase in the aggregate up to 10% of the shares issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%.

•	Except for the employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 100,000 shares in all categories of the offering combined;

•	Current stockholders of Rome Bancorp are subject to an ownership limitation. As previously described, current stockholders of Rome Bancorp will receive new shares in exchange for their existing shares. The number of shares that a stockholder may purchase in the offering, individually and together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing common stock, may not exceed 5% of the shares of common stock of Rome Bancorp to be issued in the offering and exchange; and

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by officers and directors of Rome Savings and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the offering and exchange.

Depending upon market or financial conditions, our Board of Directors, with the approval of the OTS and without further approval of members of Rome, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares, in our sole discretion, may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the total number of shares offered in the offering, due to an increase in the offering range of up to 15%, shares will be allocated in the following order of priority in accordance with the Plan of Conversion:

(1)	to fill the employee benefit plans’ subscription for up to 10% of the total number of shares sold in the offering; then

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and then

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to Rome Bancorp public stockholders as of , 2005, and then to natural persons residing in Oneida County, New York.

The term “associate” of a person means:

•	any corporation or organization, other than Rome Bancorp, Rome Savings or a majority-owned subsidiary of Rome Savings, of which the person is an officer, partner or 10% stockholder;

•	any trust or other estate in which the person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and

•	any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or officer of Rome Bancorp or Rome Savings.

The term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on our Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Rome Bancorp or Rome Savings and except as described below. Any purchases made by any associate of Rome Bancorp or Rome Savings for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of the common stock in the offering. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Restrictions on Transfer of Subscription Rights and Shares” and “Restrictions on Acquisition of New Rome Bancorp.”

Plan Of Distribution; Selling Agent Compensation

Offering materials have been distributed by mail to those with subscription rights at the last known address on our records as of the voting record date. Subscription rights expire whether or not eligible subscribers can be located.

To assist in the marketing of our common stock, we have retained Ryan Beck, which is a broker/dealer registered with the National Association of Securities Dealers, Inc., will assist us in the offering by:

•	acting as our financial advisor for the offering, providing administrative services and managing the Stock Information Center;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting proxies of our members.

For these services, Ryan Beck will receive a management fee of $50,000 and a marketing fee equal to 1.0% of the dollar amount of common stock sold in the subscription and community offerings. No fee will be payable to Ryan Beck with respect to shares purchased by officers, directors and employees or their immediate families and any common stock purchased by our tax-qualified employee benefit plans. In the event that Ryan Beck sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck) shall not exceed 5.0% in the aggregate. Ryan Beck will also be reimbursed for its direct allocable expenses in an amount not to exceed $15,000, without the consent of Rome Bancorp and for attorney’s fees in an amount not to exceed $100,000.

We will indemnify Ryan Beck against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Rome Savings may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. These employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Rome Savings’ executive offices apart from the area accessible to the general public. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure For Purchasing Shares

Expiration Date. The offering will expire at 10:00 a.m., New York time, on                     , 2005, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. We may decide to extend the expiration date of the subscription offering and/or the community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. We may extend the expiration date without notice to you until                     , unless the OTS approves a later date, which will not be beyond                     . Subscription rights which have not been exercised prior to the expiration date will become void.

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Order forms will be distributed only if accompanied or preceded by a prospectus. Subscription funds received by check or money order will be maintained in a special escrow account at Rome Savings. We will make reasonable attempts to provide a prospectus and offering materials to all holders of subscription rights. The subscription offering and all subscription rights will expire at 10:00 a.m., New York time on                     , 2004, however, whether or not we have been able to locate each person entitled to subscription rights.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any withdrawal orders and return all funds submitted, plus interest at Rome Savings’ passbook savings rate from the date of receipt.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received by our Stock Information Center (not postmarked) prior to 10:00 a.m., New York time, on                     , 2005. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the back of the order form. Order forms may not be delivered to branches or other offices of Rome Savings. Once tendered, an order form cannot be modified or revoked. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the Plan of Conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Rome Savings or the Federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Securities Exchange Act.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, made payable to Rome Bancorp directly (Do not endorse third party checks); or

•	authorization of withdrawal from the types of Rome Savings deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Rome Savings are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor for any reason . Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated escrow account at Rome Savings and interest will be paid at the passbook savings rate from the date payment is received until the offering is completed. Regulations prohibit Rome Savings from lending funds or extending credit to any persons to purchase shares of common stock in the offering. Cash, wire transfers and third party checks and Rome Savings line of credit checks may not be remitted as payment for your purchase. Once we receive your executed order form, it may not be modified, amended or rescinded unless the offering is not completed by the expiration date.

Using IRA Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account. Rome Savings, by law, cannot maintain self-directed individual retirement accounts. Therefore, if you wish to use your funds that are currently in a Rome Savings individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account before your order is placed. There will be no early withdrawal or Internal Revenue Service interest penalties for these properly executed transfers. Depositors interested in using funds in an individual retirement account or any other retirement account at Rome Savings or elsewhere to purchase common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use retirement funds held with Rome Savings or elsewhere toward this purchase.

Rome Bancorp shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Rome Savings checks representing any applicable refund and/or interest paid on subscriptions made by check or money order or bank draft will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the new shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. If you are a Rome Bancorp stockholder, see “—Exchange of Shares of Current Stockholders.”

Other Restrictions. Notwithstanding any other provision of the Plan of Conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

Restrictions On Transfer Of Subscription Rights And Shares

OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Each person placing an order in the subscription offering will be required to certify on the order form that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights. We will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering or the conversion, please call our Stock Information Center, at                     , from 9:30 a.m. to 4:00 p.m., New York time, Monday through Friday. The Stock Information Center is closed on weekends and bank holidays. The Stock Information Center is located at Rome Savings’ executive offices, 100 W. Dominick St.,

Rome, New York. Our branch offices will not have offering material and cannot accept completed orders forms or proxy cards.

Liquidation Rights

In the unlikely event of a complete liquidation of Rome, MHC in its present mutual form, each depositor of Rome Savings would receive a pro rata share of any assets of Rome, MHC remaining after payment of claims of all creditors. Each depositor’s pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in Rome Savings at the time of liquidation. After the conversion and stock offering, each depositor, in the event of a complete liquidation of Rome Savings, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Rome Savings. However, except as described below, each claim would be solely in the amount of the balance in the deposit account(s) plus accrued interest. The depositor would not have an interest in the value or assets of Rome Savings or New Rome Bancorp above that amount.

The Plan of Conversion provides for the establishment, upon the completion of the conversion a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of (i) Rome Savings’ net worth as of the date of the latest statement of financial condition contained in the final offering circular utilized in the formation of Rome, MHC or (ii) the percentage of the outstanding shares of the common stock of Rome, MHC, owned by Rome, MHC prior to the mid-tier holding company merger, multiplied by Rome Bancorp’s total stockholders’ equity as reflected in its latest statement of financial condition contained in this prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his or her deposit account at Rome Savings, would be entitled, upon a complete liquidation of Rome Savings after the conversion and stock offering, to an interest in the liquidation account prior to any payment to New Rome Bancorp as the sole stockholder of Rome Savings. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Rome Savings at the close of business on September 30, 2003 or December 31, 2004, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the September 30, 2003, or December 31, 2004, as the case may be, bore to the balance of all deposit accounts in Rome Savings on such date.

If, however, on any December 31 annual closing date of Rome Savings, commencing December 31, 2005, the amount in any deposit account is less than the amount that was in such deposit account on September 30, 2003 or December 31, 2004, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible

Account Holders are satisfied would be distributed to us as the sole stockholder of Rome Savings.

Following the conversion and stock offering, the liquidation account will be maintained by Rome Savings.

Accounting Consequences

The conversion will be accounted for at historical cost in accordance with accounting principles generally accepted in the United States of America. Accordingly, the carrying value of the assets, liabilities, and capital will be unaffected by the conversion and stock offering and will be reflected in Rome Bancorp’s consolidated financial statements based on their historical amounts.

Effect On Existing Compensation Plans

Under the Plan of Conversion, the existing 2000 Stock Option Plan and 2000 Recognition and Retention Plan of Rome Bancorp will become New Rome Bancorp’s benefit plans and shares of its common stock will be issued (or reserved for issuance) pursuant to such benefit plans. Upon completion of the conversion, the common stock currently reserved for or held by these benefit plans will be converted into options or common stock based upon the exchange ratio. Upon completion of the conversion: (i) all rights to purchase, sell, or receive Rome Bancorp common stock currently under any agreement between Rome Savings and any director, officer, or employee of Rome Savings or under any plan or program of Rome Savings or Rome Bancorp (including, without limitation, the Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell, or receive common stock and an identical right to make payment in common stock under any such agreement between Rome Savings and any director, officer or employee of Rome Savings or under such plan or program of Rome Savings, and (ii) rights outstanding under the 2000 Stock Option Plan shall be assumed by us and thereafter shall be rights only for shares of common stock, with each such right being for a number of shares of common stock based upon the exchange ratio and the number of shares of Rome Bancorp that were available thereunder immediately prior to consummation of the conversion, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

Tax Aspects

Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal income tax laws and New York income tax laws, to the effect that no gain or loss will be recognized by, and no amount will be income of, the primary parties or account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued, as a result of the conversion. We believe that the tax opinion summarized below address all material federal and state income tax consequences that are generally applicable to the primary parties and the persons receiving subscription rights.

Thacher Proffitt & Wood LLP has issued an opinion to the primary parties to the effect that, for federal income tax purposes:

(1)	the conversion of Rome Bancorp from a Delaware corporation to a federally-chartered stock corporation and then a conversion of Rome Bancorp as a federally-chartered stock corporation to a federal interim stock savings association, and the conversion of Rome, MHC from mutual form to a federal interim stock savings institution, will each qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Rome Bancorp or Rome, MHC by reason of such conversions;

(2)	the merger of Rome Bancorp and the merger of Rome, MHC into Rome Savings, will each qualify as reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by Rome Bancorp, Rome, MHC, Rome Savings by reason of such mergers;

(3)	the merger of the federal interim stock savings association formed by New Rome Bancorp with and into Rome Savings (“Bank Merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Code or as an exchange under Section 351 of the Code, and no gain or loss will be recognized by such interim federal savings association, Rome Savings or New Rome Bancorp by reason of the Bank Merger;

(4)	no gain or loss will be recognized by the current stockholders of Rome Bancorp upon the receipt of shares of common stock of New Rome Bancorp pursuant to the Bank Merger, except to the extent of any cash received in lieu of a fractional share interest in New Rome Bancorp;

(5)	the aggregate tax basis of the shares of New Rome Bancorp common stock to be received by the current stockholders of Rome Bancorp will be equal to the aggregate tax basis of the Rome Bancorp common stock surrendered in exchange therefor reduced by the basis allocable to a fractional share interest in Rome Bancorp for which cash is received;

(6)	the holding period of the shares of New Rome Bancorp common stock to be received by the current stockholders of Rome Bancorp will include the holding period of the shares of Rome Bancorp common stock, provided that Rome Bancorp common stock was held as a capital asset on the date of the Bank Merger;

(7)	a holder of shares of Rome Bancorp who receives cash in lieu of a fractional share of New Rome Bancorp common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of Rome Bancorp allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset of the date of the Bank Merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of Rome Bancorp common stock is more than one year on the date of the Bank Merger;

(8)	no gain or loss will be recognized by New Rome Bancorp upon the sale of shares of common stock in the stock offering;

(9)	no gain or loss will be recognized by members of Rome, MHC upon the issuance to them of interests in the liquidation account in Rome Savings pursuant to the merger of Rome, MHC into Rome Savings;

(10)	it is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of New Rome Bancorp to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and other members (the “Subscription Rights”) is zero and accordingly, that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and other members upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights;

(11)	it is more likely than not that the tax basis to the holders of shares of New Rome Bancorp common stock purchased in the stock offering pursuant to the exercise of Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of the completion of the offerings; and

(12)	the holding period for shares of common stock of New Rome Bancorp purchased in the community offering or syndicated community offering will begin on the day after the date of purchase.

The opinions set forth in (10) and (11), above, are based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the IRS will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase common stock of New Rome Bancorp at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Counsel believes that it is more likely than not (i.e., there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes. If the Subscription Rights are found to have a market value greater than zero, income may be recognized by various recipients of the Subscription Rights (whether or not the rights are exercised) and New Rome Bancorp may be taxed in the distribution of the Subscription Rights. Participants are encouraged to consult with their own tax advisor as to the tax consequences in the event that the subscription rights are deemed to have an ascertainable value.

Thacher Proffitt & Wood LLP has issued an opinion to the primary parties to the effect that, for New York State income tax purposes:

(1)	the plan of conversion should constitute a tax-free transaction, and it is more likely than not that neither New Rome Bancorp nor Rome Savings will be taxable on the distribution of the Subscription Right;

(2)	the basis of the assets of Rome Bancorp and Rome, MHC (other than stock in Rome Savings) to be received by Rome Savings will be the same as the basis of such assets in the hands of such entities immediately prior to the transfer;

(3)	members of Rome, MHC should not recognize taxable gain upon the receipt of an interest in a liquidation account of Rome Savings in exchange for their voting and liquidation rights in Rome, MHC. It is more likely than not that (i) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon distribution to them of the Subscription Rights and (ii) Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the Subscription Rights; and

(4)	cash received in the merger of the federal interim stock savings association formed by New Rome Bancorp with Rome Savings by any stockholders in lieu of a fractional share interest in New Rome Bancorp should be treated as having been received as a distribution in full payment in exchange for a fractional share interest in New Rome Bancorp common stock which such stockholder would otherwise be entitled to receive and should qualify as a capital gain or loss, assuming Rome Bancorp common stock of Rome Savings surrendered in exchange therefor was held as a capital asset by such stockholder as of the effective date of the merger;

Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. If the IRS determines that the tax effects of the transactions contemplated by the Plan of Conversion are to be treated differently from those presented in the opinion, we may be subject to adverse tax consequences as a result of the conversion.

Interpretation, Amendment And Termination

All interpretations of the Plan of Conversion by the Board of Directors will be final, subject to the authority of the OTS. The Plan of Conversion provides that, if deemed necessary or desirable by the Board of Directors, the Plan of Conversion may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to our members and stockholders. Amendment of the Plan of Conversion thereafter requires a majority vote of the Board of Directors, with the concurrence of the OTS. The Plan of Conversion may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan of Conversion by the OTS and the date of the special meeting of members and stockholders, and may be terminated at any time thereafter with the concurrence of the OTS. The Plan of

Conversion shall be terminated if the conversion and stock offering is not completed within 24 months from the date on which the members of Rome, MHC approve the Plan of Conversion, and may not be extended by us or the OTS.

RESTRICTIONS ON ACQUISITION OF NEW ROME BANCORP

AND ROME SAVINGS

General

The Plan of Conversion provides for the conversion of Rome Savings from the mutual to the stock form of organization and the concurrent formation of a stock holding company. See “The Conversion, Reorganization and The Offering — General.” Certain provisions in our Certificate of Incorporation and Bylaws and in its benefit plans and agreements entered into in connection with the reorganization, together with provisions of the Delaware General Corporation Law (“DGCL”) and certain governing regulatory restrictions, may have anti-takeover effects.

New Rome Bancorp’s Certificate Of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain a number of provisions, relating to corporate governance and certain rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, such provisions will also render the removal of the Board of Directors or our management more difficult.

The following description is necessarily general and qualified by reference to the Certificate of Incorporation and Bylaws. See “Where You Can Find Additional Information” as to how to obtain a copy of these documents.

Limitation on Voting Rights. Our Certificate of Incorporation provides that any person who beneficially owns more than 10% of the outstanding common stock shall be allowed only one one-hundredth (1/100) of a vote with respect to each share held in excess of such 10%. Beneficial ownership of shares includes shares beneficially owned by such person or any of his or her affiliates, shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options, and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by us to be beneficially owned by such person and his or her affiliates. This restriction on voting may only be amended by approval of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of capital stock who are eligible to vote on such matters.

Three Classes of Directors on the Board; Power of Directors to Fill Vacancies. Our Board of Directors is required by the Certificate of Incorporation and Bylaws to be divided into three classes which are as equal in size as is possible. One of the three classes of directors is required to be elected annually by our stockholders for three-year terms. A classified board of directors promotes continuity and stability of our management but makes it more difficult for stockholders to change a majority of the Board of Directors because it generally takes at least two annual elections of directors for this to occur. In addition, any vacancy occurring on the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by the directors then in office.

Removal of Directors. Our Certificate of Incorporation provides that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause, upon the affirmative vote of at least 80% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of our shares could remove the entire Board of Directors, with cause, and replace it with persons of such holders’ choice.

Votes of Stockholders. Our Certificate of Incorporation provides that there will not be cumulative voting of stockholders for the election of our directors. In addition, our Certificate of Incorporation also provides that any action required or permitted to be taken by our stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

Authorized but Unissued Shares of Capital Stock. Following the stock offering, we will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of New Rome Bancorp.” These shares could be used by the our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. Our Certificate of Incorporation requires the approval of the holders of at least 80% of our outstanding shares of voting stock, together with the affirmative vote of at least 50% of the outstanding shares of voting stock not beneficially owned by an “Interested Stockholder” to approve certain “Business Combinations” and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock and any other affected class of stock.

The vote of at least 80% of the stockholders is required in connection with any transaction involving an Interested Stockholder except: (1) in cases where the proposed transaction has been approved in advance by a majority of those members of our Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder, or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.

The term “Interested Stockholder” is defined to include any individual, corporation, partnership or other entity (other than us or our subsidiaries or any employee benefit plan maintained by us or our subsidiaries) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of our voting stock.

A “Business Combination” means:

(1)	any merger or consolidation of us or any of our subsidiaries with or into any Interested Stockholder or its affiliate;

(2)	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or its affiliate of 5% or more of our assets or combined assets of us and our subsidiaries;

(3)	the issuance or transfer to any Interested Stockholder or its affiliate by us (or any subsidiary) of any of our securities other than on a pro rata basis to all stockholders;

(4)	the adoption of any plan for our liquidation or dissolution proposed by or on behalf of any Interested Stockholder or its affiliate;

(5)	any reclassification of securities, recapitalization, merger or consolidation of us which has the effect of increasing the proportionate share of common stock or any class of our equity or convertible securities owned directly or indirectly by an Interested Stockholder or its affiliate; and

(6)	the acquisition by us or our subsidiaries of any securities of an Interested Stockholder or its affiliates or associates.

Evaluation of Offers. In connection with the exercise of its judgment in determining what is in the best interest us and our stockholders, our Certificate of Incorporation further provides that our Board of Directors when evaluating any offer from another party to acquire us through:

•	a tender or exchange offer for any outstanding equity security of ours;

•	a merger or consolidation of us with another corporation or entity; or

•	a purchase or acquisition of all or substantially all of our properties and assets,

shall give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on our business and our subsidiaries and on our employees, customers, suppliers and creditors and our subsidiaries, and the effects on the communities in which we and our subsidiaries’ facilities are located.

By having these standards in our Certificate of Incorporation, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in our best interests, even if the price offered is significantly greater than the then market price of any of our equity securities.

Amendment of Certificate of Incorporation and Bylaws. The Certificate of Incorporation provides that certain provisions of the Certificate of Incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Stockholders exist, by not less than a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of our capital stock entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate of an Interested Stockholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Stockholder or an Affiliate or Associate thereof. Amendment of the provision relating to business combinations must also be approved by either: (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock not beneficially owned by any Interested Stockholder or Affiliate or Associate thereof, voting together as a single class.

Furthermore, our Certificate of Incorporation provides that provisions of the Bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the super-majority specified in such provision. Absent these provisions, the DGCL provides that a corporation’s certificate of incorporation and bylaws may be amended by the holders of a majority of the corporation’s outstanding capital stock. The Certificate of Incorporation also provides that the Board of Directors is authorized to make, alter, amend, rescind or repeal any of our Bylaws in accordance with the terms thereof, regardless of whether the Bylaw was initially adopted by the stockholders. However, this authorization neither divests the stockholders of their right, nor limits their power to adopt, amend, rescind or repeal any Bylaw under the DGCL. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

Stockholder Nominations and Proposals. Our Bylaws also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting, to give approximately 90 days notice in advance of the anniversary of the prior year’s annual stockholders’ meeting to our Secretary. The notice provision requires a stockholder who desires to raise new business to provide certain information to New Rome Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder who wishes to nominate any person for election as a director must provide New Rome Bancorp with certain information concerning the nominee and the proposing stockholder.

Anti-Takeover Effects of New Rome Bancorp’s Certificate of Incorporation, Bylaws and Benefit Plans Adopted In The Conversion

The provisions described above are intended to reduce New Rome Bancorp’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, the management recognition plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Rome Savings and New Rome Bancorp in the event of a takeover. See “Management — Employment Agreement,” “— Benefit Plans — 2000 Stock Option Plan” and “— Benefit Plans —2000 Recognition and Retention Plan.”

Our Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and benefit plans to be established are in the best interests of Rome Bancorp and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in our best interests and the best interests of our stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects our true value and that otherwise is in the best interests of all stockholders.

Delaware Corporate Law

The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a “Person” who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such “Person” acquired 15% of the outstanding voting stock. The term “business combination” is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

(1)	any business combination if, prior to the date a person acquired 15% of the voting stock, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder acquiring 15%;

(2)

any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans);

(3)	any business combination that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the interest party; and

(4)	certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203 of the Delaware General Corporation Law. At the present time, the Board of Directors does not intend to propose any such amendment.

Regulatory Restrictions

OTS Regulations. OTS regulations provide that for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly, to offer to acquire or acquire the beneficial ownership of more than 10% of any class of our equity securities without the prior written approval of the OTS. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of our equity securities without the prior written approval of the OTS, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any manner submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provision of the Change in Bank Control Act. The OTS has also adopted the Savings and Loan Holding Company Act and regulations under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally-chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the OTS.

The 60-day period does not commence until the information is deemed substantially complete. Control for these purposes exists in situations where the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under OTS regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statutes and underlying regulations authorize the OTS to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF CAPITAL STOCK OF NEW ROME BANCORP

General

We are authorized to issue thirty million (30,000,000) shares of common stock having a par value of $.01 per share and ten million (10,000,000) shares of preferred stock having a par value of $.01 per share. Rome Bancorp currently expects to sell up to 6,382,500 shares of common stock (or 7,339,875 in the event of an increase of 15% in the estimated valuation range) to purchasers of common stock in the offering. Rome Bancorp will not issue any shares of preferred stock in the offering. Except as discussed above in “Restrictions on Acquisition of New Rome Bancorp and Rome Savings,” each share of Rome Bancorp’s common stock will have the same relative rights as, and will be identical in all respects to, every other share of common stock. Upon payment of the purchase price for the common stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and non-assessable.

The shares of common stock:

•	are not deposit accounts and are subject to investment risk;

•	are not insured or guaranteed by the FDIC, or any other government agency; and

•	are not guaranteed by New Rome Bancorp or Rome Savings.

Common Stock

Dividends. We can pay dividends out of statutory surplus or from net profits if, as and when declared by its Board of Directors. Our payment of dividends is subject to limitations which are imposed by law. See “Our Policy Regarding Dividends” and “Regulation.” The owners of our common stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the conversion and stock offering, the holders of our common stock will possess exclusive voting rights in New Rome Bancorp. They will elect our Board of Directors and act on such other matters as are required to be presented to them under Delaware law or our Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of our common stock may be considered “Excess Shares” and the holders thereof shall be entitled to cast only one one-hundreth of one vote (1/100) per share for each Excess Share. See “Restrictions on Acquisition of New Rome Bancorp and Rome Savings.” If we issue preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including the removal of directors, the approval of business combinations and amending the Certificate of Incorporation or Bylaws, may require an 80% or two-thirds stockholder vote. See “Restrictions on Acquisition of New Rome Bancorp and Rome Savings.”

Liquidation. In the event of any liquidation, dissolution or winding up of Rome Savings, New Rome Bancorp, as owner of Rome Savings’ capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Rome Savings (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and the Supplemental Eligible Account Holders (see “The Conversion and Stock Offering — Effects of Conversion on Depositors, Borrowers and members — Effect on Liquidation Rights”), all assets of Rome Savings available for distribution. In the event of liquidation, dissolution or winding up of New Rome Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of New Rome Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of the liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of New Rome Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.

Preferred Stock

We will not issue any shares of our authorized preferred stock in the conversion with stock offering. We may issue preferred stock with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR AND EXCHANGE AGENT

The transfer agent and registrar and exchange agent for the common stock of New Rome Bancorp is Registrar and Transfer Company.

LEGAL AND TAX OPINIONS

Thacher Proffitt & Wood LLP Washington, D.C. will issue its opinion to us of the legality of the issuance of the common stock being offered and certain matters relating to the conversion and stock issuance and federal taxation and certain matters relating to state taxation. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Patton Boggs LLP, Washington, D.C.

EXPERTS

The consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, included in this prospectus, have been included herein in reliance upon the report of KPMG LLP Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

RP Financial has consented to the publication in this document of a summary of its letter to Rome Bancorp setting forth its opinion as to the estimated pro forma market value of Rome Bancorp after the conversion and stock offering and its letter with respect to subscription rights and to the use of its name and statements with respect to it appearing in this document.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANTS

Effective February 25, 2004, Rome Bancorp’s Board of Directors dismissed KPMG LLP as its independent auditors. There were no disagreements with the former independent auditors during the years ended December 31, 2003 and 2002 or during the subsequent interim period preceding their dismissal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants’ satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

Rome Bancorp requested KPMG LLP furnish a letter addressed to the SEC stating whether it agrees with the statements above made by Rome Bancorp and, if not, stating the respects in which it did not agree. A copy of this later dated March 3, 2004, which states that KPMG agrees with the statements, was furnished as an exhibit to the Form 8-K filed by Rome Bancorp on March 3, 2004.

REGISTRATION REQUIREMENTS

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including Rome Bancorp, that file electronically with the SEC. The address for this web site is “http://www.sec.gov.”

This document contains a description of the material features of certain exhibits to the Form S-1. The statements as to the contents of such exhibits, however, are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

A copy of our Certificate of Incorporation and Bylaws, are available for review at any of our offices. A copy of the Plan of Conversion is available from offices of Rome Savings without charge. You may also call the Stock Information Center at (        )         -        , Monday through Friday, 9:30 a.m. to 4 p.m., to request a copy of the plan. A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Rome Savings.

Rome, MHC has filed an application with the OTS with respect to the conversion and stock offering. This prospectus omits certain information contained in that application. You may examine the application at the principal office of the Office of Thrift Supervision, 1700 G St., NW, Washington, D.C. 20006, and at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center, Plaza Five, Suite 1600, Jersey City, NJ 07311.

Rome Bancorp and Subsidiary

Index to Consolidated Financial Statements

Independent Auditors’ Report	F-1

Consolidated Balance Sheet at September 30, 2004 (unaudited) and December 31, 2003 and 2002	F-2

Consolidated Statements of Income for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-3

Consolidated Statements of Stockholders’ Equity and Comprehensive Income for the Nine Months Ended September 30, 2004 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-4

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-5

Notes to Consolidated Financial Statements (unaudited for September information)	F-6-36

The registrant, New Rome Bancorp, Inc., a Delaware corporation, which was incorporated on December 7, 2004, has not yet commenced operations and has engaged in only minimal activities to date; accordingly, the financial statements of New Rome Bancorp, Inc. have been omitted because of their immateriality.

Certain schedules required by OTS regulations and by Regulation S-X are not included because they are not applicable or the required information has been disclosed elsewhere.

KPMG LLP

300 South State Street

Syracuse, NY 13202

Report of Independent Registered Public Accounting Firm

The Board of Directors

Rome Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Rome Bancorp, Inc. and subsidiary (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rome Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Syracuse, New York

February 17, 2004

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.

ROME BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheet

September 30, 2004 and December 31, 2003 and 2002

(in thousands, except share data)

(Information with respect to September 30, 2004 is unaudited)

	September 30, 2004	December 31, 2003	December 31, 2002
Assets
Cash and due from banks	$5,682	$5,671	5,610
Federal funds sold and other short-term investments	1,446	8,384	10,088

Total cash and cash equivalents	7,128	14,055	15,698
Securities available for sale, at fair value	18,766	26,328	40,441
Securities held to maturity (fair value of $2,149, $2,844 and $2,880 at September 30, 2004 and December 31, 2003 and 2002, respectively)	2,134	2,790	2,766
Loans	225,478	209,465	183,294
Less: Allowance for loan loss	1,911	1,809	1,730

Net loans	223,567	207,656	181,564
Premises and equipment, net	4,582	4,699	3,848
Accrued interest receivable	1,143	1,205	1,398
Other assets	4,891	5,206	4,360

Total assets	$262,211	$261,939	$250,075

Liabilities & Equity
Liabilities
Deposits:
Non-interest bearing	$26,971	$27,054	$25,024
Savings	95,275	91,659	86,495
Money market	7,984	7,914	8,242
Time	68,759	70,799	72,362
Other interest bearing	8,586	5,764	2,801

Total deposits	207,575	203,190	194,924
Borrowings	15,080	18,090	14,920
Other liabilities	3,968	4,020	4,038

Total liabilities	226,623	225,300	213,882

Commitments and contingencies (Note 14)	—	—	—

Stockholders’ equity
Common Stock, $.00667 par value; authorized: 10,000,000 shares;
issued: 5,000,000 shares; outstanding 4,227,086 shares at
September 30, 2004 and 4,285,338 and 4,306,100 shares at December 31, 2003 and 2002	33	33	34
Additional paid-in capital	10,550	10,250	10,493
Retained earnings	34,133	33,255	33,288
Treasury stock, at cost (772,914 shares at September 30, 2004 and
714,662 shares and 693,000 at December 31, 2003 and 2002)	(8,992)	(6,992)	(7,101)
Accumulated other comprehensive income	478	793	294
Unallocated shares of employee stock ownership plan (ESOP);
123,314 shares at September 30, 2004 and 133,313 shares and 146,643 at December 31, 2003 and 2002	(575)	(622)	(684)
Unearned compensation	(39)	(78)	(131)

Total stockholders’ equity	35,588	36,639	36,193

Total liabilities and stockholders’ equity	$262,211	$261,939	$250,075

See accompanying notes to consolidated financial statements.

Share data has been adjusted to reflect the three-for-two stock split distributed on June 16, 2003.

Consolidated Statements of Income

For the Nine Months Ended September 30, 2004 and 2003

and For the Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share and per share data)

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
Interest income:
Loans	$9,993	$9,846	$13,092	$13,082	$13,642
Securities	696	1,258	1,607	2,165	2,686
Other short-term investments	36	90	111	262	678

Total interest income	10,725	11,194	14,810	15,509	17,006
Interest expense:
Deposits	1,862	2,327	3,037	4,032	5,964
Borrowings	425	406	577	949	1,237

Total interest expense	2,287	2,733	3,614	4,981	7,201

Net interest income	8,438	8,461	11,196	10,528	9,805
Provision for loan losses	325	250	510	330	325

Net interest income after provision for loan losses	8,113	8,211	10,686	10,198	9,480

Non-interest income:
Service Charges	1,031	648	927	873	895
Net gain (loss) on securities	126	(948)	(693)	132	47
Other	165	195	238	257	144

Total non-interest income (loss)	1,322	(105)	472	1,262	1,086

Non-interest expense:
Salaries and employee benefits	3,871	3,720	5,044	4,126	3,647
Building, occupancy and equipment	1,190	1,010	1,409	1,260	1,248
Directors’ fees	147	178	230	192	188
Legal fees	69	140	138	205	192
Marketing	239	173	279	217	177
Outside Consulting	78	150	254	90	145
ATM service fees	141	129	153	119	223
Supplies	117	111	152	170	131
Other	994	863	1,176	1,328	1,250

Total non-interest expense	6,846	6,474	8,835	7,707	7,201

Income before income tax expense	2,589	1,632	2,323	3,753	3,365
Income tax expense	926	541	786	1,268	1,058

Net income	$1,663	$1,091	$1,537	$2,485	$2,307
Basic earnings per share	$0.41	$0.26	$0.37	$0.60	$0.52

Diluted earnings per share	$0.40	$0.26	$0.36	$0.58	$0.51

See accompanying notes to consolidated financial statements.

Per share data has been adjusted to reflect the three-for-two stock split distributed on June 16, 2003.

ROME BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Shareholders’ Equity and Comprehensive Income

Nine Months Ended September 30, 2004 and the Year Ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month period ended September 30, 2004 is unaudited)

(in thousands, except share data)	Common stock	Additional paid-in capital	Retained earnings	Treasury Stock	Accumulated other comprehensive Income	Unallocated ESOP shares	Unearned compensation	Total
Balances at December 31, 2000	$34	$10,216	$30,347	$(1,722)	$216	$(809)	$(235)	$38,047
Comprehensive income:
Net income	—	—	2,307	—	—	—	—	2,307
Other comprehensive income	—	—	—	—	232	—	—	232

Total comprehensive income								2,539
Purchase of treasury stock (343,050 shares)	—	—	—	(3,670)	—	—	—	(3,670)
Exercise of stock options and related tax benefit (9,840 shares)	—	9	—	57	—	—	—	66
Amortization and tax benefits of Unearned Compensation	—	40	—	—	—	—	52	92
Dividends paid ($0.1867 per share)	—	—	(841)	—	—	—	—	(841)
ESOP shares released for allocation (13,330 shares)	—	66	3	—	—	62	—	131

Balances at December 31, 2001	34	10,331	31,816	(5,335)	448	(747)	(183)	36,364
Comprehensive income:
Net income	—	—	2,485	—	—	—	—	2,485
Other comprehensive loss	—	—	—	—	(154)	—	—	(154)

Total comprehensive income								2,331
Purchase of treasury stock (132,920 shares)	—	—	—	(1,894)	—	—	—	(1,894)
Exercise of stock options and related tax benefit (16,050 shares, net)	—	(24)	—	128	—	—	—	104
Amortization and tax benefits of Unearned Compensation	—	57	—	—	—	—	52	109
Dividends paid ($0.24 per share)	—	—	(1,013)	—	—	—	—	(1,013)
ESOP shares released for allocation (13,330 shares)	—	129		—	—	63	—	192

Balances at December 31, 2002	34	10,493	33,288	(7,101)	294	(684)	(131)	36,193
Comprehensive income:
Net income	—	—	1,537	—	—	—	—	1,537
Other comprehensive income	—	—	—	—	499	—	—	499

Total comprehensive income								2,036
Retirement of 101,164 treasury shares	(1)	(671)	(253)	925				—
Purchase of treasury stock (43,748 shares)	—	—	—	(1,028)	—	—	—	(1,028)
Exercise of stock options and related tax benefit (22,986 shares, net)	—	116	(91)	212	—	—	—	237
Amortization and tax benefits of Unearned Compensation	—	74	—	—	—	—	53	127
Dividends paid ($0.29 per share)	—	—	(1,226)	—	—	—	—	(1,226)
ESOP shares released for allocation (13,330 shares)	—	238	—	—	—	62	—	300

Balances at December 31, 2003	$33	$10,250	$33,255	$(6,992)	$793	$(622)	$(78)	$36,639
Comprehensive income:
Net Income	—		1,663	—	—	—	—	1,663
Other comprehensive loss	—		—	—	(315)	—	—	(315)

Total comprehensive income	—							1,348
Purchase of 62,352 treasury shares	—	—	—	(2,046)	—	—	—	(2,046)
Amortization of Unearned Compensation	—		—	—	—	—	39	39
Dividends paid ($0.373 per share)	—		(760)	—	—	—	—	(760)
Exercise of stock options		39	(25)	46	—	—	—	60
ESOP shares released for allocation (9,999 shares)	—	261	—	—	—	47		308

Balances at September 30, 2004	$33	$10,550	$34,133	$(8,992)	$478	$(575)	$(39)	$35,588

See accompanying notes to consolidated financial statements. Share and per share data has been adjusted to reflect the three-for-two stock split distributed on June 16, 2003.

ROME BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows (in thousands)

For the Nine Months Ended September 30, 2004 and 2003

and For the Years Ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
Cash flows from operating activities:
Net income	$1,663	$1,091	$1,537	$2,485	$2,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	373	319	435	377	390
Decrease (increase) in accrued interest receivable	62	(25)	193	126	154
Provision for loan losses	325	250	510	330	325
Securities impairment charge	—	1,041	1,041	—	—
Net gain on securities transactions	(126)	(93)	(348)	(132)	(47)
Gain on sales of student loans	—	(39)	(39)	(61)	—
Net amortization (accretion) on securities	15	38	30	39	(86)
Loss (gain) on sale of other real estate	42	(6)	(6)	—	—
(Decrease) increase in other liabilities	(52)	405	(18)	(27)	149
Deferred income tax expense	(34)	35	212	144	159
Decrease (increase) in other assets	358	(960)	(1,170)	(82)	(576)
Allocation of ESOP shares	308	207	300	192	131
Amortization of Unearned Compensation	39	39	53	52	52
Tax benefit from exercise of stock options	39	—	116	28	17

Net cash provided by operating activities	3,012	2,302	2,846	3,471	2,975

Cash flows from investing activities:
Net increase in loans	(16,323)	(21,622)	(28,070)	(17,846)	(2,949)
Proceeds from sale of student loans	—	1,305	1,305	3,436	818
Proceeds from sales of securities available for sale	1,691	2,332	6,697	3,315	1,122
Proceeds from maturities and principal reductions of securities available for sale	5,680	5,614	7,657	6,170	23,353
Purchases of securities available for sale	(201)	(91)	(91)	(5,759)	(20,867)
Purchases of securities held to maturity	(100)	(269)	(284)	(2,934)	(69)
Proceeds from maturities and principal reductions of securities held to maturity	733	205	219	1,872	142
Proceeds from sale of real estate owned	247	61	61	141	50
Purchases of premises and equipment	(256)	(1,249)	(1,286)	(1,030)	(196)

Net cash (used in) provided by investing activities	(8,529)	(13,714)	(13,792)	(12,635)	1,404

Cash flows from financing activities:
(Decrease) increase in time deposits	(2,040)	(261)	(1,563)	(1,750)	1,248
Increase in other deposits	6,425	10,808	9,829	7,458	4,735
Repayments of borrowings	(5,010)	(1,994)	(8,330)	(11,937)	(2,778)
Advances on borrowings	2,000	8,500	11,500	10,000	—
Purchase of treasury stock	(2,046)	(682)	(1,028)	(1,894)	(3,670)
Dividends	(760)	(922)	(1,226)	(1,013)	(841)
Exercise of stock options	21	12	121	76	49

Net cash (used in) provided by financing activities	(1,410)	15,461	9,303	940	(1,257)

Net decrease in cash and cash equivalents	(6,927)	4,049	(1,643)	(8,224)	3,122
Cash and cash equivalents at beginning of year	14,055	15,698	15,698	23,922	20,800

Cash and cash equivalents at end of year	$7,128	$19,747	$14,055	$15,698	$23,922

Supplemental disclosure of cash flow information:
Non-cash investing activities:
Additions to real estate owned	$87	—	$202	$184	$45
Cash paid during the period for:
Interest	2,311	$2,717	3,598	5,208	7,217
Income taxes	549	845	785	1,135	640

See accompanying notes to consolidated financial statements.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

(1)	Business

Rome Bancorp, Inc. (the “Company”) is a savings and loan holding company, organized under the laws of Delaware and is the parent company of The Rome Savings Bank, a federal savings bank and its subsidiaries (the “Bank”).

The Company provides traditional community banking services for individuals and small-to medium-sized businesses, through the Bank’s four branches in Oneida County of New York State. The Bank is subject to regulation by the Office of Thrift Supervision (OTS).

On October 15, 2003, the Board of Directors of the Company and the Bank adopted a Plan of Charter Conversion pursuant to which the Bank converted to a federal charter (the “charter conversion”). Pursuant to the Plan of Charter Conversion, the Bank converted from a New York-chartered savings bank regulated by the New York State Banking Department and the Federal Deposit Insurance Corporation to a federal savings bank regulated by the OTS. The Company has remained a Delaware corporation but is now regulated as a savings and loan holding company by the OTS. The Charter Conversion was completed on April 27, 2004.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Amounts in the prior year’s consolidated financial statements are reclassified when necessary to conform with the current year’s presentation. A description of the significant accounting policies is presented below. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and disclosures of contingent assets and liabilities and the reported amounts of revenues and expenses for the period. Significant estimates include the allowance for loan losses, valuation of securities, deferred tax assets and employee benefit obligations. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions are eliminated in consolidation.

(b)	Securities

The Company classifies its debt securities as either available-for-sale or held-to-maturity as the Company does not hold any securities considered to be trading. Held-to-maturity securities are those debt securities the Company has the ability and intent to hold until maturity. All other debt securities are classified as available-for-sale.

Held-to-maturity securities are recorded at amortized cost. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive income, a component of stockholders’ equity, until realized.

A decline in the fair value of an available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Purchases and sales are recorded on a trade date basis with settlement occurring shortly thereafter. Realized gains and losses on securities sold are derived using the specific identification method for determining the cost of securities sold.

(c)	Loans

Loans are reported at the principal amount outstanding. Origination fees and certain direct origination costs related to lending activities are deferred and amortized over the life of the related loans. The Company has the ability and intent to hold its loans to maturity.

Interest on loans is accrued and included in income at contractual rates applied to principal outstanding. The accrual of interest on loans (including impaired loans) is generally discontinued, and previously accrued interest is reversed, when loan payments are 90 days or more past due, or when, by the judgment of management, collectibility becomes uncertain. Subsequent recognition of income occurs only to the extent that payment is received. Loans are generally returned to an accrual status when both principal and interest become current and the loan is determined to be performing in accordance with the applicable loan terms. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis.

(d)	Allowance for Loan Losses

The allowance for loan losses is increased by the provision for loan losses charged to operations and is decreased by the charge-off of loans, net of recoveries. Loans are charged off when management determines that ultimate success of the loan’s collectibility is remote.

Management’s evaluation of the adequacy of the allowance considers the Company’s historical loan loss experience, review of specific loans, current economic conditions and such other factors considered appropriate to estimate losses. Management uses presently available information to estimate probable losses on loans; however, future additions to the allowance may be necessary based on changes in estimates, assumptions or economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

The allowance for loan losses is evaluated on a quarterly basis by management in order to maintain the allowance at a level sufficient to absorb probable incurred loan losses based upon known and inherent risks in the loan portfolio.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

The Company estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan’s effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. Impairment losses are included as a component of the allowance for loan losses. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, all commercial mortgage loans and commercial loans greater than $250,000 in a non-accrual status are considered impaired. Commercial mortgage loans and commercial loans less than $250,000 and all residential mortgage loans, consumer loans and education loans are evaluated collectively by portfolio since they are homogeneous and generally carry smaller individual balances. The Company recognizes interest income on impaired loans using the cash basis of income recognition. Cash receipts on impaired loans are generally applied according to the terms of the loan agreement, or as a reduction of principal, based upon management’s judgement and the related factors discussed above.

(e)	Real Estate Owned

Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value less estimated costs to sell. Write-downs from cost to fair value which are required at the time of foreclosure are charged to the allowance for loan losses. Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating costs associated with the properties are charged to expense as incurred.

(f)	Premises and Equipment

Land is carried at cost and buildings and improvements and furniture and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (7 to 40 years for buildings and 3 to 10 years for furniture and equipment). Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or the estimated useful life of the improvements.

(g)	Employee Benefit Plans

The Company maintains a non-contributory defined benefit pension plan that covers substantially all full time employees. The Company’s Board of Directors amended the plan in December of 2002 to cease the accrual of any further benefits. The benefits under the pension plan are based on the employee’s periods of service and compensation. The projected unit credit method is utilized for measuring net periodic pension costs over the employees’ service lives. The Company’s funding policy is to contribute annually at least the minimum required to meet the funding standards set forth under provisions of the Employee Retirement Income Security Act of 1974.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

The Company provides health care and life insurance benefits to certain retired full time employees. The estimated costs of providing benefits are accrued over the periods the employees render services necessary to earn those benefits.

The Company has a defined contribution 401(k) Savings Plan for all full time salaried employees. Employees are permitted to contribute up to 15% of base pay to the Savings Plan, subject to certain limitations. The Company matches 50% of each employee’s contributions up to a limit of 3% of the employee’s base pay.

The Company also sponsors a non-contributory Employee Stock Ownership Plan (ESOP) covering substantially all full time employees. The number of shares allocable to Plan participants is determined by the Board of Directors. Allocations to individual participant accounts are based on participant compensation. As shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations.

(h)	Income Taxes

The Company and the Bank file a consolidated tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

(i)	Stock Option Plan

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its Stock Option Plan. Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. Statement of Financial Accounting Standards (SFAS) No. 123 requires companies not using a fair value based method of accounting for stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

Pro forma disclosures for the Company for the nine month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 utilizing the estimated fair value of the options granted and an assumed 5% forfeiture rate are as follows:

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
	(in thousands, except per share data)
Net income:
As reported	$1,663	$1,091	$1,537	$2,485	$2,307
Add: Stock based compensation expense included in net income, net of related tax expense	24	24	35	35	35
Deduct: Total stock based compensation expense determined under fair value method, net of related tax expense	(51)	(51)	(69)	(69)	(68)

Pro forma	$1,636	$1,064	$1,503	$2,451	$2,274

Basic earnings per share:
As reported	$0.41	$0.26	$0.37	$0.60	$0.52
Pro forma	$0.40	$0.26	$0.36	$0.59	$0.51

Diluted earnings per share:
As reported	$0.40	$0.26	$0.36	$0.58	$0.52
Pro forma	$0.39	$0.25	$0.35	$0.57	$0.50

Because the Company’s stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management’s opinion, do not necessarily provide a reliable single measure of the fair value of its stock options. In addition, the effect on reported net income and earnings per share for the periods presented above may not be representative of the effects on reported net income or earnings per share for future periods.

(j)	Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which represents short-term highly liquid investments.

(k)	Financial Instruments With Off-Balance Sheet Risk

The Company’s off-balance sheet financial instruments are limited to commitments to extend credit and standby letters of credit. The Company’s policy is to record such instruments when funded.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

(l)	Earnings Per Share

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Stock options and unvested stock grants are regarded as common stock equivalents and are considered in earnings per share calculations if dilutive. Unallocated shares held by the Company’s ESOP are not included in the weighted average number of shares outstanding.

On May 28, 2003, the Company’s Board of Directors announced a three-for-two stock split of Rome Bancorp’s common shares. The additional shares were distributed to shareholders of record as of May 29, 2003 on June 16, 2003. All share and per share data presented have been adjusted to reflect this split.

(m)	Segment Reporting

The Company’s operations are solely in the financial services industry providing traditional community banking services in the geographical region of Oneida County and surrounding areas in New York State. The Company has determined that it has no reportable segments as defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

(n)	Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, certain freestanding financial instruments that embody obligations of the issuer, and that are now classified as equity, must be classified as liabilities (or as assets in some circumstances). SFAS No. 150 also includes required disclosures for financial instruments within its scope. For SEC registrants such as Rome Bancorp, SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003 and otherwise at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for Rome Bancorp). The effective date has been deferred indefinitely for certain types of mandatorily redeemable financial instruments. Rome Bancorp currently does not have any financial instruments that are within the scope of SFAS No. 150.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidated the variable interest entity (“VIE”). FIN 46R replaces FASB Interpretation No. 46, which was issued in January 2003. As a public company that is a small business issuer (as defined in applicable SEC regulations), Rome Bancorp will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, FIN 46R will be applied beginning January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts, and any difference between the net amount added to the balance sheet and

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

any previously recognized interest would be recorded as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN 46R is not expected to have a significant effect on Rome Bancorp’s consolidated financial statements.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “ Act”) became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. We maintain a postretirement benefit plan that may be impacted by the Act. In May 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” This FSP provides authoritative guidance on the accounting for the effects of the Act and supersedes FSP FAS 106-1. FSP No. 106-2 is effective for the first interim or annual period beginning after June 15, 2004 which, for the Company, is July 1, 2004. However, if the effects of the Act are not a significant event as defined in FSP No. 106-2, or if benefits under the Company’s plan are not actuarially equivalent to the Medicare benefit, then effects of the Act will be measured at the next measurement date for the plan. The next measurement date for the Company’s postretirement benefit plan is December 31, 2004. Net periodic benefit costs for postretirement benefits in footnote nine do not reflect any amount associated with the subsidy provided by the Act because the Company was unable to conclude whether the benefits provided by its plan are actuarially equivalent to Medicare Part D under the Act.

(3)	Securities

Securities are summarized as follows (in thousands):

	September 30, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale:
U.S. government agencies	$2,628	$97	$—	$2,725
State and municipal obligations	7,402	339	—	7,741
Mortgage-backed securities	1,074	57	—	1,131
Corporate bonds	3,031	122	—	3,153

Total debt securities	14,135	615	—	14,750
FHLB stock	1,103	—	—	1,103
Equity and other securities	2,733	180	—	2,913

Total available-for-sale	$17,971	$795	$—	$18,766

Held-to-maturity:
U.S. government securities	$1,822	$5	$—	$1,827
Mortgage-backed securities	113	10	—	123
Other bonds	199	—	—	199

Total held-to-maturity	$2,134	$15	$—	$2,149

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

	December 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale:
U.S. government agencies	$3,457	$136	$—	$3,593
State and municipal obligations	8,654	501	—	9,155
Mortgage-backed securities	1,699	69	—	1,768
Corporate bonds	6,499	299	—	6,798

	20,309	1,005	—	21,314
FHLB stock	905	—	—	905
Equity and other securities	3,792	317	—	4,109

Total available-for-sale	$25,006	$1,322	$—	$26,328

Held-to-maturity:
U.S. government securities	$2,479	$40	$—	$2,519
Mortgage-backed securities	160	14	—	174
Other bonds	151	—	—	151

Total held-to-maturity	$2,790	$54	$—	$2,844

	December 31, 2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair Value
Available-for-sale:
U.S. government agencies	$5,920	$267	$—	$6,187
State and municipal obligations	9,154	638	—	9,792
Mortgage-backed securities	5,285	230	—	5,515
Corporate bonds	12,243	722	—	12,965

Total debt securities	32,602	1,857	—	34,459
FHLB stock	767	—	—	767
Equity and other securities	6,582	1	1,368	5,215

Total available-for-sale	$39,951	$1,858	$1,368	$40,441

Held-to-maturity:
U.S. government securities	$2,305	$90	$—	$2,395
Mortgage-backed securities	231	24	—	255
Other bonds	230	—	—	230

Total held-to-maturity	$2,766	$114	$—	$2,880

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

FHLB stock is carried at cost since fair values are not readily determinable.

The following table presents the amortized cost and fair value of debt securities based on the contractual maturity date (in thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations without call or prepayment penalties.

	September 30, 2004		December 31, 2003
	Amortized cost	Fair Value	Amortized cost	Fair Value
Available-for-sale:
Due within one year	$2,113	$2,137	$5,090	$5,186
Due after one year through five years	9,807	10,290	10,787	11,485
Due after five years through ten years	1,929	2,013	2,681	2,795
Due after ten years	286	310	1,751	1,848

	$14,135	$14,750	$20,309	$21,314

Held-to-maturity:
Due within one year	$500	$503	$2,268	$2,306
Due after one year through five years	1,370	1,376	230	233
Due after five years through ten years	74	79	141	154
Due after ten years	190	191	151	151

	$2,134	$2,149	$2,790	$2,844

Gross gains of $126,000, $93,000, $348,000, $132,000 and $47,000 were realized on sales of securities in the first nine months of 2004 and 2003 and in fiscal 2003, 2002 and 2001, respectively.

The majority of the Company’s equity holdings represent investments in a mutual fund which purchases blue chip common stocks. The downturn in the equity markets over the past two years has caused a decrease in the market value of the fund. During the third quarter of 2003, in connection with its ongoing review of long term asset values, the Company determined that this investment had been other than temporarily impaired, as defined by generally accepted accounting principles. Accordingly, an impairment charge of $1.0 million (pre-tax) was recorded to lower the carrying value of this security to the current fair market value of $5.1 million. This charge reduced 2003 net earnings by $636,000, or $0.15 per diluted share. As this investment is classified as an available for sale security, stockholders equity had already been reduced by the amount of the unrealized loss, net of taxes. The “other than temporary” write-down does not necessarily mean that the value has been permanently lost. The fair market value of the security may increase or decrease on a going forward basis and has in fact risen since the impairment charge was taken.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

As a condition of the approval of the Company’s Charter Conversion on April 27, 2004, the OTS has required that the Company liquidate its holdings in this mutual fund within two years of that date. Since the third quarter of 2003, the Company has sold approximately fifty five percent of its holdings in the fund at a book gain of $180,000.

(4)	Loans

Loans are summarized as follows (in thousands):

	September 30, 2004	December 31,
		2003	2002
Mortgage loans:
Residential	$110,770	$96,217	$71,687
Commercial	49,406	50,239	53,530
Construction and land	3,225	4,197	1,520

Total Mortgage loans	163,401	150,653	126,737

Other loans:
Commercial	20,507	19,171	16,752
Automobile loans	15,611	15,780	17,628
Property improvement and equipment	11,732	9,460	6,422
Education	—	—	1,451
Other consumer	14,227	14,401	14,304

Total Other loans	62,077	58,812	56,557

Total Loans	$225,478	$209,465	$183,294
Allowance for loan losses	(1,911)	(1,809)	(1,730)

Net Loans	$223,567	$207,656	$181,564

The Company serviced loans for third parties totaling $3,039,000, $4,327,000 and $2,589,000 at September 30, 2004, December 31, 2003 and 2002, respectively.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

Changes in the allowance for loan losses are summarized as follows (in thousands):

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
Balance at beginning of period	$1,809	$1,730	$1,730	$1,597	$1,688
Provision charged to operations	325	250	510	330	325
Loans charged off	(363)	(412)	(540)	(372)	(591)
Recoveries	140	86	109	175	175

Balance at end of period	$1,911	$1,654	$1,809	$1,730	$1,597

The Company’s recorded investment in loans that are considered impaired totaled $270,000, $284,000 and $307,000 at September 30, 2004, December 31, 2003 and December 31, 2002, respectively. These impaired loans carried allowances of $81,000, $85,000, and $92,000 at September 30, 2004, December 31, 2003 and December 31, 2002, respectively. The average recorded investment in impaired loans was $319,000, $331,000, $320,000, $330,000 and $217,000 in the nine months ended September 30, 2004 and 2003 and the years ended 2003, 2002 and 2001, respectively. The Company recognized no interest on impaired loans during the periods ended September 30, 2004 and 2003 or years ended 2003, 2002 and 2001.

The principal balances of loans not accruing interest amounted to $845,000, $1,340,000 and $1,056,000 at September 30, 2004 and December 31, 2003 and 2002, respectively. Loans 90 days past due and accruing interest amounted to $32,000, $66,000 and $460,000 at September 30, 2004 and December 31, 2003 and 2002, respectively. The differences between the amount of interest income that would have been recorded if non-accrual loans had been paid in accordance with their original terms and the amount of interest income that was recorded during the nine month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 was $46,400, $62,800, $83,800, $87,400 and $83,800 respectively. There are no commitments to extend further credit on non-accruing loans.

A substantial portion of the Company’s loans are mortgage and consumer loans in Oneida County. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is susceptible to changes in market conditions in this area. A majority of the Company’s loan portfolio is secured by real estate. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

(5)	Premises and Equipment

Premises and equipment are summarized as follows (in thousands):

	September 30, 2004	December 31,
		2003	2002
Land	$1,404	$1,404	$904
Buildings and improvements	5,114	5,110	4,983
Furniture and equipment	6,467	6,312	5,653

	12,985	12,826	11,540
Less accumulated depreciation and amortization	8,403	8,127	7,692

	$4,582	$4,699	$3,848

Depreciation and amortization expense included in building, occupancy and equipment expense amounted to $373,000, $319,000, $435,000, $377,000 and $390,000 during the nine month periods ended September 30, 2004 and 2003, and the years ended December 31, 2003, 2002 and 2001, respectively.

(6)	Deposits

Contractual maturities of time deposits are summarized as follows (in thousands):

	September 30, 2004	December 31,
		2003	2002
Within one year	$47,163	$48,363	$51,190
One through two years	11,775	12,451	9,277
Two through three years	4,503	4,463	6,311
Three through four years	3,054	3,630	2,675
Four through five years	2,264	1,892	2,909

Total time deposits	$68,759	$70,799	$72,362

At September 30, 2004 and December 31, 2003 and 2002, time deposits with balances of $100,000 or more totaled approximately $10,478,000, $10,418,000 and $9,529,000, respectively.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

Interest expense on deposits for the nine month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 is summarized as follows (in thousands):

	September 30,		December 31,
	2004	2003	2003	2002	2001
Savings	$553	$678	$911	$1,138	$1,889
Money market	1,211	1,555	89	113	162
Time	56	69	2,001	2,744	3,870
Other interest bearing	42	25	36	37	43

	$1,862	$2,327	$3,037	$4,032	$5,964

(7)	Borrowings

The Company is a member of the Federal Home Loan Bank of New York (FHLB). As a member, the Company is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. The following is a summary of advances from the FHLB at September 30, 2004 and December 31, 2003 and 2002 (in thousands):

	September 30, 2004	December 31,
		2003	2002
Bearing interest at 1.89% fixed, due 10/7/03	—	—	$5,500
Bearing interest at 2.30% fixed, due 12/15/04	$4,500	$4,500	4,500

The Company is indebted to the FHLB under the following amortizing notes. The Company has a blanket pledge on their one-to-four family mortgage loans as collateral for these borrowings.

	September 30, 2004	December 31,
		2003	2002
Bearing interest at 6.79% fixed, due 09/15/04	—	$2,312	$4,921
Bearing interest at 3.67% fixed, due 7/3/15	$2,780	2,933	—
Bearing interest at 3.36% fixed, due 7/3/13	4,989	5,345	—
Bearing interest at 3.59% fixed, due 11/26/08	2,811	3,000	—

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

The following table summarizes the combined aggregate amount of maturities for the above advances and notes for each of the five periods after September 30, 2004 and December 31, 2003, as well as remaining maturities beyond five periods:

	September 30, 2004	December 31, 2003
Due in one year	$5,460	$7,748
Due one through two periods	994	968
Due two through three periods	1,029	1,003
Due three through four periods	1,066	1,038
Due four through five periods	2,511	2,709
Due past five periods	4,020	4,624

Total	$15,080	$18,090

The Company had available an unused line of credit with the FHLB which is subject to review and renewal in the amount of $26.2 million and $25.0 million at September 30, 2004 and December 31, 2003, respectively.

(8)	Income Taxes

The components of income tax expense attributable to income from operations for the nine months ended September 30 and the fiscal years ended December 31 consist of (in thousands):

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
Current:
Federal	$867	$437	$479	$977	$809
State	93	69	95	147	90

	960	506	574	1,124	899

Deferred:
Federal	10	101	270	200	146
State	(44)	(66)	(58)	(56)	13

	(34)	35	212	144	159

	$926	$541	$786	$1,268	$1,058

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

Actual tax expense differs from “expected” tax expense, computed by applying the U.S. Federal statutory tax rate of 34% to income before income taxes for the nine months ended September 30, 2004 and 2003 and the fiscal years ended December 31, 2003, 2002 and 2001 as follows (in thousands):

	September 30,		December 31,
	2004	2003	2003	2002	2001
Computed “expected” tax expense	$880	$555	$790	$1,276	$1,144
Increases (decreases) in income taxes resulting from:
State taxes, net of Federal tax benefit	32	8	25	60	68
Tax exempt interest	(108)	(101)	(131)	(129)	(125)
Non-deductible ESOP expense	89	55	81	44	23
Other, net	33	24	21	17	(52)

	$926	$541	$786	$1,268	$1,058

	35.8%	33.2%	33.8%	33.8%	31.4%

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities for September 30, 2004 and December 31, 2003 and 2002 are (in thousands):

	September 30, 2004	December 31,
		2003	2002
Deferred tax assets:
Allowance for loan losses	$636	$585	$537
Accrued postretirement benefits	882	851	846
Deferred compensation	359	340	460
Capital loss carry-forward	90	184	—
State tax credit carry-forward	57	43
Other	88	83	87

Total gross deferred tax assets	2,112	2,086	1,930

Deferred tax liabilities:
Depreciation	211	190	69
Prepaid pension cost	707	670	536
Undistributed income of subsidiary	—	68	4
Unrealized gains on available-for sale securities	318	529	196
Deferred loan costs	98	79	30
Other	—	17	17

Total gross deferred tax liabilities	1,334	1,553	852

Net deferred tax assets	$778	$533	$1,078

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Management believes that no valuation allowance is necessary.

In accordance with SFAS No. 109, the Company has not recognized deferred tax liabilities with respect to the Bank’s Federal and state base-year reserves of approximately $3.4 million at September 30, 2004 and December 31, 2003, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, as amended, events that would result in taxation of these reserves include redemptions of the Bank’s stock or certain excess

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

distributions to the Holding Company. The unrecognized deferred tax liability at September 30, 2004 and December 31, 2003 with respect to the base-year reserve was approximately $1.3 million.

(9)	Pension and Postretirement Benefits

The following table sets forth the changes in the Company’s pension and postretirement plans’ accumulated benefit obligations, fair value of assets and funded status and amounts recognized in the consolidated balance sheets at December 31, 2003 and 2002, the date of the latest valuation:

	Pension Benefits		Postretirement Benefits
(in thousands)	2003	2002	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$7,426	$6,614	$2,014	$1,841
Service cost	49	187	26	28
Interest cost	446	475	136	130
Amendments and settlements	(15)	47	72	—
Actuarial loss	386	455	222	116
Curtailment	(891)	—	—	—
Benefits paid	(329)	(352)	(168)	(116)
Participant contributions	—	—	21	15

Benefit obligation at end of year	7,072	7,426	2,323	2,014

Change in plan assets:
Fair value of plan assets at beginning of year	6,579	7,214	—	—
Actual return on plan assets	758	(871)	—	—
Employer contributions	300	588	147	101
Settlements	(15)	—	—	—
Participant contributions	—	—	21	15
Benefits paid	(329)	(352)	(168)	(116)

Fair value of plan assets at end of year	7,293	6,579	—	—

Funded status	221	(847)	(2,323)	(2,014)
Unrecognized net actuarial loss (gain)	1,504	2,294	127	(96)
Unrecognized prior service cost	—	32	11	(62)

Prepaid (accrued) benefit cost	$1,725	$1,479	$(2,185)	$(2,172)

Assumptions as of measurement date, September 30:
Discount rate	6.25%	6.75%	—	—
Expected return on plan assets	9.00%	9.00%	—	—
Rate of compensation increase	N/A	4.00%	—	—
Assumptions as of measurement Date, December 31:	—	—	6.25%	6.75%

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

The long term rate of return on plan assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return in the ranges of 5-9% and 2-6%, respectively. The long term inflation rate was estimated to be 3%. When these overall return expectations are applied to the plan’s target allocation, the expected rate of return is determined to be 9%, which is roughly the midpoint of the range of expected return.

The Company’s pension plan weighted average allocations at September 30, 2003 and 2002, by asset category are summarized in the following table:

	Plan assets at September 30,
Asset Category	2003	2002
Equity Securities	62%	67%
Debt Securities	38%	33%

Total	100%	100%

The Company’s long-term investment objective is to be invested 65% in equity securities and 35% in debt securities.

The components of net periodic benefit cost includes the following for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002:

	Pension Benefits					Postretirement benefits
	Nine months ended		Year ended			Nine months ended		Year ended
(in thousands)	2004	2003	2003	2002	2001	2004	2003	2003	2002	2001
Service cost	$0	$36	$49	$187	$166	$24	$21	$26	$28	$27
Interest cost	324	336	446	475	465	108	102	136	130	167
Expected return on assets	(480)	(435)	(581)	(635)	(780)	—	—	—	—	—
Curtailment charge	—	24	31	—	—	—	—	—	—	—
Amortization	60	81	109	(81)	(67)	—	—	(1)	(10)	7

Net periodic (benefit) cost	$(96)	$42	$54	$(54)	$216	$132	$123	$161	$148	$201

In December of 2002, the Company’s Board of Directors amended the defined benefit pension plan to cease the accrual of further benefits. For the year ended December 31, 2004, the Company expects to make no contributions to the defined benefit pension plan.

There is no assumed increase in the per capita cost of current health care benefits since the employer contributions are fixed with the retiree paying for any cost increases. In December 2003,

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”) was signed into law. The Medicare Act introduced both a Medicare prescription-drug benefit and a federal subsidy to sponsors of retiree health-care plans that provide a benefit at least “actuarially equivalent” to the Medicare benefit. These provisions of the Medicare Act will affect accounting measurements under SFAS No. 106. Accordingly, the FASB staff has issued guidance allowing companies to recognize or defer recognizing the effects of the Medicare Act in annual financial statements for fiscal periods ending after enactment of the Medicare Act. The Company has elected to defer recognizing the effects of the Medicare Act in its December 31, 2003 and September 30, 2004 consolidated financial statements. Accordingly, the reported measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost do not include the effects of the Medicare Act. When issued, the specific authoritative literature on accounting for the federal subsidy could require the Company to revise its previously reported information.

(10)	Stock Option Plan

On May 3, 2000, the Company’s shareholders approved the Rome Bancorp, Inc. 2000 Stock Option Plan (the “Stock Option Plan”). The primary objective of the Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and an incentive to encourage such persons to remain with the Company.

Under the Stock Option Plan, 245,857 shares of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund the Stock Option Plan with treasury stock. Options under the plan may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. On June 28, 2000, 168,600 options were awarded at an exercise price of $4.96 per share. These options have a ten-year term and vest at a rate of 20% per year from the grant date. At September 30, 2004 and December 31, 2003 the remaining contractual life of these options was 5.75 periods and 6.75 periods, respectively.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

The following table presents the stock option activity for the nine month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001 (in thousands):

	Nine months ended September 30,				December 31,
	2004		2003		2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	119,560	$4.96	142,710	$4.96	142,710	$4.96	158,760	$4.96	168,600	$4.96
Exercised	(4,100)	4.96	(3,210)	4.96	(23,150)	4.96	(16,050)	4.96	(9,840)	4.96

Outstanding at end of year	115,460	4.96	139,500	4.96	119,560	4.96	119,560	4.96	158,760	4.96

Exercisable at end of year	81,740	$4.96	72,060	$4.96	52,120	$4.96	41,550	$4.96	23,880	$4.96

(11)	Recognition and Retention Plan

The Company’s shareholders approved the Rome Bancorp, Inc. 2000 Recognition and Retention Plan (“RRP”) on May 3, 2000. The purpose of the plan is to promote the long-term interests of the Company and its shareholders by providing a stock-based compensation program to attract and retain officers and directors.

During 2000, 52,800 shares were awarded under the RRP. The shares vest at a rate of 20% per year from the grant date. The fair market value of the shares awarded under the plan was $262,000 at the grant date, and is being amortized to compensation expense on a straight-line basis over the vesting periods of the underlying shares. Compensation expense of $39,000 was recorded in the first three quarters of both 2004 and 2003 and $52,000 during fiscal 2003 and 2002. The remaining unearned compensation cost is shown as a reduction of shareholders’ equity. The shares awarded under the RRP were transferred from treasury stock at cost with the difference between the fair market value on the grant date and the cost of the shares recorded as additional paid-in capital.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

(12)	Other Employee Benefits

The Company has a defined contribution 401(k) Savings Plan for all full time salaried employees. Employees are permitted to contribute up to 15% of base pay to the Savings Plan, subject to certain limitations. The Company matches 50% of each employee’s contributions up to a limit of 3% of the employee’s base pay.

Contributions to the defined contribution 401(k) Savings Plan were $54,000, $45,000, $63,000, $54,000 and $55,000 during the nine month periods ended September 30, 2004 and 2003, and for the fiscal years ended December 31, 2003, 2002 and 2001, respectively.

In connection with establishing the ESOP in 1999, the ESOP borrowed $933,000 from the Company to purchase 199,965 shares of the Company’s common stock. The loan bears interest at 8% and is payable in fifteen annual installments. At September 30, 2004 and December 31, 2003, 66,652 shares had been released or committed to be released and 133,313 remained as unallocated shares. The fair value of the unallocated shares on September 30, 2004 and December 31, 2003 was $3,653,000 and $4,141,000, respectively. The Company recognized compensation expense of $308,000, $207,000, $300,000, $192,000 and $131,000 during the nine month periods ended September 30, 2004 and 2003, and for the fiscal years ended December 31, 2003, 2002 and 2001, respectively, in connection with the ESOP.

(13)	Comprehensive Income

Comprehensive income represents net income and other comprehensive income (loss) which is the net change in the unrealized gains or losses on securities available-for-sale net of taxes. The following summarizes the components of other comprehensive income (loss) (in thousands):

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
Unrealized holding gains (losses) arising during the period	$(399)	$(15)	$139	$(123)	$432
Other than temporary write-down of securities	—	1,041	1,041	—	—
Reclassification adjustment for net realized gain included in net income	(126)	(93)	(348)	(132)	(47)

Other comprehensive income (loss), before tax	(525)	933	832	(255)	385
Deferred tax expense (benefit)	(210)	373	333	(101)	153

Other comprehensive income (loss), net of tax	$(315)	$560	$499	$(154)	$232

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

(14)	Commitments and Contingencies

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. Credit risk represents the accounting loss that would be recognized at the reporting date if obligated counterparties failed completely to perform as contracted. Market risk represents risk that future changes in market prices make financial instruments less valuable.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s evaluation of the customer’s financial position. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Substantially all commitments to extend credit, if exercised, will represent loans secured by real estate.

At September 30, 2004, December 31, 2003 and December 31, 2002 the Company was committed to originate mortgage and other loans of approximately $13,056,000, $9,519,000 and $9,296,000, respectively. Commitments under unused lines of credit and letters of credit were approximately $11,751,000, $9,074,000 and $6,739,000 at September 30, 2004, December 31, 2003 and December 31, 2002, respectively.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN No. 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others; An Interpretation of FASB Statements No. 5, 57 and 107 and recission of FASB Interpretation No. 34.” FIN No. 45 requires certain new disclosures and potential liability recognition for the fair value at issuance of guarantees that fall within its scope. Under FIN No. 45, the Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of these instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls its credit risk through credit approvals, limits, and monitoring procedures.

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Company.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

(15)	Earnings Per Share

The following summarizes the computation of earnings per share for the nine month periods ended September 30, 2004 and 2003 and the fiscal years ended December 31, 2003, 2002 and 2001 (in thousands except per share data):

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
Basic earnings per share:
Net Income available to common shareholders	$1,663	$1,091	$1,537	$2,485	$2,307

Weighted average basic shares outstanding	4,096	4,119	4,116	4,161	4,413

Basic earnings per share	$0.41	$0.26	$0.37	$0.60	$0.52

Diluted earnings per share:
Net Income available to common shareholders	$1,663	$1,091	$1,537	$2,485	$2,307

Weighted average basic shares outstanding	4,096	4,119	4,116	4,161	4,413
Effect of dilutive securities:
Stock options	99	107	108	98	80
Unearned compensation	9	11	11	14	13

Weighted average diluted shares outstanding	4,204	4,237	4,235	4,273	4,506

Diluted earnings per share	$0.40	$0.26	$0.36	$0.58	$0.51

(16)	Shareholders’ Equity and Regulatory Matters

The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank of New York. The amount of this reserve requirement, included in cash on hand, is $750,000 at September 30, 2004 and December 31, 2003.

The Company’s ability to pay dividends is primarily dependent upon the ability of its subsidiary bank to pay dividends to the Company. The payment of dividends by the Bank is subject to continued compliance with minimum regulatory capital requirements. In addition, regulatory approval is generally required prior to the Bank declaring dividends in an amount in excess of net income for that year plus net income retained in the preceding two periods.

The Company and the Bank are subject to various regulatory requirements administered by the federal banking agencies and the Bank is a federal savings bank regulated by the Office of Thrift

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

Supervision (OTS). The Company is a Delaware corporation and is regulated as a savings and loan holding company by the OTS. Prior to conversion to a federal charter on April 27, 2004, the Bank was a New York-chartered savings bank regulated by the New York State Banking Department and the Federal Deposit Insurance Corporation.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), established capital levels for which insured institutions are categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized.

As of August 23, 2004, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective actions. To be categorized as well capitalized, the Bank must meet the minimum ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category. Management believes, as of September 30, 2004 and December 31, 2003, that the Company and Bank meet all capital adequacy requirements to which they are subject.

The Board of Directors of Rome, MHC determines whether the MHC will waive or receive cash dividends declared by the Company each time the Company declares a cash dividend, which is expected to be on a quarterly basis. The MHC may elect to receive dividends and utilize such funds to pay expenses or for other allowable purposes. The OTS has indicated that it does not object to the waiver of cash dividends by the MHC subject to the following: (i) the MHC must restrict the Company’s retained earnings by the dollar amount of dividends waived by the MHC; (ii) the Bank notifies the OTS prior to paying any cash dividends to the Company if such a capital distribution becomes necessary; (iii) the Board of Directors of the MHC must ratify the determination that the dividend waiver is consistent with the director’s fiduciary duties to the members of the federally chartered mutual holding company. As of September 30, 2004, December 31, 2003 and 2002, the retained earnings of the Company that were restricted due to the dividend waiver by the MHC were $970,395, $0 and $0, respectively.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

The following is a summary of the Company’s and Bank’s actual capital amounts and ratios compared to the regulatory minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution under prompt corrective action provisions (dollars in thousands):

	Actual		Minimum capital adequacy requirements		To be classified as well-capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2004:
Total capital (to risk Weighted assets):
Company	$34,518	17.8%	15,539	>= 8%		N/A
Bank	28,023	14.4%	15,529	>= 8%	19,411	>=10%
Tier 1 Capital (to risk Weighted assets):
Company	35,110	18.1%	7,769	>= 4%
Bank	28,616	14.74%	7,764	>= 4%	11,647	>= 6%
Tier 1 Capital (to average assets):
Company	35,110	13.3%	7,902	>= 3%		N/A
Bank	28,616	10.82%	7,937	>= 3%	13,169	>=5%

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

	Actual		Minimum capital adequacy requirements		To be classified as well-capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total capital (to risk Weighted assets):
Company	$37,797	19.2%	15,760	>= 8%		N/A
Bank	34,392	17.5%	15,725	>= 8%	19,656	>= 10%
Tier 1 Capital (to risk Weighted assets):
Company	35,846	18.2%	7,880	>= 4%		N/A
Bank	32,441	16.5%	7,862	>= 4%	11,793	>= 6%
Tier 1 Capital (to average assets):
Company	35,846	13.7%	7,859	>= 3%		N/A
Bank	32,441	12.1%	8,025	>= 3%	13,375	>= 5%
As of December 31, 2002:
Total capital (to risk weighted assets):
Company	$38,995	21.2%	14,690	>= 8%		N/A
Bank	35,756	19.7%	14,516	>= 8%	18,145	>= 10%
Tier 1 Capital (to risk weighted assets):
Company	37,265	20.3%	7,345	>= 4%		N/A
Bank	34,025	18.8%	7,258	>= 4%	10,887	>= 6%
Tier 1 Capital (to average assets):
Company	37,265	14.9%	7,504	>= 3%		N/A
Bank	34,025	13.6%	7,485	>= 3%	12,475	>= 5%

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

Following is a reconciliation of Rome Bancorp’s GAAP capital to regulatory Tier 1 capital:

	September 30, 2004	December 31,
		2003	2002
Consolidated GAAP capital	$35,588	$36,639	$36,193
Less: Unrealized gains on available-for-sale securities, net of tax	478	793	294
Plus: unrealized loss on available-for-sale equity securities	—	—	1,366

Tier 1 Capital	$35,110	$35,846	$37,265

Plus: Allowance for loan losses	1,911	1,809	1,730
Allowed unrealized gain on available-for-sale securities	358	142	—
Less: Real estate held for investment	348	—	—

Other investments required to be deducted	2,513	—	—

Total Regulatory Capital	$34,518	$37,797	$38,995

(17)	Fair Value of Financial Instruments

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

Cash and cash equivalents: For these short-term instruments that generally mature in ninety days or less. The carrying value approximates fair value.

Securities: Fair values of securities are based on exchange quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar instruments.

Loans: The fair values for all loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating. The carrying amount of accrued interest receivable approximates its fair value.

Deposits: The fair values of demand deposits (interest and non-interest checking) savings accounts and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposits, are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

Off-balance-sheet instruments: Fair values for the Company’s off-balance-sheet instruments (lines of credit and commitments to fund loans) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.

Borrowing: Fair values of long-term borrowings are estimated using a discounted cash flow approach, based on current market rates for similar borrowings. The fair value of accrued interest approximates carrying value.

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

The estimated carrying values and fair values of the Company’s financial instruments are as follows (in thousands):

	September 30, 2004		December 31,
			2003		2002
	Carrying amount	Fair Value	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	$7,128	$7,128	$14,055	$14,055	$15,698	$15,698
Securities available for sale	18,766	18,766	26,328	26,328	40,441	40,441
Securities held to maturity	2,134	2,149	2,790	2,844	2,766	2,880
Loans, net	223,567	223,763	207,656	210,697	181,564	187,015
Accrued interest receivable	1,143	1,143	1,205	1,205	1,398	1,398
Financial liabilities:
Non-interest bearing deposits	26,971	26,971	27,054	27,054	25,024	25,024
Interest bearing deposits	180,604	180,246	176,136	176,710	169,900	170,750
Borrowings	15,080	14,812	18,090	18,303	14,920	15,193

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(18)	Parent Company Only Financial Statements

Presented below is the condensed balance sheet of the Company only as of September 30, 2004, December 31, 2003 and December 31, 2002 and statement of income and statement of cash flows for the nine month period ended September 30, 2004 and 2003 and the years ended 2003, 2002 and 2001(in thousands):

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

	September 30, 2004	December 31,
		2003	2002
Condensed Balance Sheet
Assets:
Cash and due from banks	$5,135	$2,189	$183
Investment in subsidiary bank	29,093	33,234	35,140
Loan receivable from ESOP	640	690	734
Other assets	728	817	569

Total assets	$35,596	$36,930	$36,626

Total liabilities	$8	$291	$433
Total shareholders’ equity	35,588	36,639	36,193

Total liabilities and shareholders’ equity	$35,596	$36,930	$36,626

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
Condensed Statement of Income
Interest income	$64	$56	$79	$70	$165
Dividends from subsidiary bank	6,000	4,500	4,500	1,600	2,550

Total operating income	6,064	4,556	4,579	1,670	2,715

Other operating expenses	218	281	294	305	315

Net income before income taxes and dividends in excess of net income/equity in undistributed income of subsidiary bank.	5,848	4,276	4,285	1,365	2,400
Income tax benefit	—	—	—	—	54
(Dividends in excess of net income)/equity in undistributed income of subsidiary bank	(4,183)	(3,185)	(2,748)	1,120	(147)

Net income	$1,663	$1,091	$1,537	$2,485	$2,307

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

	September 30,		December 31,
	2004	2003	2003	2002	2001
Condensed Statement of Cash Flows
Operating activities:
Net income	$1,663	$1,091	$1,537	$2,485	$2,307
Adjustments to reconcile net income to cash provided by operating activities:
Dividends in excess of net income (equity in undistributed income) of subsidiary bank	4,183	3,185	2,748	(1,120)	147
Decrease (increase) in other assets	80	81	(164)	(14)	1,414
(Decrease) increase in other liabilities	(284)	2	(142)	385	(639)
Tax benefit from exercise of stock options	39	—	116	28	17

Net cash provided by operating activities	5,681	4,359	4,095	1,764	3,246

Investing activities:
Decrease in loan to ESOP	50	33	44	41	38

Net cash provided by investing activities	50	33	44	41	38

Financing activities:
Purchase of treasury stock	(2,046)	(682)	(1,028)	(1,894)	(3,670)
Dividends	(760)	(922)	(1,226)	(1,013)	(841)
Exercise of stock options	21	12	121	76	49

Net cash used in financing activities	(2,785)	(1,592)	(2,133)	(2,381)	(4,462)

Net increase (decrease) in cash and cash equivalents	2,946	2,800	2,006	(1,026)	(1,178)
Cash and cash equivalents at beginning of year	2,189	183	183	1,209	2,387

Cash and cash equivalents at end of year	$5,135	$2,983	$2,189	$183	$1,209

(19) –	Plan of Conversion and Reorganization (unaudited)

On November 11, 2004, the Boards of Directors of Rome, MHC (the “Mutual Holding Company”), the Company and The Rome Savings Bank (the “Bank”) (collectively, “Rome”) unanimously adopted a Plan

ROME BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Nine months ended September 30, 2004 and 2003

and Years ended December 31, 2003, 2002 and 2001

(Information with respect to the nine month periods ended September 30, 2004 and 2003 is unaudited)

of Conversion and Agreement and Plan of Reorganization (the “Plan of Conversion”), under the terms of which Rome will undertake a “second-step” conversion, and the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. The MHC owns approximately 61.5% of the common stock of the Company.

Pursuant to the Plan of Conversion: (i) the Bank will become a wholly owned subsidiary of a to-be-formed Delaware corporation (“New Holding Company”), (ii) the shares of common stock of the Company held by persons other than the Mutual Holding Company (whose shares will be canceled) will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iii) the New Holding Company will offer and sell shares of its common stock to members of the Mutual Holding Company, shareholders of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion. The highest priority will be depositors with qualifying deposits as of September 30, 2003.

The transactions contemplated by the Plan of Conversion are subject to approval of the Company’s shareholders, the members of the Mutual Holding Company and regulatory agencies. The Company anticipates that the transactions will be completed in the first quarter of the 2005 calendar year. After the conversion, the Bank’s deposits will continue to be insured by the Federal Deposit Insurance Corporation and the Bank and the New Holding Company will be regulated by the Office of Thrift Supervision. Depositors will continue to hold accounts in the Bank identical as to dollar amount, rate of return and general terms (other than voting and liquidation rights). Borrowers’ loans will be unaffected by the conversion and will remain contractually fixed as they existed prior to the conversion. The normal business of the Bank is accepting deposits and making loans and will continue without interruption in its existing offices.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Our affairs and the affairs of Rome Savings, Rome, MHC or Rome Bancorp may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

[Logo]

(Proposed Holding Company for Rome Savings)

Up to 6,382,500 Shares of Common Stock for Sale

PROSPECTUS

Ryan Beck & Co., Inc.

                    , 2005

Until the later of                      or 25 days after commencement of the stock offering, all dealers effecting transactions in these securities, whether or not participating in this stock offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NEW ROME BANCORP, INC.

Cross Reference Sheet showing location in the Prospectus of information required by Items of Form S-1:

	Registration Statement Item and Caption	Location or Headings in Prospectus
1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Outside Front Cover Page

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages

3.	Summary Information and Risk Factors	Summary; Risk Factors

4.	Use of Proceeds	Summary–How We Intend to Use the Proceeds from the Stock Offering; How We Intend to Use the Proceeds from the Stock Offering

5.	Determination of Offering Price	Summary–How We Determined the Offering Range and the $10.00 Price Per Share; The Conversion and Stock Offering–Stock Pricing and Number of Shares to be Issued

6.	Dilution	Not Applicable

7.	Selling Security Holders	Not Applicable

8.	Plan of Distribution	Summary–Persons Who May Order Stock in the Stock Offering; The Conversion and Stock Offering–Subscription Offering and Subscription Rights, Community Offering and Syndicated Community Offering, Plan of Distribution; Selling Agent Compensation

9.	Description of Securities to be Registered	Description of Capital Stock of New Rome Bancorp

10.	Interests of Named Experts and Counsel	Not Applicable

11.	Information with Respect to the Registrant	Outside Front Cover Page; Summary–The Companies; Summary–Benefits to Management and Potential Dilution to Stockholders Resulting from the Offering; Selected Consolidated Financial and Other Data; Our Policy Regarding Dividends; Market for the Common Stock; Bank Regulatory Capital Compliance; Holding Company Capitalization; Pro Forma Data; Management’s Discussion and Analysis of Financial Condition and Results of Operations; Business of Rome Bancorp and Rome Savings; Business of New Rome Bancorp; Regulation; Taxation; Management; The Conversion and Stock Offering; Description of Capital Stock of New Rome Bancorp; Financial Statements

12.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Not Applicable

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.(1)

OTS Application for Conversion and H-(e)1-S fee	$12,000
SEC registration fee(1)	14,036
Nasdaq National Market Listing and Annual Fee(1)	47,500
NASD Filing Fee(1)	5,450
Printing, postage and mailing	313,514
Legal fees (including Blue Sky) and expenses	550,000
Accounting fees and expenses	200,000
Appraiser’s fees and expenses	65,000
Business plan fee	17,500
Marketing fees, selling commissions, and underwriter’s expenses (including counsel fees)(2)	705,000	*
Conversion agent fees and expenses	40,000	(1)
Certificate printing	5,000
Miscellaneous	5,000

TOTAL	$1,980,000

*	Fees are estimated, except where indicated.

(1)	Based on 11,925,874 shares of common stock at $10.00 per share.

(2)	Includes legal fees of $100,000 for Patton Boggs, LLP.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation of a director, officer, employee or agent of another

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corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article X of the Certificate of Incorporation of the Registrant provides that a director shall not be personally liable to the Registrant or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article X, Section 2 of the Registrant’s Certificate of Incorporation requires the Registrant, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Registrant, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant.

Article X, Section 11 also empowers the Registrant to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether or not the Registrant would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation; provided that such insurance is available on acceptable terms as determined by a vote of the Board of Directors. The Registrant is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the Certificate of Incorporation. The Registrant expects to purchase directors’ and officers’ liability insurance consistent with the provisions of the Certificate of Incorporation as soon as practicable.

Item 15.	Recent Sales of Unregistered Securities.

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits. (Filed herewith unless otherwise noted)

1.1	Engagement Letter dated December 2, 2004, between Rome Bancorp, Inc., Rome, MHC, The Rome Savings Bank and Ryan Beck & Co., Inc.

1.2	Form of Agency Agreement between Rome Bancorp, Inc. and Ryan Beck & Co., Inc.*

2.1	Amended and Restated Plan of Conversion and Agreement and Plan of Reorganization.

3.1	Certificate of Incorporation of New Rome Bancorp, Inc.

3.2	Bylaws of New Rome Bancorp, Inc.

4.1	Form of Stock Certificate of New Rome Bancorp, Inc.

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5.1	Form of Opinion of Thacher Proffitt & Wood LLP regarding legality of securities to be registered.

8.1	Form of Opinion of Thacher Proffitt & Wood LLP regarding federal and state tax matters.

8.2	Letter from RP Financial, LC regarding subscription rights.

10.1	Form of Employee Stock Ownership Plan of Rome Bancorp, Inc. (1)

10.2	Amendment No. 1 to Employee Stock Ownership Plan of Rome Bancorp, Inc.

10.3	Amendment No. 2 to Employee Stock Ownership Plan of Rome Bancorp, Inc.

10.4	Form of Executive Employment Agreement by and between Charles M. Sprock and Rome Bancorp, Inc. (1)

10.5	Form of One Year Change in Control Agreement by and among certain officers and Rome Bancorp, Inc. and The Rome Savings Bank.

10.6	Form of Employment Agreement between New Rome Bancorp, Inc. and Charles M. Sprock.

10.7	Form of Employment Agreement between The Rome Savings Bank and Charles M. Sprock.

10.8	Rome Bancorp, Inc. 2000 Stock Option Plan. (1)

10.9	Rome Bancorp, Inc. 2000 Recognition and Retention Plan. (1)

10.10	Form of Benefit Restoration Plan of Rome Bancorp, Inc. (1)

10.11	The Rome Savings Bank Deferred Compensation Plan.

21.1	Subsidiaries of the Registrant.

23.1	Consent of Thacher Proffitt & Wood LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.2	Consent of KPMG LLP.

23.3	Consent of RP Financial, LC.

24.1	Powers of Attorney (included in Signature Page of this Registration Statement).

99.1	Appraisal Report of RP Financial, LC (filed in paper format only).

99.2	Form of marketing materials to be used in connection with the offering.*

99.3	Special Meeting Proxy Statement.

99.4	Special Meeting Proxy Statement of Rome, MHC.

*	To be filed by amendment.

(1)	Incorporated by reference to Rome Bancorp, Inc.’s Form SB-2 (Registration No. 333-80487), filed with the Commission on June 11, 1999, as amended.

(2)	Incorporated by reference to Rome Bancorp, Inc’s Proxy Statement on Schedule 14A, filed with the Commission on April 5, 2000 and amended on April 2, 2001.

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(b)	Financial Statement Schedules.

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant

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pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Rome, State of New York, on December 14, 2004.

New Rome Bancorp, Inc.

/s/ Charles M. Sprock
By: Charles M. Sprock
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles M. Sprock, as their true and lawful attorney-in-fact in any and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-1 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Charles M. Sprock Charles M. Sprock	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 14, 2004

/s/ David C. Nolan David C. Nolan	Treasurer and Chief Financial Officer (Principal Financial Officer)	December 14, 2004

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Name	Title	Date

/s/ Bruce R. Engelbert Bruce R. Engelbert	Director	December 14, 2004

/s/ David C. Grow David C. Grow	Director	December 14, 2004

/s/ Kirk B. Hinman Kirk B. Hinman	Director	December 14, 2004

/s/ T. Richard Leidig T. Richard Leidig	Director	December 14, 2004

/s/ Richard H. McMahon Richard H. McMahon	Director	December 14, 2004

/s/ Michael J. Valentine Michael J. Valentine	Director	December 14, 2004

/s/ Marion C. Scoville Marion C. Scoville	Director	December 14, 2004

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